As filed with the Securities and Exchange Commission on September 22, 2009

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

WALTER INVESTMENT MANAGEMENT CORP.
(Exact Name Of Registrant As Specified In Governing Instruments)

3000 Bayport Drive, Suite 1100
Tampa, FL 33607
(813) 421-7600
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

STUART D. BOYD, Esq.
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, FL 33607
(813) 421-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

RICHARD A. DENMON, Esq. Carlton Fields, P.A. Corporate Center Three 4221 W. Boy Scout Boulevard Tampa, Florida 33607 Tel (813) 223-7000 Fax (813) 229-4133	JAY L. BERNSTEIN, Esq. ANDREW S. EPSTEIN, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐          .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐          .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐          .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Securities	Aggregate	Registration
to be Registered	Offering Price(1)(2)	Fee(3)
Common Stock, $0.01 par value per share	$86,250,000	$4,812.75

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(2)	Includes common stock issuable to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,
DATED SEPTEMBER 22, 2009

           Shares

WALTER INVESTMENT MANAGEMENT CORP.

Common Stock

Walter Investment Management Corp., a Maryland corporation, is a mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged residential loans. We seek to maximize the value of the residential loans that we service, hold, or may acquire through loan modification programs, differentiated servicing and other initiatives focused on keeping borrowers in their homes or maximizing recovery rates when that is not possible. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation.

We are offering           shares of our common stock. Our common stock is listed for trading on the NYSE Amex under the symbol “WAC”. The closing price of our common stock on the NYSE Amex on          , 2009 was $      per share.

We are qualified to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock.”

The underwriters have an option to purchase a maximum of           additional shares to cover over-allotment of shares.

Investing in our common stock involves certain risks. You should carefully consider the “Risk Factors” beginning on page 15 of this prospectus before investing in our common stock.

Underwriting
	Price to	Discounts and	Proceeds
	Public	Commissions	to Us

Per share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about          , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	SunTrust Robinson Humphrey

The date of this prospectus is September 22, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted and this prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of the shares would be unlawful. The information contained in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates, regardless of the time of their delivery or the sale of any of our common stock.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information set forth under “Risk Factors,” and “A Note About Forward-Looking Statements,” as well as our financial statements and the related notes appearing elsewhere in this prospectus and the information incorporated by reference, before you decide to invest in our common stock. Unless otherwise indicated, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $      per share, which is the last reported sales price per share on the NYSE Amex, on          , 2009, and (ii) no exercise by the underwriters of their over-allotment option to purchase up to an additional           shares of our common stock.

As used in this prospectus, unless the context otherwise requires or it is otherwise indicated, references to “Walter Investment,” “we,” “our,” “us,” or “the Company,” refers to Walter Investment Management Corp. and its subsidiaries, references to “residential loans” refer to residential mortgage loans and residential retail instalment agreements, references to “borrowers” refer to borrowers under our residential mortgage loans and instalment obligors in our residential retail instalment agreements, and references to “REO” refer to real estate owned by the Company.

THE COMPANY

Overview

We are a mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged residential loans primarily in the southeastern United States. We operate as an internally managed, publicly traded real estate investment trust, or REIT.

Our business, headquartered in Tampa, Florida, was established in 1958 as the financing segment of Walter Industries, Inc. (now known as Walter Energy, Inc., or Walter Energy), a diversified company historically operating in the natural resources, financing and homebuilding segments. Throughout our history, we purchased residential loans originated by Walter Energy’s homebuilding affiliate, Jim Walter Homes, Inc., or JWH, originated and purchased residential loans on our own behalf, and serviced these residential loans to maturity. Over the past 50 years, we have developed significant expertise in servicing credit-challenged residential loans through our differentiated long-term relationship-based approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where our borrowers reside. Currently, we employ over 210 professionals and service over 35,000 individual residential loans. As of June 30, 2009, our residential loan portfolio had a total outstanding principal balance of $1.9 billion with a net book value as of such date of $1.7 billion.

We have historically funded our residential loans through the securitization market. As of June 30, 2009, we had nine separate non-recourse securitizations outstanding, with an aggregate of $1.3 billion of outstanding debt, which fund $1.4 billion of residential loans, net of allowance for loan losses and REO. Approximately $347.0 million of our residential loans were unencumbered as of June 30, 2009, while our stockholders’ equity as of such date as determined based on generally accepted accounting principles, or GAAP, was $510.5 million.

Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. We seek to achieve this objective through maximizing income from our existing residential loan portfolio and in future investments in performing, sub-performing and non-performing residential loans. For the three months ended June 30, 2009, we generated income before income taxes of $8.6 million. On August 31, 2009, we paid a quarterly dividend of $0.50 per share.

We believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to acquire subprime, non-conforming and credit-challenged residential loans. More specifically, we believe that events in the financial markets have created significant dislocation between price and intrinsic value in certain of these asset classes and that attractive investment opportunities will be available in our target assets for a number of years. We also believe that our in-depth understanding of residential real estate and real estate-related investments (especially in our target assets), coupled with our underwriting and loan servicing capabilities, will enable us to acquire assets with attractive in-place cash flows and achieve meaningful capital appreciation over time.

Our senior management team has a long track record and extensive experience managing and investing in residential loans and real estate-related investments through a variety of credit cycles and market conditions. Our senior management team has an average of over 30 years of experience in real estate investing and financing, with significant experience in distressed sub-performing and non-performing residential loans and REO properties, with an average tenure of approximately 19 years at the Company or its predecessor entities.

Although we have been in operation since 1958, we substantially revised our business structure on April 17, 2009, when we completed the spin-off of our business from Walter Energy and merged with Hanover Capital Mortgage Holdings, Inc., or Hanover, which operated until the merger as a REIT focused on the residential loan and residential mortgage-backed securities sector. The spin-off and merger are described elsewhere in this prospectus. See “See Management’s Discussion and Analysis of Financial Condition and Results of Operation — Executive Summary — The Business”.

Our Platform

Subprime mortgage servicing involves challenges not usually present in prime servicing. Over the past 50 years, we have developed best practices to service residential loan portfolios, which include subprime mortgages, in order to mitigate losses, and we continue to refine and enhance these practices to meet the challenges posed by the current market.

Our servicing organization, which is led by seasoned employees averaging over 25 years in the servicing industry, as well as at the Company or its predecessor entities, is structured geographically into seven regional divisions with field-servicing representatives located in approximately 80 locations dispersed throughout our southeastern United States footprint. The geographic dispersion of our field representatives allows for meaningful, face-to-face contact with our borrowers. Our differentiated servicing reflects a long-term, relationship-based approach whereby the local field-servicing representatives are involved in virtually all aspects of the servicing and loss-mitigation functions, including evaluating the collateral as part of the underwriting process, collections, inspections, informal credit counseling, foreclosures and evictions, as well as marketing and sales of foreclosed properties. Our call center, located in Texas, acts as a support function for our field personnel, which practice is unlike that of the typical servicer which utilizes a call center as its primary method of contacting borrowers. This allows our field-servicing representatives to perform more “on the ground” functions in high volume areas.

Our proactive measures are designed to prevent borrowers from becoming delinquent and to encourage borrowers who become delinquent to begin paying again on their loans and avoid foreclosure. In the current environment, loan modifications often provide a better outcome for lenders than do foreclosures or forbearance plans. Our objective is to keep more borrowers in their homes and avoid foreclosures whenever practical. We believe that this core philosophy is best accomplished through our high-touch approach to servicing.

We have a fully integrated in-house underwriting process, which includes a credit review and underwriting of the borrower, an appraisal of the collateral value securing the residential loan, and other quality control procedures performed by our personnel. Our underwriting process places a high degree of emphasis on a borrower’s employment stability, income and ability to pay, as measured by housing expense-to-income and total debt-to-income ratios. In conjunction with this underwriting, we also independently verify the borrower’s employment and income in most instances, with evaluation of collateral performed internally for each residential loan. Through our merger with Hanover, we supplemented our strong existing underwriting expertise with a broad range of loan sale and valuation advisory capabilities as well as established sourcing relationships.

We believe that our low delinquency rate of 5.06% of our total residential loan portfolio outstanding at June 30, 2009, and our high recovery rate on foreclosed residential loans of 81.0% for the quarter ended

June 30, 2009, compare favorably to other industry participants. We also believe that our strong credit-oriented underwriting process and differentiated servicing capabilities will enable us to continue to maximize returns from our existing residential loan portfolio as well as position us to compete effectively on loan portfolios that we may seek to acquire in the future.

Our Existing Residential Loan Portfolio

Our existing portfolio, as of June 30, 2009, consists of over 35,000 residential loans with an outstanding principal balance of $1.9 billion. These loans were originated and acquired primarily from JWH, which constructed homes typically on individual lots owned by the borrower. In most cases, the borrower was further responsible for completing the wall and floor coverings, landscaping, driveways and utility connections, thereby contributing additional value to the home which is not reflected in the underwriting estimate of loan-to-value, or LTV, at origination. At June 30, 2009, our portfolio exhibited the following characteristics:

•	Our loans were secured by homes located throughout the southeastern United States, with the highest concentrations in Texas (34%), Mississippi (15%), Alabama (9%), Louisiana (7%) and Florida (6%).

•	These homes were generally located outside major markets and, as a result, we believe are less affected by the volatility that has characterized the broader housing market.

•	Approximately 98% of our portfolio was comprised of traditional fixed-rate mortgages, primarily secured by owner occupied, single-family homes.

•	Approximately 95% of our portfolio loan balance was current, with only 2.7% 90 or more days delinquent.

•	Approximately 55% of our loans were originated in 2004 or earlier and fewer than 12% were originated after 2007.

•	The weighted-average Fair Isaac Corporation, or FICO, score of our borrowers was 581 and the weighted-average LTV at origination was 89%.

•	The weighted-average coupon on our residential loan portfolio was 9.13% and the weighted-average effective yield for the three months ended June 30, 2009 was 10.47%.

Our Investment Strategy and Target Assets

We intend to purchase primarily residential loans in the secondary market, including: (i) in connection with liquidations by the Federal Deposit Insurance Corporation, or FDIC, of portfolios of mortgage loans of failed depository institutions, and (ii) from other owners of those assets, such as mortgage banks, commercial banks, savings and loan associations, credit unions, insurance companies and government sponsored enterprises, or GSEs, such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac. We have approached financial institutions with residential loan portfolios located within our geographic footprint in an effort to explore acquisition opportunities. We have also completed the qualification process to become a bidder with the FDIC and will actively evaluate its portfolios and participate in auctions and other structured sale transactions of assets that best fit our investment and servicing criteria. We may acquire these residential loans with seller financing or other forms of leverage.

In addition to purchasing groups of individual residential loans, we may make investments in groups or pools of residential loans in which we own a partial interest. In these cases, we may make co-investments in assets along with either existing owners or other investors. We may also enter into arrangements with owners of residential loans whereby we service the portfolio for a fee, which may be in excess of typical servicing fees, some of which may be contingent upon portfolio performance. We may eventually sell or securitize the residential loans that we acquire, or hold them in our residential loan portfolio until their maturity.

Based on our historical experience and expertise, and our existing high-touch servicing platform which was designed to service subprime, non-conforming and credit-challenged residential loans, we expect that a substantial portion of the loans we acquire will be distressed loans. We also intend to target loans that are generally similar to those that we currently own, including loans that are secured by mortgages on owner-occupied, single-family residences located within our geographic footprint in the southeastern United States with initial loan amounts below $300,000. We expect to acquire such loans at a discount to their unpaid principal balances. We will seek to maximize cash flows and the values of these loans through loan modification programs, differentiated servicing and other techniques focused on keeping borrowers in their homes or maximizing the recoveries realized when that is not possible.

In acquiring loans and loan portfolios, we will focus on the following:

•	Capitalizing on our extensive underwriting experience and market analytics to identify investments with pricing dislocations and attractive risk-return profiles, in our geographic footprint, that can be purchased at meaningful discounts to our estimates of intrinsic value;

•	Creating capital appreciation opportunities by improving the performance of sub-performing or non-performing residential loans through repositioning, restructuring and active management of those assets;

•	Structuring transactions with a prudent amount of leverage, if any, given the risk of the underlying assets’ cash flows, while attempting to match the structure and duration of any financing with the underlying assets’ cash flows, including the use of hedges, as appropriate;

•	Leveraging our experience and professional relationships in regulatory and banking circles.

Our investment strategy is dynamic and flexible, which enables us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the region in which we operate. We believe that this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities and we believe that our investment strategy will position us to generate attractive long-term returns for our stockholders in a variety of market conditions.

Our Financing and Hedging Strategy

We have historically funded our residential loans through the securitization market. As of June 30, 2009, we had nine separate non-recourse securitizations outstanding, with an aggregate of $1.3 billion of outstanding debt, which fund $1.4 billion of residential loans, net of allowance for loan losses and REO. Although structured legally as sales, these securitizations are accounted for as financings in our financial statements. Accordingly, the residential loans and mortgage-backed debt in these securitizations are reflected on our balance sheet. The mortgage-backed debt is non-recourse and not cross-collateralized and therefore must be satisfied exclusively from the proceeds of the residential loans and REO held in each securitization trust. This non-recourse debt is term funded, low cost, and fixed rate with an aggregate advance rate against the book value of the encumbered assets of 94.8% as of June 30, 2009. The remaining $347.0 million of residential loans are unencumbered and financed from our stockholders’ equity at June 30, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources: for a more detailed description of our securitizations and other sources of financing.

While we believe that, in the current environment, we can achieve attractive yields on newly acquired assets on an unleveraged basis, we may use prudent amounts of leverage to increase potential returns to our stockholders. We are not currently required to maintain any specific debt-to-equity ratio and we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets. Our leverage ratio has fluctuated and we expect it to continue to fluctuate from time to time based upon, among other things, our assets, market conditions and the availability of and conditions of financings.

Potential sources of leverage may include repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term collateralized mortgage obligations, or CMOs, and other forms of term debt, in addition to transaction- or asset-specific financing arrangements. Current market conditions have adversely affected the cost and availability of financing from each of these sources, and their individual providers, to varying degrees. However, we believe that, in the future, other sources of financing may become available at affordable terms.

For example, the FDIC has indicated that in conjunction with its liquidation of failed depository institution assets it may provide or guarantee debt financing to facilitate purchases.

We also may, from time to time, subject to maintaining our qualification as a REIT, utilize derivative financial instruments, including, among others, interest rate swaps, interest rate caps, and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Market Opportunities

We believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to acquire subprime, non-conforming and credit-challenged residential loans and that, especially within our geographic footprint of the southeastern United States, there are unique opportunities to acquire these distressed residential loans at significant discounts to their unpaid principal balances. Market prices of residential loans have declined significantly during the current economic downturn due, in large part, to increasing rates of borrower defaults, falling values of real estate collateral and a general lack of liquidity. Many depository institutions and other holders of portfolios of distressed residential loans in the United States are under financial duress and may be motivated to sell these loans directly or through recently announced government programs. In particular, we believe that the FDIC will provide attractive investment opportunities in residential loans through liquidations of the assets of failed depository institutions for which it is appointed receiver. According to the FDIC, as of September 13, 2009, 92 depository institutions have failed in 2009 (30% of which were headquartered in the southeastern United States), with approximately $100 billion in combined assets. In 2008, 25 depository institutions failed, with approximately $373 billion in combined assets, as compared to 2007 in which only three banks failed, with approximately $2.6 billion in combined assets. The FDIC has begun disposing of failed banks’ assets primarily through open auctions, a process similar to that utilized during the Resolution Trust Corporation era of 1989-1995.

As market conditions have continued to evolve, we believe that we are in a position to take advantage of these opportunities. The majority of the large national and regional banks have now satisfied the government-mandated stress test and have raised additional capital. While this may have provided these financial institutions with near-term capital flexibility, we believe that they still have significant distressed assets and we believe will take steps to mitigate their exposure through future sales of these assets. Many smaller and mid-sized banks are now also facing increased pressure to address their problem assets. Against this landscape, the FDIC is accelerating its pace in dealing with many of the over 400 troubled banks on its watch list, which have over $300 billion in assets.

Our Business Strengths

The following areas represent our business and industry strengths:

•	Experienced Management Team with Significant Operating Experience. Our business was established in 1958 to acquire, originate and service mortgage assets. Our senior management team has a long track record and extensive experience managing and investing in residential loans and real estate-related investments through a variety of credit cycles and market conditions. The members of our senior management team have an average of over 30 years of experience in real estate investing and financing, including significant experience in distressed sub-performing and non-performing residential loans and REO properties, with an average tenure of approximately 19 years at the Company or its predecessor entities.

•	Robust Existing Residential Loan Portfolio. Our existing residential loan portfolio is geographically dispersed across the southeast region of the United States, and was originated through consistent and disciplined underwriting. With a weighted-average yield of 10.47% on our entire residential loan portfolio for the three months ended June 30, 2009 and $347.0 million of unencumbered assets at June 30, 2009, our portfolio is generating strong cash flow.

•	Differentiated Servicing Capabilities. Over the past 50 years, we have developed a differentiated servicing platform focused on the demographics and credit profiles of our borrowers. Our servicing organization, which is led by seasoned employees averaging over 24 years in the servicing industry, is structured to allow for meaningful, high-touch contact with our borrowers. We believe that this differentiated servicing approach is a primary reason for the relatively low delinquency rates and relatively high recovery rates in our existing portfolio.

•	Disciplined, Credit-Oriented Investment Approach. We have a fully integrated in-house credit-oriented investment approach, with extensive experience in underwriting, conducting due diligence and valuing real estate and real estate-related assets, including the asset classes in which we intend to invest. Through our merger with Hanover, we further broadened our valuation and underwriting capabilities. The foundation of our underwriting platform is our in-depth, bottom-up asset level evaluation using rigorous quantitative and qualitative analysis. We believe that our credit-oriented investment focus, along with our knowledge of the southeastern United States market, provides an advantage relative to many of our competitors and enables us to better identify attractive investment opportunities and assess the performance, risk and returns that we can expect from any particular investment. As the pace of bank failures increases, we believe that the FDIC and other government agencies will likely value participants who can purchase loans in scale on an accelerated timetable and on a highly reliable basis in order to reduce loan backlog and closing risk. In addition, we believe that our underwriting, credit, financing and asset management experience should enable us to generate attractive risk-adjusted returns by expeditiously resolving performance issues associated with the loans that we acquire from the FDIC and others through work-outs, refinancings, negotiated repayments with borrowers or foreclosures and subsequent sales of the underlying properties.

•	Strategic Relationships and Access to Deal Flow. Our senior management and business development teams have long-standing relationships with government agencies, real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and other strategic partners. We believe these relationships will provide us with insight into attractive investment opportunities, especially in our geographic footprint, which may provide us with a competitive advantage not available to our competitors.

Insurance Business

Two of our subsidiaries, Best Insurors, Inc., or Best, and Walter Investment Reinsurance Co., Ltd., or WIRC, are in the insurance business. Best is an insurance agency based in Florida and derives most of its revenue from a 20% commission for securing fire and extended insurance coverage for borrowers of our residential loans. Coverage is placed through American Modern Insurance Group, or AMIG, a third party and subsidiary of Munich RE. AMIG has a quota share arrangement with our WIRC, an insurance company based in Bermuda. As part of the quota share arrangement, WIRC receives 70% of the premium revenue and risk of loss on the voluntary program and 100% of the premium revenue and risk of loss on the force-placed program. In addition to their 30% share on the voluntary program, AMIG receives a 15% fronting fee to serve as the licensed insurance provider. To minimize its exposure to catastrophic losses, WIRC has a reinsurance policy with Munich Re. The policy has a $2.5 million deductible per occurrence with an aggregate limit of $10.0 million. We also have a $10.0 million facility provided by Walter Energy to cover catastrophic hurricane losses. This facility expires April 2011. Gross written premiums for the year ended December 31, 2008 were $11.7 million.

Summary of Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	Continued weakness in the mortgage market may hinder our ability to acquire assets and implement our growth plans and could negatively affect our results, including causing credit and market value losses related to our holdings.

•	We have limited experience operating as a stand-alone publicly traded REIT and therefore may have difficulty in successfully and profitably operating our business.

•	We may not be successful in achieving our growth objectives.

•	Failure to procure adequate capital and funding on favorable terms, or at all would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends to you.

•	We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

•	We may leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution to you.

•	Certain of our existing financing facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

•	The repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements that we may use to finance our investments may contain other restrictions, covenants, and representations and warranties that restrict our operations or may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

•	Our current and possible future use of CMO financings with over-collateralization requirements may have a negative impact on our cash flow.

•	Our failure to effectively service our portfolio of residential loans would materially and adversely affect us.

•	Residential loans are subject to risks, including borrower defaults or bankruptcies, special hazard losses, declines in real estate values, delinquencies and fraud.

•	Economic conditions in Texas, Louisiana, Mississippi, Alabama and Florida may have a material impact on our profitability because we conduct a significant portion of our business in these markets.

•	Natural disasters and adverse weather conditions could disrupt our business and adversely affect our results of operations.

•	We may be subject to liability for potential violations of predatory lending and/or servicing laws, which could adversely impact our results of operations, financial condition and business.

•	We may not realize expected income from our portfolio.

•	Increases in interest rates could negatively affect the value of our portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to you.

•	In seeking to qualify for an exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act, our ability to make certain investments will be limited, which also may reduce our returns.

•	Our failure to qualify as a REIT would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	Economic recovery may increase the price at which banks and other originators are willing to sell distressed mortgage loans, thereby limiting our ability to invest in assets at a significant discount from their perceived intrinsic value.

Our Structure

Our primary subsidiary and operating entity is Walter Mortgage Company, LLC, or WMC, from which we operate our residential loan business. Our securitization trusts are held either directly by WMC or indirectly by Mid-State Capital, LLC. Hanover SPC-A, Inc. also holds a CMO that was acquired as part of the merger with Hanover. All of our taxable REIT subsidiaries, or TRSs, are held by Walter Investment Holding Company, a Delaware corporation, which is itself a TRS, and one of our wholly owned subsidiaries. Hanover Capital Partners 2, Ltd. and its subsidiary, Hanover Capital Securities, Inc., include our mortgage advisory and valuation businesses. Our insurance operations consist of Best Insurors, Inc., and Walter Investment Reinsurance Company.

Dividend Policy

As a REIT, we are required to have declared dividends amounting to at least 90% of our net taxable income (excluding net capital gains) for each year by the time our U.S. federal tax return is filed. Therefore, as a REIT we generally passes through substantially all of our earnings to our stockholders without paying U.S. federal income tax at the corporate level.

As of June 30, 2009, our expectation is to pay dividends to our stockholders of all or substantially all of our taxable income in each year to qualify for the tax benefits afforded to a REIT under the Internal Revenue Code of 1986, as amended, or the Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, both tax and GAAP, financial condition, maintenance of REIT qualification and such other factors as the board of directors deems relevant.

On August 5, 2009, we declared a dividend of $0.50 per share on our common stock which was paid on August 31, 2009 to our stockholders of record on August 19, 2009.

Operating and Regulatory Structure

REIT Qualification

We have elected and believe that we have qualified to be taxed as a REIT under Sections 856 through 859 of the Code commencing with our taxable year ended December 31, 1997. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our manner of operation enables us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

Restrictions on Ownership of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Code, our charter generally prohibits any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

1940 Act Exemption

We operate our business so that we are exempt from registration under the Investment Company Act. We intend to rely on the exemptions from registration provided by Sections 3(c)(5)(C) and 3(c)(6)(C) of the Investment Company Act, provisions designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Section 3(c)(6)(C) of the Investment Company Act excludes from the definition of an “investment company” any company primarily engaged, directly or through majority-owned subsidiaries, in a business, among others, described in Section 3(c)(5)(C) of the Investment Company Act (from which not less than 25% of such company’s gross income during its last fiscal year was derived) together with an additional business or additional businesses other than investing, reinvesting, owning, holding or trading securities.

To qualify for the exemption under Sections 3(c)(5)(C) of the Investment Company Act, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We do not intend to issue redeemable securities.

Based on no-action letters issued by the Staff of the Securities and Exchange Commission we classify our investment in residential loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

We monitor our assets to ensure that at least 55% of our assets consist of qualifying real estate assets, and that at least 80% of our assets consist of qualifying real estate assets and real estate-related assets.

Our Corporate Information

Our principal executive offices are located at 3000 Bayport Drive, Suite 1100 Tampa, FL 33607, and our telephone number is (813) 421-7600. The website for the Company is www.walterinvestment.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

THE OFFERING

Common shares offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon exercise of the underwriters’ over-allotment option).

Common stock outstanding after the offering	shares, based on shares of common stock outstanding on , 2009. Does not include (i) up to an additional shares of our common stock that we may issue and sell upon exercise of the underwriters’ over-allotment option, shares reserved for issuance upon exercise of stock options issued and outstanding as of , 2009 under our existing stock option and stock incentive plans, or shares reserved for future grants under our existing stock option and stock incentive plans as of , 2009.

Use of proceeds	We intend to use the net proceeds from this offering primarily to invest in residential loans, and for general corporate purposes.

Dividend policy	U.S. federal income tax law requires that a REIT distribute at least 90% of its REIT taxable income for such tax year, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “U.S. Federal Income Tax Considerations.”

In connection with REIT requirements, we intend to make regular quarterly dividends of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. Any future dividends that we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay dividends will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and other expenditures. For more information, please see “Dividend Policy.”

We cannot assure that we will make any dividends or other cash distributions to our stockholders in the future.

Trading market and symbol	Our common stock is quoted on the NYSE Amex under the symbol “WAC”.

Ownership and transfer restrictions	In order to assist us in satisfying the limitations on the concentration of ownership of interests imposed by the Code on REITs, our charter generally prohibits, among other things, any stockholder from beneficially or constructively owning more that 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page and all other information in this prospectus before investing in our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth certain summary historical consolidated financial data of Walter Investment and its predecessors. As a result of the merger with Hanover, which for accounting purposes has been treated as a reverse acquisition, the historical operations of Walter Investment Management, LLC, or Spinco, which is the holding company created to acquire the financing business prior to our spin-off from Walter Energy, have been presented as the historical financial statements of Walter Investment. The combined financial statements of WMC, Best and WIRC (collectively representing substantially all of Walter Energy’s financing business prior to the spin-off and merger, or the financing business), are considered the predecessor to Spinco for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC have become Spinco’s historical financial statements for periods prior to the spin-off and the merger.

We derived the summary historical consolidated financial information as of and for the years ended December 31, 2008 and 2007 from Walter Investment and its predecessors’ audited consolidated financial statements included or elsewhere in this prospectus. The historical annual results are not necessarily indicative of the results that may be expected for any future period. We derived the summary consolidated financial data of Walter Investment as of and for the six months ended June 30, 2009 and 2008 from Walter Investment and its predecessors’ unaudited consolidated financial statements included or elsewhere in this prospectus. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements. The results for the six months ended June 30, 2009 are not necessarily indicative of results that may be expected for the entire fiscal year.

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes to those statements included or incorporated by reference in this prospectus.

Walter Investment
Statement of Operations Data

	For the Six Months		For the Year Ended
	Ended June 30,		December 31,
	2009	2008	2008	2007
	(In thousands, except share and per share amounts)

Total net interest income	$44,767	$27,323	$67,998	$79,765
Less: Provision for loan losses	8,109	7,357	21,315	13,889

Total net interest income after provision for loan losses	36,658	19,966	46,683	65,876
Total non-interest income	6,856	4,704	14,346	14,278
Total non-interest expenses	23,571	19,473	55,493	41,361

Income before income taxes	19,943	5,197	5,536	38,793

Income tax expense (benefit)	(77,070)	1,927	3,099	14,530
Net income(1)	$97,013	$3,270	$2,437	$24,263

Basic income per common and common equivalent share	$4.68	$0.16	$0.12	$1.22
Weighted average common and common equivalent shares outstanding — basic(2)	20,750,501	19,871,205	19,871,205	19,871,205
Diluted income per common and common equivalent share	$4.64	$0.16	$0.12	$1.22
Weighted average common and common equivalent shares outstanding — diluted(2)	20,910,099	19,871,205	19,871,205	19,871,205
Dividends per common and common equivalent share	$0.00	$0.00	$0.00	$0.15

(1)	During the six months ended June 30, 2009, the Company recorded $1.6 million of spin-off and merger-related charges, as well as a $77.1 million tax benefit largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer applicable as a result of the Company’s REIT qualification. During the six months ended June 30, 2008, the Company recorded a $17.0 million interest rate hedge ineffectiveness charge. During the year ended December 31, 2008, the Company recorded a $12.3 million goodwill impairment charge and a $3.9 million provision for estimated hurricane insurance losses in addition to the $17.0 million interest rate hedge ineffectiveness charge.

(2)	In accordance with the provisions of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” the basic and diluted earnings per share amounts have been adjusted for the six months ended June 30, 2009 to include outstanding unvested restricted stock and restricted stock units in the basic weighted average shares outstanding calculation. The basic and diluted earnings per share amounts for the six months ended June 30, 2008 and the years ended December 31, 2008 and 2007 were not adjusted retrospectively as these amounts reflect the shares issued on April 17, 2009, the date of the spin-off from Walter Energy.

Walter Investment
Selected Balance Sheet Data
(in thousands of dollars)

	June 30,	December 31,
	2009	2008	2007
	(Dollars in thousands)

Residential loans	$1,701,388	$1,767,838	$1,824,765
Total assets	$1,870,545	$1,898,841	$1,977,358
Total mortgage-backed debt(1)	$1,319,695	$1,372,821	$1,706,218
Equity	$510,487	$411,477	$136,401

(1)	During the second quarter of 2008, the Company repaid all outstanding borrowings and terminated the existing warehouse facilities using $214.8 million of funds provided by Walter Energy.

Walter Investment
Selected Quarterly Financial Data

	2009
	Second	First
	Quarter	Quarter
	(In thousands, except share and per share amounts)

Total net interest income	$22,203	$22,564
Less: provision for loan losses	3,733	4,376

Total net interest income after provision for losses	18,470	18,188
Total non-interest income	3,590	3,266
Total non-interest expenses	13,474	10,097

Income before income taxes	8,586	11,357
Income tax expenses (benefit)	(81,225)	4,155

Net income(1)	$89,811	$7,202
Earnings per share — basic	$4.33	$0.36
Weighted average shares used in the per share calculation(3)	20,750,501	19,871,205
Earnings per share — diluted	$4.30	$0.36
Weighted average shares used in the per share calculation(3)	20,910,099	19,871,205

	2008
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Total net interest income	$17,304	$23,371	$23,456	$3,867
Less: provision for loan losses	8,669	5,289	3,116	4,241

Total net interest income (loss) after provision for losses	8,635	18,082	20,340	(374)
Total non-interest income	7,709	1,933	2,248	2,456
Total non-interest expenses	9,875	26,145	9,492	9,981

Net income (loss)(2)	$7,064	$(7,897)	$8,245	$(4,975)
Earnings (loss) per share — basic	$0.36	$(0.40)	$0.41	$(0.25)
Weighted average shares used in the per share calculation(3)	19,871,205	19,871,205	19,871,205	19,871,205
Earnings (loss) per share — diluted	$0.36	$(0.40)	$0.41	$(0.25)
Weighted average shares used in the per share calculation(3)	19,871,205	19,871,205	19,871,205	19,871,205

(1)	During the three months ended June 30, 2009, the Company recorded a $77.1 million tax benefit largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer applicable as a result of the Company’s REIT qualification. The Company recorded $0.4 million and $1.2 million in spin-off and merger-related charges during the three months ended March 31, 2009 and June 30, 2009, respectively.

(2)	During the first quarter of 2008, the Company recorded a $17.0 million interest rate hedge ineffectiveness charge. During the third quarter of 2008, the Company recorded a $12.3 million goodwill impairment charge and a $3.9 million provision for estimated hurricane insurance losses.

(3)	In accordance with the provisions of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” the basic and diluted earnings per share amounts have been adjusted for the second quarter of 2009 to include outstanding unvested restricted stock and restricted stock units in the basic weighted average shares outstanding calculation. The basic and diluted earnings per share amounts for the first quarter of 2009 and the year ended December 31, 2008 were not adjusted retrospectively as these amounts reflect the shares issued on April 17, 2009, the date of the spin-off from Walter Energy.

RISK FACTORS

You should carefully review and consider the risks described below, as well as other information contained in or incorporated by reference into this prospectus, before making a decision to purchase our common stock in this offering. If any of the risks described below should occur, our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, and our ability to make cash distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment in our common stock. The risks and uncertainties described below are not the only risks that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. Further, the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Risks Associated With Recent Adverse Developments in the Mortgage Finance and Credit Markets

Difficult conditions in the mortgage and real estate markets, financial markets and the economy generally may cause us to incur losses on our portfolio or otherwise be unsuccessful in our business strategies. A prolonged economic slowdown, recession or period of declining real estate values could materially and adversely affect us.

The implementation of our business strategies may be materially affected by current conditions in the mortgage and housing markets, the financial markets and the economy generally. Continuing concerns over unemployment, inflation, energy and health care costs, geopolitical issues, the availability and cost of credit, the mortgage market and the real estate market have contributed to increased volatility and diminished expectations for the economy and markets going forward.

The risks associated with our current residential portfolio and any investments we may make will be more acute during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values. A weakening economy and declining real estate values significantly increase the likelihood that borrowers will default on their debt service obligations to us and that we will incur losses on our investment portfolio in the event of a default because the value of any collateral we foreclose upon may be insufficient to cover the full amount of our investment or may take a significant amount of time to realize. In addition, under such conditions, our access to capital will generally be more limited, if available at all, and more expensive. Any period of increased payment delinquencies, foreclosures or losses could adversely affect the net interest income generated from our portfolio and our ability to make and finance future investments, which would materially and adversely affect our revenues, results of operations, financial condition, business prospects and our ability to make distributions to stockholders.

Continued weakness in the mortgage and residential real estate markets may hinder our ability to acquire assets and implement our growth plans and could negatively affect our results of operations and financial condition, including causing credit and market value losses related to our holdings.

The residential mortgage market in the United States has recently experienced significant levels of defaults, credit losses, and liquidity concerns. These factors have impacted investor perception of the risk associated with the residential loans which we own and in which we intend to make further investments. Continued or increased deterioration in the residential loan market may adversely affect the performance and market value of our investments. Deterioration in home prices or the value of our portfolio could require us to take charges, or add to our allowance for loan losses, either or both of which may be material.

The residential loan market has also been severely affected by changes in the lending landscape and there is no assurance that these conditions have fully stabilized or will not worsen. The severity of the liquidity limitation was largely unanticipated by the markets and access to mortgages has been substantially limited. While the limitation on financing was initially in the subprime mortgage market, the liquidity issues have now also affected prime and Alt-A lending, with mortgage rates remaining much higher than previously available in recent periods and many product types being severely curtailed. This has an adverse impact on new demand for homes, which will compress the home ownership rates and have a negative impact on future home price performance. There is a strong correlation between home price growth rates and residential loan delinquencies. The market deterioration has caused us to expect increased credit losses related to our holdings and to sell foreclosed real estate assets at a loss.

Risks Related to Our Business

We have limited experience operating as a stand-alone publicly traded REIT and therefore may have difficulty in successfully and profitably operating our business and complying with regulatory requirements applicable to public companies.

We were spun off from our former parent, Walter Energy, on April 17, 2009. The operation of our business separate from Walter Energy has placed significant demands on our management, operational and technical resources. Our future performance will depend on our ability to function as an independent company, to finance and manage expanding operations, and to adapt our information systems to changes in our business.

Prior to our merger with Hanover, we did not operate as a REIT or a public company. Following the merger with Hanover, we have operated as a stand-alone publicly traded company and are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the NYSE Amex. As a result, we have and will continue to incur additional expenses including increased legal and accounting fees, governance and compliance costs, board of director fees and expenses, transfer agent fees, increased insurance costs, printing costs and filing fees, and increased expenditures for our accounting, finance, treasury, tax, and investor and public relations functions. In addition, we have qualified as a “small reporting company” under the rules and regulations of the SEC and therefore have been subject to scaled reporting under the Exchange Act and the Securities Act. However, commencing with the filing of our first quarterly report in 2010, we will be subject to larger company disclosure standards which may be more difficult and costly to comply with. We cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies as a public company or comply with regulatory requirements applicable to public companies.

The current management team has limited experience operating as a REIT and therefore may have difficulty in successfully maintaining REIT status and otherwise operating a REIT.

Prior to our merger with Hanover, the current management team did not operate a REIT. We cannot assure you that we will be able to successfully meet the standards, including ownership restrictions, income distribution requirements, qualifying asset and income tests and other such standards, necessary to continue to qualify and operate as a REIT.

We may not be successful in achieving our growth objectives.

Our success in achieving our growth objectives will depend on many factors, including, but not limited to, the availability of attractive risk-adjusted investment opportunities in our target assets, identifying and consummating these investments on favorable terms, our ability to access financing and capital on favorable terms and conditions in the financial markets, our ability to successfully service the loans we acquire, and the real estate markets and the economy. In addition, we may face substantial competition for attractive investment opportunities, significant demands on our operational, financial, accounting, information technology and telecommunications systems and legal resources, and increased costs and expenses. We cannot assure you that we will be able to make investments with attractive risk-adjusted returns or effectively manage and service any such portfolio of residential loan investments.

There may be risks associated with the growth of our business, including risks that third parties with which we contract may not perform as expected.

We may purchase residential loans outside of our southeastern U.S. footprint, either as a targeted acquisition or as part of a more widely dispersed portfolio that includes residential loans both inside and outside of our footprint. In the event that we seek to expand our field servicing into these areas we are subject to risks that we will be unable to retain qualified personnel to expand our servicing, or that our servicing methodologies may not be as successful in other geographic regions as they have been in the southeastern U.S. We may also contract with third party servicers to service residential loans located outside of our southeastern footprint and there can be no guarantee that these third parties will be as successful as our personnel in servicing these residential loans. In addition, we may seek to grow our business through partnerships and other joint venture arrangements with third parties, as well as through the merger with, or acquisition of third parties that supplement or are otherwise complementary to our existing business. There can be no guarantee that we will be successful in identifying or reaching agreement with third parties or that such efforts to grow the business will be successful.

We may not realize the growth opportunities expected from our merger and the integration of Hanover’s business with our business could prove difficult.

The success of our strategies will depend, in part, on our ability to realize the growth opportunities that we believe will result from combining the core competencies of Hanover’s senior management with our servicing operations. A significant component of our growth strategy is to take advantage of the experience of Hanover and its senior personnel in identifying suitable residential loan acquisition opportunities. Accordingly, our ability to realize these growth opportunities, and the timing of this realization, initially will depend on our ability to integrate our operations, technologies, services, accounting and personnel with those of Hanover. Even if the integration of Hanover’s business with our business is successful, there can be no assurance that this integration will result in the realization of the full benefits of the growth opportunities currently expected from this integration or that these benefits will be achieved within the anticipated time frame. In addition, although we performed due diligence on Hanover’s business prior to the merger, an unavoidable level of risk remains regarding the actual condition of Hanover’s business. For example, we may have acquired unknown or unasserted liabilities or claims or liabilities not susceptible of discovery during our due diligence investigation that only manifest themselves at a later date. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

Failure to procure adequate capital and funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends to you.

We depend upon the availability of adequate funding and capital for our operations and to grow our business. We are generally required to distribute to our stockholders at least 90% of our net taxable income (excluding net capital gains) for each tax year in order for us to qualify as a REIT, which we intend to do. As a result, there is a limited amount of retained earnings available to execute our growth strategies. Although we may utilize financing to acquire residential loans on a leveraged basis to the extent it is available, in light of current market conditions in which financing arrangements are generally unavailable or very costly, we anticipate limited use of leverage to finance our loan acquisitions in the near term.

It is possible that if we achieve anticipated growth levels and/or if significant additional opportunities to expand our business operations present themselves, we may require additional funds in order to finance such growth. In the future we may fund our investments through a variety of means, including additional equity issuances, as well as various forms of financing such as repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements.

Our access to financing and capital will depend upon a number of factors over which we may have little or no control, including:

•	general market conditions;

•	the market’s perception of our business and growth potential;

•	our current and potential future earnings and cash distributions;

•	the market price of the shares of our common stock; and

•	the market’s view of the quality of our assets.

The current weakness in the mortgage sector, and the current situation in the broader capital and credit markets, have adversely affected many potential lenders. Current market conditions have adversely affected the cost and availability of financing from many of these sources, and from individual providers, to different degrees. Some sources generally are unavailable, and others are available but only at a high cost. As a result, potential lenders may be unwilling or unable to provide us with financing or may tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. These lenders could require additional collateral and other terms and costs that could increase our financing costs and reduce our profitability.

As a result of these factors, the execution of our investment strategy may be dictated by the cost and availability of funding from these different sources. We may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our stockholders and other purposes. We cannot assure that we will have access to such equity or debt capital on favorable terms at desired times, or at all, which may cause us to curtail our investment activities and which could negatively affect our financial condition and results of operations.

We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

A number of entities compete with us for investment opportunities in our target assets. We compete with other REITs, specialty finance companies, public and private funds, commercial and investment banks and other institutional investors.

Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we have. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more favorable relationships than we can. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

We may leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution to you.

As of June 30, 2009, we had outstanding indebtedness of approximately $1.3 billion, which consisted entirely of non-recourse leverage from term CMOs entered into prior to 2007. We are not required to maintain any specific debt-to-equity ratio and our governing documents contain no limitation in the amount of debt that we may incur.

Subject to market conditions and availability, we may incur significant debt in the future through a variety of forms, such as repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements. The amount of leverage we may use to make future investments will vary depending on our ability to obtain financing, lenders’ and rating agencies’ estimates of the stability of the cash flow from our investments, and our assessment of the appropriate amount of leverage for the particular assets we are funding.

Any return on our investments and cash available for distribution to you may be reduced to the extent that changes in market conditions prevent us from leveraging our investments, require us to decrease our rate of leverage or increase the amount of collateral we are required to provide, or increase the cost of our financing relative to the income that can be derived from the assets acquired.

Our debt service payments will reduce cash flow available for distributions to stockholders, which could adversely affect the market price of our common stock. We may not be able to meet our debt service obligations and, to the extent that we cannot, we could be subject to risks such as: (i) the acceleration of such debt and any other debt subject to cross-default provisions, (ii) the loss of our ability to borrow unused amounts under any of our financing arrangements could be reduced or eliminated, and (iii) the loss of some or all of our assets to foreclosure or sale.

Under current market conditions, we do not anticipate that repurchase agreements, warehouse facilities, securitizations and term CMO financings will be available to us in the near term. In the event that they become available, we may leverage certain of our assets through these types of financings. In the event that we use these financings, we will be subject to certain risks, such as: (i) decreases in the value of assets funded or collateralized by these financings may lead to margin calls which we will have to satisfy and we may not have the funds or collateral available to satisfy any such margin calls and we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise, (ii) since the financing costs of such facilities are typically determined by reference to floating rates and the assets funded by the facility may be at fixed rates, net interest income will decline in periods of rising interest rates as financing costs increase while interest income remains fixed, and (iii) these facilities may have maturity dates that are shorter than the maturities of the assets funded by the facility and if the facilities cannot be replaced or extended at their maturity we may be forced to sell assets at significantly depressed prices due to market conditions or otherwise. The need to satisfy such margin calls or maturities and any compression of net interest income in a period of rising interest rates may reduce cash flow available for distribution to you. Any reduction in distributions to you or sales of assets at inopportune times or at a loss may cause the value of our common stock to decline, in some cases, precipitously.

Certain of our existing financing facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

Certain of our existing financing facilities contain restrictions, covenants, and representations and warranties that, among other things, require us to satisfy specified financial and asset quality tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare any and all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Certain of our financing agreements contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. The covenants and restrictions in our financing facilities may restrict our ability to, among other things: incur or guarantee additional debt; make certain investments or acquisitions; make distributions on or repurchase or redeem capital stock; engage in mergers or consolidations; grant liens; sell, lease, assign, transfer or dispose of any of our assets, business or property; and enter into transactions with affiliates.

These restrictions may interfere with our ability to obtain financing, including the financing needed for us to qualify as a REIT, or to engage in other business activities, which may significantly harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue a leverage strategy, which could curtail our investment returns.

The repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements that we may use to finance our investments, may contain other restrictions, covenants, and representations and warranties that restrict our operations or may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We are not currently financing any new investments, but we may in the future, in which case we may use repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements to finance our investment purchases. Such financing facilities may contain restrictions, covenants, and representations and warranties that, among other things, require us to satisfy specified financial and asset quality tests and may restrict our ability to, among other things, incur or guarantee additional debt, make certain investments or acquisitions, make distributions on or repurchase or redeem capital stock, engage in mergers or consolidations, grant liens or such other conditions as the lenders may require. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare any and all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. These financing agreements may also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

If the market value of the loans pledged by us to a funding source declines in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, lending institutions may accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code. Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would otherwise choose which could reduce our return on equity. If we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

Our current and possible future use of CMO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of our current CMOs generally provide, and those that we may sponsor in the future typically will, provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as over-collateralization. Our CMO terms do, and we anticipate that future CMO terms will, provide that, if certain delinquencies or losses exceed specified levels based on the analysis by the lenders or the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. Given recent volatility in the CMO market, rating agencies may depart from historic practices for CMO financings, making them more costly for us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CMO financings will increase.

Our existing securitization trusts contain servicer triggers that if exceeded, could result in a reduction in cash flows to us.

Our existing securitization trusts contain delinquency and loss triggers that, if exceeded, result in any excess over-collateralization going to pay down the bonds for that particular securitization at an accelerated pace instead of releasing the excess cash to the Company. Two of our existing securitizations have exceeded triggers and are currently not providing any excess cash flow to us. If any additional trusts were to exceed their triggers or if we are unable to cure the triggers already exceeded, we may not have sufficient sources of cash to meet our operating needs or to make required REIT distributions.

Our failure to effectively service our portfolio of residential loans would materially and adversely affect us.

Most residential loans and securitizations of residential loans require a servicer to manage collections on each of the underlying loans. Our servicing responsibilities include providing delinquency notices when necessary, loan workouts and modifications, foreclosure proceedings, short sales, liquidations of our REO acquired as a result of foreclosures of residential loans, and, to the extent loans are securitized and sold, reporting on the performance of the loans to the trustee of such pooled loans. Servicer quality is of prime importance in the default performance of residential loans. Both default frequency and default severity of loans may depend upon the quality of our servicing. If we are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If we take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. Higher loss severity may also be caused by less successful dispositions of REO properties. Our ability to effectively service our portfolio of residential loans is critical to our success, particularly given our strategy of maximizing the value of the residential loans that we acquire through loan modification programs, differentiated servicing and other initiatives focused on keeping borrowers in their homes and, when that is not possible and foreclosure is necessary, maximizing recovery rates. Our effectiveness is tied to our high-touch servicing approach. In the event that we acquire residential loans outside of our geographic footprint we will either expand our high-touch servicing capabilities, utilize a sub-servicing arrangement, or use a more centralized approach to servicing of those residential loans.

Residential loans are subject to risks, including borrower defaults or bankruptcies, special hazard losses, declines in real estate values, delinquencies and fraud.

During the time we hold residential loans we are subject to the risks on the underlying residential loans from borrower defaults and bankruptcies and from special hazard losses, such as those occurring from earthquakes, hurricanes or floods that are not covered by standard hazard insurance. If a default occurs on any residential loan we hold, we may bear the risk of loss of principal to the extent of any deficiency between the value of the mortgaged property plus any payments from any insurer or guarantor, and the amount owing on the residential loan. Defaults on residential loans historically coincide with declines in real estate values, which are difficult to anticipate and may be dependent on local economic conditions. Increased exposure to losses on residential loans can reduce the value of our portfolio.

The lack of liquidity in our portfolio may adversely affect our business.

We have invested and may continue to invest in residential loans that are not liquid. It may be difficult or impossible to obtain third party pricing on the residential loans we purchase. Illiquid investments typically experience greater price volatility as a ready market does not exist. In addition, validating third party pricing for illiquid investments may be more subjective than more liquid investments. The illiquidity of our residential loans may make it difficult for us to sell such residential loans if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our portfolio. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to stockholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems, or unsuccessful implementation of new systems, could cause delays or other problems in our servicing activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to stockholders.

Economic conditions in Texas, Louisiana, Mississippi, Alabama and Florida may have a material impact on our profitability because we conduct a significant portion of our business in these markets.

Our residential loans currently are, and likely will be, concentrated in the Texas, Louisiana, Mississippi, Alabama and Florida markets. In the past, rates of loss and delinquency on residential loans have increased from time to time, driven primarily by weaker economic conditions in these markets. Furthermore, precarious economic conditions may hinder the ability of borrowers to repay their obligations in areas in which we will conduct the majority of our business. The concentration of residential loans in such markets may have a negative impact on our operating results.

Natural disasters and adverse weather conditions could disrupt our business and adversely affect our results of operations, including those of our insurance business.

The climates of many of the states in which we do and will operate, including Texas, Louisiana, Mississippi, Alabama and Florida, where we have the largest concentrations of residential loans, present increased risks of natural disaster and adverse weather. Natural disasters or adverse weather in the areas in which we do and will conduct our business, or in nearby areas, have in the past, and may in the future, lead to significant insurance claims, cause increases in delinquencies and defaults in our mortgage portfolio and weaken the demand for homes that we may have to repossess in affected areas, which could adversely affect our results. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions. The occurrence of large loss events due to natural disasters or adverse weather could reduce the insurance coverage available to us, increase the cost of our insurance premiums and weaken the financial condition of our insurers, thereby limiting our ability to mitigate any future losses that may occur from such events. Moreover, severe flooding, wind and water damage, forced evacuations, contamination, gas leaks, fire and environmental and other damage caused by natural disasters or adverse weather could lead to a general economic downturn, including increased prices for oil, gas and energy, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, especially in the areas most directly damaged by the disaster or storm.

Our insurance business is also susceptible to risks of natural disasters and adverse weather conditions. Best places coverage through American Modern Insurance Group, or AMIG, which, in turn, reinsures some or all of the coverage through WIRC. WIRC has a reinsurance policy with Munich Re. This policy has a $2.5 million deductible per occurrence with an aggregate limit of $10 million per year. Multiple occurrences of natural disasters and/or adverse weather conditions will subject us to the payment of a corresponding number of deductibles of up to $2.5 million per occurrence. In addition, to the extent that insured losses exceed $10 million in the aggregate in any policy year, we will be responsible for the payment of such excess losses. Because we are dependent upon Munich Re’s ability to pay any claims on our reinsurance policy, should they fail to make any such payments, the payments would be our responsibility. In the future, reinsurance of WIRC’s exposure to AMIG may not be available, or available at affordable rates leaving us without coverage for insured claims. While we currently have a $10 million facility provided by Walter

Energy to cover catastrophic hurricane losses, the facility expires in April 2011 and is not likely to be replaced.

We may be subject to liability for potential violations of predatory lending and/or servicing laws, which could adversely impact our results of operations, financial condition and business.

Various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The federal Home Ownership and Equity Protection Act of 1994, or HOEPA, prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgaged-related assets, could subject us, as an originator or servicer, in the case of originated or owned loans, or as an assignee or purchaser, in the case of acquired loans, to monetary penalties and could result in the borrowers rescinding the affected residential loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If our loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could adversely impact our results of operations, financial condition and business.

The expanding body of federal, state and local regulations and/or the licensing of loan servicing, collections or other aspects of our business may increase the cost of compliance and the risks of noncompliance.

Our business is subject to extensive regulation by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of our operations. The volume of new or modified laws and regulations has increased in recent years. Some individual municipalities have begun to enact laws that restrict loan servicing activities, including delaying or preventing foreclosures or forcing the modification of certain mortgages. Further, federal legislation recently has been proposed which, among other things, also could hinder the ability of a servicer to foreclose promptly on defaulted residential loans or would permit limited assignee liability for certain violations in the residential loan origination process, and which could result in us being held responsible for violations in the residential loan origination process.

In addition, the U.S. government through the Federal Housing Administration, or FHA, the FDIC and the U.S. Department of Treasury, or the Treasury, commenced or proposed implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage foreclosures, such as the Hope for Homeowners program (permitting certain distressed borrowers to refinance their mortgages into FHA insured loans), Home Affordability Modification Program, or HAMP, and the Secured Lien Program (involving, among other things, the modification of first-lien and second-lien mortgages to reduce the principal amount or the interest rate of loans or to extend the payment terms). Moreover, certain mortgage lenders and servicers have voluntarily, or as part of settlements with law enforcement authorities, established loan-modification programs relating to loans they hold or service. Although our current loan portfolio is not materially impacted by these programs, loans that we acquire or service in the future may be subject to such programs. These loan-modification programs, future federal, state and local legislative or regulatory actions that result in modification of outstanding loans acquired by us, as well as changes in the requirements to qualify for refinancing with or selling to Fannie Mae, Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, may adversely affect the value of, and the returns on, such residential mortgage loans.

Furthermore, if our regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements, which could further adversely affect our results of operations or financial condition. Our failure to comply with these laws and regulations could possibly lead to civil and criminal liability; loss of licensure; damage to our reputation in the industry; fines and penalties and litigation, including class action lawsuits; or administrative enforcement actions. Any of these outcomes could harm our results of operations or financial condition. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future and any such changes could adversely affect our cost of doing business and profitability.

The Financial Reform Plan could have an adverse effect on our operations.

On June 17, 2009, the U.S. Treasury released the Obama administration’s framework for financial regulatory reform, or the Reform Plan. The Reform Plan proposes a comprehensive set of legislative and regulatory reforms aimed at promoting robust supervision and regulation of financial firms, establishing comprehensive supervision of financial markets, protecting consumers and investors from financial abuse, providing the government with the tools it needs to manage financial crises, and raising international regulatory standards and improving international cooperation. Implementation of the Reform Plan, including changes to the manner in which financial institutions (including GSEs, such as Fannie Mae and Freddie Mac), financial products, and financial markets operate and are regulated and in the accounting standards that govern them, could adversely affect our business and results of operations.

As of September 18, 2009, no legislation has been enacted, no regulations have been promulgated, and no accounting standards have been altered in response to the Reform Plan. However, we expect that the Reform Plan may result in new legislation, regulation, and accounting standards in the future, possibly including legislation, regulation, or standards that go beyond the scope of, or differ materially from, the proposals set forth in the Reform Plan. Any new legislation, regulation, or standards affecting financial institutions, financial products, or financial markets could subject us to greater regulatory scrutiny, make it more expensive to conduct our business, increase competition, limit our ability to expand our business, or have an adverse effect on our results of operations, possibly materially.

The actions of the U.S. government, the Federal Reserve and the U.S. Treasury, including the establishment of the Public-Private Investment Program, may adversely affect our business.

In response to the financial issues affecting the banking system and the financial markets and going concern threats to investment banks and other financial institutions, the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken action to attempt to stabilize the financial markets. Significant measures include the enactment of the Emergency Economic Stabilization Act of 2008, or the EESA, to, among other things, establish the Public-Private Investment Program, or the PPIP.

On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC and the Federal Reserve, announced the establishment of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate- related assets off the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP has two primary components: a Legacy Loans Program and a Legacy Securities Program. The Legacy Loans Program contemplates the establishment of joint public and private investment funds, or Legacy Loans PPIFs, to purchase troubled loans from insured depository institutions with equity capital from both the U.S. Treasury and private investors and non-recourse debt issued by the Legacy Loans PPIF and guaranteed by the FDIC, with the FDIC guarantee collateralized by the assets acquired by the Legacy Loans PPIF. The PPIP and the Legacy Loan Program were designed to, among other goals, draw new capital into the market for specific illiquid residential loans. However, the implementation of the Legacy Loans Program has been delayed and it may not be established on the terms proposed or at all.

The FDIC has indicated that in conjunction with its liquidation of failed depository institution assets it may provide or guarantee debt financing to facilitate purchases. In announcements made on June 3, 2009 and July 8, 2009, the FDIC indicated that it may provide guarantees on debt that are generally similar in structure and amount to the guarantees it proposed to make under the Legacy Loans Program in a test case sale of receivership assets. The amount of debt that the FDIC had proposed to guarantee under the Legacy Loans Programs would be determined on a pool-by-pool basis, and would not exceed a debt-to-equity ratio of 6:1. The FDIC has indicated that, if successful, this program may be extended for other sales transactions it conducts.

These programs are still in early stages of development, and it is not possible to predict how or whether the EESA, the PPIP, the Legacy Loans Program, any FDIC guarantee or leverage programs, or other recent U.S. government actions will have a beneficial impact on the financial markets, including on current extreme levels of volatility, or our current or future investments. There can be no assurance that the actions of the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets, including the establishment of the PPIP, or market response to those actions, will achieve the intended effect, that our business will be positively affected by these actions or that further government or market developments will not adversely impact us. To the extent the market does not respond favorably to these initiatives or they do not function as intended, our business may not receive any benefits from these initiatives. There can also be no assurance that we will be eligible to participate in any programs established by the U.S. government such as the PPIP or, if we are eligible, that we will be able to utilize such programs successfully or at all. In addition, because the programs are designed, in part, to provide liquidity to restart the market for certain of our targeted assets, the establishment of these programs may result in increased competition for attractive opportunities in our targeted assets. For example, economic recovery may increase the price at which banks and other originators are willing to sell distressed mortgage loans, thereby limiting our ability to invest in assets at a significant discount from their perceived intrinsic value. It is also possible that our competitors may utilize the programs which would provide them with attractive debt and equity capital funding from the U.S. government. In addition, the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could harm our business and the market value of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal controls over financial reporting and have our independent auditors issue their own opinion on our internal control over financial reporting. While we intend to undertake substantial work to maintain compliance with Section 404 of the Sarbanes-Oxley Act, we cannot be certain that we will be successful in maintaining adequate control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our shares of common stock. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

We will utilize analytical models and data in connection with the valuation of our future investments, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

Given the complexity of our proposed future investments and strategies, we will rely on analytical models and information and data supplied by third parties. When our models or such data prove to be incorrect or misleading, any decision made in reliance thereon exposes us to potential risks. Some of the analytical models that will be used by us are predictive in nature. The use of predictive models have inherent risks and may incorrectly forecast future behavior, leading to potential losses. We also will use valuation models that will rely on market data inputs. If incorrect market data is inputted into a valuation model, even a well-funded valuation model may provide incorrect valuations and, as a result, could provide adverse actual results as compared to the predictive results.

Our success will depend, in part, on our ability to attract and retain qualified personnel. In addition, we are dependent on key members of senior management team that have limited experience operating a REIT.

Our success will depend, in part, on our ability to attract, retain and motivate qualified personnel, including executive officers and other key management personnel. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for our business. The loss of key management personnel or other key employees or our inability to attract such personnel may adversely affect our ability to manage our overall operations and successfully implement our business strategy.

Although our experienced senior management team has been active in the mortgage origination, mortgage servicing and real estate industries for many years, many of them have limited experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Code applicable to REITs. In addition, managing a portfolio of assets under the REIT requirements of the Code may limit the types of investments we are able to make and thus hinder our ability to achieve our investment objectives.

While we expand our business, we may not be successful in conveying the knowledge of our long-serving personnel to newly hired personnel and retaining the internal culture of the Company.

Much of our success can be attributed to the knowledge, experience, and loyalty of our key management and other personnel who have served with the Company for many years. As we grow and expand our operations, we will need to hire new employees to implement our business strategies. It is important that the knowledge and experience of our senior management and the Company’s overall philosophies, business model, and operational standards are adequately conveyed to, and shared by, these new members of our team. At the same time, we must ensure that our hiring and retention processes serve to maintain the internal culture of the Company. If we are unable to achieve these integration objectives, our growth could come at a risk to our business model, which has been a major underlying component of our success.

We may change our investment and operational policies without stockholder consent, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise such policies, including our policies with respect to our REIT qualification, acquisitions, dispositions, growth, operations, indebtedness and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Risks Related To Our Investments

We invest in subprime, non-conforming and other credit-challenged residential loans, which are subject to increased risks relative to performing loans.

Our portfolio includes, and we anticipate that we will use the net proceeds from this offering to acquire, subprime residential loans and sub-performing and non-performing residential loans, which are subject to increased risks of loss. Loans may be, or may become, sub-performing or non-performing for a variety of reasons, including, without limitation, because the underlying property is too highly leveraged or the borrower falls upon financial distress, in either case, resulting in the borrower being unable to meet its debt service obligations to us. Such sub-performing or non-performing loans may require a substantial amount of workout negotiations and/or restructuring, which may divert the attention of our senior management team from other activities and entail, among other things, a substantial reduction in the interest rate, capitalization of interest payments and a substantial write-down of the principal of the loans. However, even if such restructuring were successfully accomplished, a risk exists that the borrowers will not be able or willing to maintain the restructured payments or refinance the restructured loan upon maturity.

In addition, certain sub-performing or non-performing loans that we acquire may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution, and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on properties operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

In the future, it is possible that we may find it necessary or desirable to foreclose on some of the residential loans that we acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the residential loans in which we intend to invest.

Whether or not we have participated in the negotiation of the terms of any such mortgages, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.

Whole loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

We may not realize expected income from our portfolio.

We invest to generate current income. To the extent the borrowers on the residential loans we invest in default on interest or principal payments, we may not be able to realize income from our portfolio. Any income that we realize may not be sufficient to offset our expenses.

Increases in interest rates could negatively affect the value of our portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to stockholders.

We have and will continue to invest directly in residential loans. Under a normal yield curve, an investment in these loans will decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to you. A significant risk associated with our portfolio is the risk that long-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of our portfolio would decline, and the duration and weighted average life of our portfolio would increase. We could realize a loss if our portfolio were to be sold. Market values of our portfolio may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those residential loans that are subject to prepayment risk and widening of credit spreads.

Accounting rules for certain of our transactions continue to evolve, are highly complex, and involve significant judgments and assumptions. Changes in accounting interpretations or assumptions could impact our financial statements.

Accounting rules for determining the fair value measurement and disclosure of financial instruments are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions related to fair value could impact our financial statements and our ability to timely prepare our financial statements.

A prolonged economic slowdown, a recession or declining real estate values could impair our portfolio and harm our operating results.

Our portfolio is susceptible to economic slowdowns or recessions, which could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets, result in a decision by lenders not to extend credit to us, or force us to sell assets at an inopportune time and for a loss. These events could prevent us from increasing investments and have an adverse effect on our operating results.

Failure to hedge effectively against interest rate changes may adversely affect results of operations.

We currently are not involved in any material hedging activities or transactions. However, subject to maintaining our qualification as a REIT, we may in the future seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as interest cap agreements and interest rate swap agreements. These agreements may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from non-qualified hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	a court could rule that such an agreement is not legally enforceable.

We will not use derivatives for speculative or trading purposes and would intend only to enter into contracts with major financial institutions based on their credit rating and other factors, but our board of directors may choose to change this policy in the future. Hedging may reduce any overall returns on our investments, which could reduce our cash available for distribution to our stockholders. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

Changes in prepayment rates could negatively affect the value of our residential loan portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to stockholders.

There are seldom any restrictions on borrowers’ abilities to prepay their residential loans. Homeowners tend to prepay residential loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay residential loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment may result in reduced earnings or losses for us and negatively affect the cash available for distribution to you.

To the extent our residential loans are purchased at a premium, faster-than-expected prepayments result in a faster-than-expected amortization of the premium paid, which would adversely affect our earnings. Conversely, if these residential loans were purchased at a discount, faster-than-expected prepayments accelerate our recognition of income.

A decrease in prepayment rates may adversely affect our profitability.

Borrower prepayment of residential loans may adversely affect our profitability. We may purchase residential loans that have a lower interest rate than the then-prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the investment. In accordance with accounting rules, we will accrete this discount over the expected term of the investment based on our prepayment assumptions. If the investment is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the portfolio and result in a lower-than-expected yield on investment purchased at a discount to par.

The residential loans we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential loans are typically secured by single-family residential property and are subject to risks of delinquency, foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of the bankruptcy of a residential loan borrower, the residential loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the residential loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a residential loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed residential loan.

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate and may own real estate directly in the future upon a default of residential loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	condemnation; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to you.

Insurance on residential loans and their collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Risks Related To The Offering and Our Common Stock

We may allocate the net proceeds from this offering to investments with which you may not agree.

We will have significant flexibility in investing the net proceeds of this offering. You will be unable to evaluate the manner in which the net proceeds of this offering will be invested or the economic merit of our expected investments and, as a result, we may use the net proceeds from this offering to make investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our financial conditions and results of operations, and could cause the value of our common stock to decline.

There is a risk that you may not receive distributions or that distributions may not grow over time.

We anticipate making distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. Among the factors that could adversely affect our results of operations and impair our ability to pay distributions, or the amount we have to pay to our stockholders are:

•	the profitability of the investment of the net proceeds of this offering;

•	our ability to make profitable investments;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

A change in any one of these factors could affect our ability to make distributions. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Investing in our shares may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, are subject to credit risk, interest rate, and market value risks, among others and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has recently experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Our existing portfolio of residential loans was primarily purchased from and originated by Walter Energy’s homebuilding affiliate, JWH, and we may not be successful in identifying and consummating suitable investment opportunities independent of this origination platform, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions of portfolios of residential loans is integral to our business strategy and requires us to identify suitable investment opportunities that meet our criteria. Our existing portfolio of residential loans was primarily purchased from and originated by Walter Energy’s homebuilding affiliate, JWH, and these loans were underwritten according to our specifications. Following the spin-off of our business from Walter Energy, we now operate our business on an independent basis and there can be no assurance that we will be successful in identifying and consummating suitable investment opportunities independent of Walter Energy and JWH. Failure to identify or consummate acquisitions of portfolios of residential loans on attractive terms or at all will slow our growth, which could in turn adversely affect our results of operations.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit a change in our control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to a Maryland real estate investment trust may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and special stockholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of a real estate investment trust prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

The “control share” provisions of the MGCL provide that “control shares” of a Maryland real estate investment trust (defined as shares which, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our directors who are also our employees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws.”

The “unsolicited takeover” provisions of the MGCL permit our board, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions if we have a class of equity securities registered under the Exchange Act (which we will have upon the completion of this offering), and at least three independent directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price.

Our board of directors will be divided into three classes of directors. The terms of the directors will expire in 2010, 2011 and 2012, respectively. Directors of each class will be elected for three-year terms upon the expiration of their current terms, and each year one class of directors will be elected by our stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase or decrease the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940. In seeking to qualify for an exemption from registration under the Investment Company Act, our ability to make certain investments will be limited, which also may reduce our returns.

We do not intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses

In general, we expect to operate our company so that we will not be required to register as an investment company under the Investment Company Act because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of our portfolio be comprised of real property and mortgages and other liens on an interest in real estate (collectively, “qualifying assets”) and at least 80% of our portfolio be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Specifically, our investment strategy is to invest at least 55% of our assets in mortgage loans and other qualifying interests in real estate. As a result, we are limited in our ability to make certain investments. If we fail to qualify for this exemption in the future, we could be required to restructure our activities in a manner that or at a time when we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock, the sustainability of our business model, and our ability to make distributions. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act.

In addition, there can be no assurance that the laws and regulations governing REITs, including regulations issued by the Division of Investment Management of the SEC, providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations.

Rapid changes in the values of our residential loans and other real estate-related assets may make it more difficult for us to maintain our qualification as a REIT or exclusion from the Investment Company Act.

If the market value or income potential of our residential loans and other real estate-related assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase certain real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or our exclusion from the Investment Company Act. Doing so may be especially difficult if the decline in real estate asset values and/or income occurs quickly. This difficulty may be exacerbated by the illiquid nature of our investments. We may have to make investment decisions that we otherwise would not make absent our REIT and Investment Company Act considerations.

Risks Relating to Our Relationship with Walter Energy

We may have substantial additional liability for U.S. federal income tax allegedly owed by Walter Energy.

Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group for any year in which it is a member of the group at any time during such year. Accordingly, we could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of the Walter Energy-controlled group for any period during which we were included in the Walter Energy-controlled group.

A dispute exists with regard to the U.S. federal income taxes for fiscal years 1980 to 1994 and 1999 to 2001 allegedly owed by Walter Energy consolidated group, which included the Spinco predecessor companies during these periods. According to Walter Energy’s quarterly report on Form 10-Q for the period end June 30, 2009, Walter Energy’s management estimates that the amount of tax claimed by the IRS, is approximately $34.0 million for issues currently in dispute in bankruptcy court. This amount is subject to interest and penalties. In addition, the IRS has issued a Notice of Proposed Deficiency assessing additional tax of $82.2 million for the Walter Energy tax years ended May 31, 2000, December 31, 2000, and December 31, 2001. As a matter of law, we are jointly and severally liable for any final tax determination, which means that in the event Walter Energy is unable to pay any amounts owed, we would be liable. Walter Energy disclosed in the above-mentioned Form 10-Q that it believes its filing positions have substantial merit and that they intend to defend vigorously any claims asserted.

The tax separation agreement between us and Walter Energy allocates to us certain tax risks associated with the spin-off of the financing division and the merger and imposes other obligations that may affect our business.

Walter Energy effectively controlled all of our tax decisions for periods during which we were a member of the Walter Energy consolidated U.S. federal income tax group and certain combined, consolidated, or unitary state and local income tax groups. Under the terms of the tax separation agreement between Walter Energy and Spinco dated April 17, 2009, Spinco generally computes Spinco’s tax liability for purposes of its taxable years ended December 31, 2008 and April 16, 2009, on a stand-alone basis, but Walter Energy has sole authority to respond to and conduct all tax proceedings (including tax audits) relating to Spinco’s U.S. federal income and combined state returns, to file all such returns on Spinco’s behalf and to determine the amount of Spinco’s liability to (or entitlement to payment from) Walter Energy for such periods. This arrangement may result in conflicts of interests between us and Walter Energy. In addition, the tax separation agreement provides that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Code, Spinco (and therefore we) generally will be responsible for any taxes incurred by Walter Energy or its stockholders if such taxes result from certain of our actions or omissions or for a percentage of any such taxes that are not a direct result of either our or Walter Energy’s actions or omissions based upon a designated allocation formula. Additionally, to the extent that Walter Energy was unable to pay taxes, if any, attributable to the spin-off and for which it is responsible under the tax separation agreement, we could be liable for those taxes as a result of Spinco being a member of the Walter Energy consolidated group for the year in which the spin-off occurred. Moreover, the tax separation agreement obligates Spinco to take certain tax positions that are consistent with those taken historically by Walter Energy. Taking such positions may result in the incurrence of higher tax obligations for us than would otherwise have been incurred, and/or failing to take such positions could expose us to liability to Walter Energy for failing to take consistent positions.

Tax Risks

Your investment has various U.S. federal income tax risks.

This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this prospectus and that could affect the U.S. federal tax treatment of us or our stockholders.

We strongly urge you to review carefully the discussion under “U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor concerning the effects of U.S. federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to stockholders and the ownership of our stock. To meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to you at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain residential loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer other than a TRS. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualifying real estate assets, and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio or contribute to a TRS otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Failure to qualify as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the cash available for distribution to our stockholders.

Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Our ability to satisfy the gross income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT annual income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Certain rules applicable to REITs are particularly difficult to interpret or to apply in the case of REITs investing in real estate mortgage loans that are acquired at a discount, subject to work-outs or modifications, or reasonably expected to be in default at the time of acquisition. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we believe that we have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we have qualified or will continue to so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a

REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under U.S. federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which we failed to qualify.

Classification of a securitization or financing arrangement we enter into as a taxable mortgage pool could subject us or certain of our stockholders to increased taxation.

We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool, or “TMP”. However, if we have borrowings with two or more maturities and (1) those borrowings are secured by mortgages or mortgage-backed securities and (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or mortgage-backed securities to which such borrowings relate may be classified as a TMP under the Code. If any part of our investments were to be treated as a TMP, then our REIT qualification would not be impaired, but a portion of the taxable income we recognize may be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder and not a disqualified organization as discussed below;

•	be subject to the application of U.S. federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•	be taxable (at the highest corporate tax rate) to us rather than to you, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt organizations not subject to tax on unrelated business income, including governmental organizations).

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner that will satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

Our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on mortgage loans and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt instruments that are subsequently modified by agreement with the borrower either directly or pursuant to our involvement in programs recently announced by the U.S. federal government. If the amendments to the outstanding debt are “significant modifications” under applicable regulations promulgated by the Treasury, or Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. We may also be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing residential loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including residential loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we sold or securitized our assets in a manner that was treated as a sale for U.S. federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of assets at the REIT level, and may securitize assets only in transactions that are treated as financing transactions and not as sales for tax purposes even though such transactions may not be the optimal execution on a pre-tax basis. We may be able to avoid any prohibited transactions tax concerns by engaging in securitization transactions through a TRS, subject to certain limitations described above. To the extent that we engage in such activities through TRSs, the income associated with such activities will be subject to U.S. federal (and applicable state and local) corporate income tax.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We expect that we will acquire debt instruments in the secondary market for less than their face amount. The amount of such discount is generally treated as “market discount” for U.S. federal income tax purposes. We have made an election, which cannot be revoked without the consent of the IRS, to include market discount in income on our loan assets on a basis of a constant yield to maturity. Consequently, we will be required to include market discount with respect to a loan in income each period as if such loan were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a later taxable year.

In the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. In this case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Finally, we or one of our TRSs may recognize taxable “phantom income” as a result of modifications, pursuant to agreements with borrowers, of debt instruments that we acquire if the amendments to the outstanding debt are “significant modifications” under applicable Treasury Regulations.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes In addition, we could in certain circumstances be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code in order to maintain or qualification as a REIT. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” In addition, any TRSs we own, such as Walter Investment Holding Company, Hanover Capital Partners 2, Ltd., Best Insurors, Inc. and Walter Investment Reinsurance Company, Ltd., may be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

The failure of mortgage loans subject to a repurchase agreement to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2009 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. holders, as defined below under “U.S. Federal Income Tax Considerations-Taxation of Stockholders- Taxation of U.S. Holders,” may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. holders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. holder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. holders, as defined below under “U.S. Federal Income Tax Considerations-Taxation of Stockholders- Taxation of U.S. Holders,” we may be required to withhold tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2009-15 applies only to taxable dividends payable by us in cash or stock in 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

The percentage of our assets represented by TRSs and the amount of our income that we can receive in the form of TRS dividends are subject to statutory limitations that could jeopardize our REIT qualification.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A significant portion of our activities will likely be conducted through one or more TRSs, and we expect that such TRSs may from time to time hold significant assets. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs (at the end of each quarter). While we intend to manage our affairs so as to satisfy this requirement, there can be no assurance that we will be able to do so in all market circumstances.

TRSs, such as Walter Investment Holding Company, Hanover Capital Partners 2, Ltd., Best Insurors, Inc. and Walter Investment Reinsurance Company, Ltd., that we form may pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us, unless necessary to maintain our REIT qualification. We will receive distributions from TRSs which will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. We may from time to time need to make such distributions in order to keep the value of our TRSs below 25% of our total assets. However, TRS dividends will generally not constitute “good” income for purposes of one of the tests we must satisfy to qualify as a REIT, namely, that at least 75% of our gross income must in each taxable year generally be from real estate assets. While we will be monitoring our compliance with both this income test and the limitation on the percentage of our assets represented by TRS securities, and intend to conduct our affairs so as to comply with both, the two may at times be in conflict with one another. That is, it is possible that we may wish to distribute a dividend from a TRS in order to reduce the value of our TRSs below 25% of our assets, but be unable to do so without violating the requirement that 75% of our gross income in the taxable year be derived from real estate assets. Although there are other measures we can take in such circumstances in order to remain in compliance, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

Despite our qualification as a REIT, a significant portion of our income may be earned through TRSs that are subject to U.S. federal income taxation.

Despite our qualification as a REIT, we may be subject to a significant amount of U.S. federal income taxes. We may hold a significant amount of our assets from time to time in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets in order for us to remain qualified as a REIT. In general, we intend that loans that we originate or buy with an intention of selling in a manner that might expose us to the 100% tax on “prohibited transactions” will be originated or sold by a TRS. In addition, loans that are to be modified will in general be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that we may from time to time acquire by foreclosure or other procedure may be held in one or more TRSs. All taxable income and gains derived from the assets held from time to time in our TRSs will be subject to regular corporate income taxation.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations — Income Tests — Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and you could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for reduced tax rates available for some dividends.

Legislation enacted in 2003 generally reduces the maximum tax rate for “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates to 15% (for taxable years beginning on or before December 31, 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, and the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

There are uncertainties relating to the estimate of our special E&P distribution, which could result in our disqualification as a REIT.

In order to remain qualified as a REIT, we are required to distribute to our stockholders all of our accumulated non-REIT tax earnings and profits, or E&P prior to the close of the taxable year. Immediately following the spin-off transaction but prior to the merger, a special E&P distribution consisting of cash of approximately $16 million of cash and additional Spinco equity interests was made to Spinco’s interest holders. We believe that the amount of Spinco’s special E&P distribution equaled or exceeded the amount of Spinco’s subchapter C earnings and profits, and therefore we did not succeed to any such C corporation E&P as a result of the merger. There are, however, substantial uncertainties relating to the determination of the amount of Spinco’s E&P, including the possibility that the IRS could, in any audits for tax years through 2008, successfully assert that Spinco or Walter Energy’s taxable income should be increased, which would increase Spinco’s pre-merger E&P. Thus, we might fail to satisfy the requirement that we distributed all of our subchapter C E&P. Moreover, although there are procedures available to cure a failure to distribute all of our subchapter C E&P, we cannot now determine whether we would be able to take advantage of them or the economic impact on us of doing so.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, such as statements relating to our financial condition, results of operations, plans, objectives, future performance or expectations, and business operations. These statements relate to expectations concerning matters that are not historical fact. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments constitute forward-looking statements. These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “assume,” “anticipate,” “plan,” “estimate,” “approximately,” “intend,” “objective,” “goal,” “project,” and other similar words and expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.” These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Such factors and assumptions include, but are not limited to those described under “Risk Factors,” and the following:

•	general economic conditions, either nationally, regionally or locally, being less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	local, regional, and national real estate and residential mortgage market trends and developments;

•	the availability of financing sources or new investment capital and suitable qualifying investments;

•	changes in the interest rate environment which could reduce our margins and increase defaults in our loan portfolio, including those described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Interest Rate Risk;”

•	limitations imposed on our business due to our REIT qualification and our continued qualifications as a REIT for U.S. federal income tax purposes;

•	the adequacy of the allowance for loan losses and the effectiveness of our risk management strategies;

•	changes to GAAP;

•	changes in political conditions or in the legislative or regulatory environment that adversely affect the businesses in which we are engaged, including the impact of any changes in laws and regulations relating to mortgage financing or servicing, rights and obligations of property owners, tenants, and borrowers, and those affecting REITs, taxes, and insurance;

•	changes in trade, tax, monetary, or fiscal policies, including the interest rate policies of the Federal Reserve Board;

•	money market and monetary fluctuations, and changes in inflation and in the securities markets;

•	risks associated with the integration of Hanover’s business into our business, as well as the risks associated with our expansion activities;

•	the ability or willingness of Walter Energy and other counterparties to satisfy their material obligations under agreements with the Company;

•	unanticipated litigation, regulatory, or other judicial proceedings;

•	the success of the Company at managing the risks involved in the foregoing; and

•	other risks which may be described in our future filings with the SEC under the Securities Exchange Act of 1934.

All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Such forward-looking statements speak only to the date that such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Many of these factors are beyond our control and you should read carefully the factors described in the “Risk Factors” section beginning on page 9 of this prospectus. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect these statements other than material changes to such information.

USE OF PROCEEDS

We estimate the net proceeds from the sale of our common stock in this offering will be approximately $      million after deducting estimated underwriting discounts and other offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate the aggregate net proceeds will be approximately $      million.

We intend to use the net proceeds of this offering for acquiring residential loans and for general corporate purposes. At the current time, we do not have specific agreements or understandings to purchase residential loans but we are continually evaluating opportunities to do so.

Until we designate the use of the net proceeds, we will invest these funds temporarily in liquid, short-term securities. The precise amounts and timing of our use of the net proceeds from this offering will depend upon market conditions, our ability of to identify residential loans and governmental asset portfolios and to purchase them, among other factors.

PRICE RANGE OF OUR COMMON STOCK

Market for Common Stock

On April 20, 2009, following the effective date of the merger between Spinco and Hanover, our common stock commenced trading on the NYSE Amex under the symbol “WAC.” Prior to April 20, 2009, our common stock was traded on the NYSE Alternext under the symbol “HCM.” As of September 21, 2009, there were 188 record holders of our common stock.

The following table sets forth the high and low closing sales prices for, and the per share dividends paid on, our common stock for the periods indicated. For periods prior to April 20, 2009, the information below relates to legacy Hanover. The prices indicated below account for a 50-to-1 reverse stock split effective on April 20, 2009.

			Dividends
	High	Low	Paid

Year Ended December 31, 2007:
First Quarter	$270.50	$165.50	$0.15
Second Quarter	$247.50	$195.50	$0.00
Third Quarter	$240.00	$60.00	$0.00
Fourth Quarter	$107.50	$18.00	$0.00
Year Ended December 31, 2008:
First Quarter	$43.50	$18.50	$0.00
Second Quarter	$25.00	$8.00	$0.00
Third Quarter	$13.50	$4.00	$0.00
Fourth Quarter	$27.50	$4.00	$0.00
Year Ended December 31, 2009:
First Quarter	$11.50	$5.50	$0.00
Second Quarter	$14.15	$5.90	$0.00
Third Quarter (through September 21, 2009)	$18.10	$17.57	$0.50

On September 18, 2009, the last reported sale price of the common stock as quoted by NYSE Amex was $17.75 per share.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of funds legally available therefor. Our dividend policy is to pay quarterly dividends and other distributions to our stockholders of all or substantially all of our net taxable income for each year in order to qualify for the tax benefits accorded to a REIT under the Code. This dividend policy is subject to revision at the discretion of the board of directors. All dividends will be made by us at the discretion of our board of directors and will depend on our taxable earnings, our financial condition, maintenance of our REIT qualification, and such other factors as our board of directors deems relevant.

We currently do not have any dividend reinvestment plan that would allow our stockholders to have any dividends they receive reinvested in additional shares of our common stock. We currently have no plan to adopt such a dividend reinvestment plan.

CAPITALIZATION

The following table sets forth (1) our actual capitalization as of June 30, 2009, and (2) our capitalization as adjusted to reflect the sale of our common stock offered hereby at the offering price of $      per share of common stock, as if the offering had been completed on June 30, 2009 and assuming:

•	net proceeds of the offering are $ , after deducting the estimated offering expenses and the underwriting discount and commissions; and

•	the underwriter’s over-allotment option is not exercised.

You should review this information together with “Use of Proceeds” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

	At June 30, 2009
	Actual(1)	As Adjusted(1)
	(In thousands)

Stockholders’ Equity
Common Stock, $0.01 par value per share; 90,000,000 shares
Authorized, 19,871,205 shares issued and outstanding, actual and shares issued and outstanding, as adjusted	$199	$
Preferred Stock, $0.01 par value, 10,000,000 shares authorized;
No shares issued and outstanding	—		—
Additional paid-in capital	44,797
Retained Earnings	463,844		463,844
Accumulated other comprehensive income	1,647		1,647

Total stockholders’ equity	$510,487	$

(1)	Does not include 1,376,867 shares of our common stock reserved for issuance upon the exercise of stock options and restricted stock units, or RSUs, outstanding as of June 30, 2009, of which options to purchase 6,000 shares of common stock were then exercisable; and excludes 1,898,660 shares of common stock reserved for future grant or issuance under our existing stock option and stock incentive plans as of June 30, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Executive Summary

The Business

We are a mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged residential loans primarily in the southeastern United States. We also operate mortgage advisory and insurance product lines of business. At June 30, 2009, the Company had four wholly owned, primary subsidiaries: Hanover Capital Partners 2, Ltd., doing business as Hanover Capital, WMC, WIRC, and Best. We operate as an internally managed, publicly traded REIT.

On September 30, 2008, Walter Energy outlined its plans to separate its financing business from its core natural resources business through a spin-off to stockholders and subsequent merger with Hanover. In furtherance of these plans, on September 30, 2008, Walter Energy and Walter Investment Management LLC, or Spinco, entered into a definitive agreement to merge with Hanover, which agreement was amended and restated on February 17, 2009. Immediately prior to the spin-off, substantially all of the assets and liabilities related to the financing business were contributed, through a series of transactions, to Spinco in return for all of Spinco’s membership units. On April 17, 2009, immediately following the spin-off from Walter Energy, Spinco was merged with and into Hanover with Hanover continuing as the surviving corporation in the merger. Following the merger, Hanover was renamed Walter Investment Management Corp. After the spin-off and merger, Walter Energy’s stockholders that became members of Spinco as a result of the spin-off, and certain holders of options to acquire limited liability company interests of Spinco, collectively owned 98.5% of the shares of common stock of the surviving corporation in the merger, while stockholders of Hanover owned 1.5% of the shares of common stock of such corporation. As a result, the business combination has been accounted for as a reverse acquisition, with Spinco considered the accounting acquirer. On April 20, 2009, the Company’s common stock began trading on the NYSE Amex under the symbol “WAC”.

Although Hanover was the legal surviving entity in the merger, for accounting purposes the merger was treated as a reverse acquisition of the operations of Hanover and has been accounted for pursuant to Statement of Financial Accounting Standards, or SFAS, No. 141(R), “Business Combinations,” or SFAS 141(R), with Spinco as the accounting acquirer. As a result, the historical financial statements of Spinco have become the historical financial statements of Walter Investment. The Hanover assets acquired and the liabilities assumed were recorded at the date of acquisition, April 17, 2009, at their respective fair values. The results of operations of Hanover were included in the consolidated statements of income for periods subsequent to the merger.

Anticipated Future Operations

Our business, headquartered in Tampa, Florida, was established in 1958 as the financing segment of Walter Energy. Throughout our history, we have purchased residential loans originated by Walter Energy’s homebuilding affiliate, JWH, originated and purchased residential loans on our own behalf, and serviced these residential loans to maturity. Over the past 50 years, we have developed significant expertise in servicing credit-challenged accounts through our differentiated high-touch approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where our borrowers reside. Currently, we employ over 210 professionals and service over 35,000 individual residential loans.

We have historically funded our residential loans through the securitization market. In particular, we have organized Mid-State Trust II, or Trust II (whose assets are pledged to Trust IV), Mid-State Trust IV, or Trust IV, Mid-State Trust VI, or Trust VI, Mid-State Trust VII, or Trust VII, Mid-State Trust VIII, or Trust VIII, Mid-State Trust X, or Trust X, Mid-State Trust XI, or Trust XI, Mid-State Capital 2004-1 Trust, or Trust 2004-1, Mid-State Capital 2005-1 Trust, or Trust 2005-1, and Mid-State Capital 2006-1 Trust, or Trust 2006-1 (collectively, the Trusts) for the purpose of purchasing residential loans from WMC with the net proceeds from the issuance of mortgage-backed or asset-backed notes, or a securitization. The beneficial interests in the Trusts are owned by WMC and Mid-State Capital, LLC, a wholly-owned subsidiary of WMC, respectively. The mortgage-backed debt is non-recourse and not cross-collateralized and therefore must be satisfied exclusively from the proceeds of the residential loans and REO held in each securitization trust. As of June 30, 2009, our nine separate non-recourse securitization trusts had an aggregate of $1.3 billion of outstanding debt, which fund $1.4 billion of residential loans, net of allowance for loan losses and REO. Approximately $347.0 million of our residential loans are unencumbered at June 30, 2009.

The securitization trusts contain provisions that require that the cash payments received from the underlying mortgages be applied to reduce the principal balance of the notes issues by these trusts unless certain over-collateralization or other similar targets are satisfied. Additionally, the securitization trusts contain delinquency and loss triggers, that, if exceeded, result in any excess over-collateralization going t pay down bonds for that particular securitization at an accelerated pace. Assuming no servicer trigger events have occurred and the over-collateralization targets have been met, any excess cash is released to us. As of June 30, 2009, two of the securitization trusts have exceeded triggers and are currently not providing any excess cash flows to us.

Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. We seek to achieve this objective through maximizing income from our existing residential loan portfolio and future investments in performing, sub-performing and non-performing residential loans.

We believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to acquire subprime, non-conforming and credit-challenged residential loans. We believe that events in the financial markets have created significant dislocation between price and intrinsic value in certain of our target assets and that attractive investment opportunities will be available for a number of years. We also believe that our in-depth understanding of residential real estate and real estate-related investments (especially our target assets), coupled with our underwriting and loan servicing capabilities, will enable us to acquire assets with attractive in-place cash flows and the potential for meaningful capital appreciation.

Although we have been in operation since 1958, we substantially revised our business on April 17, 2009, when we completed the spin-off and our merger with Hanover.

For a more detailed discussion of our business and differentiated servicing platform, see “Business-Our Investment Strategy and Target Assets” and “Business-Our Platform”, respectively.

Basis of Presentation

The consolidated financial statements reflect the historical operations of the financing business which were operated as part of Walter Energy prior to the spin-off. Under Walter Energy’s ownership, the financing business operated through separate subsidiaries. A direct ownership relationship did not exist among the legal entities prior to the contribution to Spinco. The consolidated financial statements have been prepared in accordance with GAAP, which requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates. All significant intercompany balances have been eliminated in the consolidated financial statements.

Although we have operated as an independent, stand-alone entity only since April 17, 2009, management believes the assumptions underlying the consolidated financial statements for the years ended December 31, 2008 and 2007 are reasonable. However, the consolidated financial statements included herein do not include all of the expenses that would have been incurred had we been a separate, stand-alone entity. Although, the consolidated financial statements do include certain costs and expenses that have been allocated to us from Walter Energy. As such, the financial information does not necessarily reflect or is not necessarily indicative of our consolidated financial position, results of operations and cash flows in the future, or what would have been reflected had we been a separate, stand-alone entity during the periods presented.

Results of operations for the six months ended June 30, 2009 include the results of operations of legacy Spinco for the six months ended June 30, 2009. The results of operations of legacy Hanover are included from the completion of the merger with Hanover on April 17, 2009 through June 30, 2009. Since the merger constitutes a reverse acquisition for accounting purposes, the pre-acquisition consolidated financial statements of Spinco are treated as the historical financial statements of Walter Investment.

As a result of the reverse acquisition, the historical operations of Spinco have been presented as the historical financial statements of Walter Investment. The combined financial statements of WMC, Best and WIRC (collectively representing substantially all of Walter Energy’s financing business prior to the merger) are considered the predecessor to Spinco for accounting purposes. The combined financial statements of WMC, Best and WIRC have become Spinco’s historical financial statements for periods prior to the merger. Results of operations for the two years ended December 31, 2008 and 2007 are the results of Spinco only.

Critical Accounting Policies

The significant accounting policies used in preparation of our consolidated financial statements are described in Note 2 of Notes to Consolidated Financial Statements of Walter Investment for the year ended December 31, 2008 included elsewhere in this prospectus.

While all significant accounting policies are important to our consolidated financial statements, some of these policies may be viewed as critical. Critical policies are those that are most important to the portrayal of our financial condition and require its most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. These estimates are based upon our historical experience and on various assumptions that it believes to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. We believe our most critical accounting policies are as follows:

Revenue Recognition

Residential loans consist of residential mortgage loans and residential retail instalment agreements and are initially recorded at the discounted value of the future payments using an imputed interest rate. The imputed interest rate used represents the estimated prevailing market rate of interest for credit of similar terms issued to borrowers with similar credit ratings. This rate may be estimated by adding a credit spread and a margin to a benchmark funding rate in order to cover costs and expected losses. Variations in the estimated market rate of interest used to initially record residential loans could affect the timing of interest income recognition. We have had minimal purchase and origination activity subsequent to May 1, 2008, when we ceased purchasing new originations from JWH or providing financing to new customers of JWH. Residential loan pay-offs received in advance of scheduled maturity (voluntary prepayments) effect the amount of interest income due to the recognition at that time of any remaining unamortized discounts or premiums arising from the loan’s inception.

The interest income earned by us is recognized using the interest method. An instalment notes states the maximum amount to be charged to the borrowers, and ultimately recognized as revenue, based on the contractual number of payments and dollar amount of monthly payments. We have the ability to levy costs to protect its collateral position upon default, such as attorney fees and late charges, as allowed by state law. The various legal instruments used allow for different fee structures to be charged to the borrower, for example late fees and prepayment fees. These fees are ultimately recognized as revenue when collected.

Residential loans are placed on non-accrual status when any portion of the principal or interest is 90 days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Residential loans are removed from non-accrual status when the amount financed and the associated interest are no longer over 90 days past due. Recoveries of advanced taxes and insurance related to residential loans are recognized as income when collected.

We sell REO which was repossessed or foreclosed from borrowers in default of their loans or notes. Sales of REO involve the sale and, in most circumstances, the financing of both a home and related real estate. Revenues from the sales of real estate owned are recognized by the full accrual method where appropriate. However, the requirement for a minimum 5% initial cash investment (for primary residences), frequently is not met. When this is the case, losses are immediately recognized, and gains are deferred and recognized by the installment method until the borrower’s investment reaches the minimum 5%. At that time, revenue is recognized by the full accrual method.

Allowance for Loan Losses on Residential Loans

Management’s periodic evaluation of the adequacy of the allowance for losses on residential loans is based on our past loss experience, known and inherent risks in the portfolio, delinquencies, the estimated value of the underlying real estate collateral and current economic and market conditions within the applicable geographic areas surrounding the underlying real estate. The allowance for losses on residential loans is increased by provisions for losses charged to income and is reduced by charge-offs, net of recoveries.

Real Estate Owned

REO is recorded at the lower of cost or estimated fair value less estimated costs to sell, which is based on historical resale recovery rates and current market conditions.

Litigation and Investigations

We are involved in litigation, investigations and claims arising out of the normal conduct of its business. We estimate and accrue our liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements and assessments by internal counsel of pending or threatened litigation. These accruals are recorded when the costs are determined to be probable and are reasonably estimable. We believe we have adequately accrued for these potential liabilities; however, facts and circumstances may change that could cause the actual liabilities to exceed the estimates, or that may require adjustments to the recorded liability balances in the future.

Notwithstanding the foregoing, WMC is a party to a lawsuit entitled Casa Linda Homes, et al. v. Walter Mortgage Company, et al., Cause No. C-2918-08-H, 389th Judicial District Court of Hidalgo County, Texas, claiming breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty and bad faith, promissory estoppel and unjust enrichment. The plaintiffs are seeking actual and exemplary damages, the amount of which have not been specified, but if proven could be material. The allegations arise from a claim that we breached a contract with the plaintiffs by failing to purchase a certain amount of loan pool packages from the corporate plaintiff, a Texas real estate developer. Our counsel has advised that an evaluation of the probability of a favorable or unfavorable outcome and an estimate of potential gain or loss cannot be made at this time; however, we believe the case to be without merit and we are vigorously pursuing the defense of the claim.

As discussed in Note 17 of Notes to Consolidated Financial Statements of Walter Investment for the three and six months ended June 30, 2009, Walter Energy is in dispute with the IRS on a number of federal income tax issues. Walter Energy has stated in its public filings that it believes that all of its current and prior tax filing positions have substantial merit and that Walter Energy intends to defend vigorously any tax claims asserted. Under the terms of the tax separation agreement between us and Walter Energy dated April 17, 2009, Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group, which includes the aforementioned claims of the IRS. However, to the extent that Walter Energy is unable to pay any amounts owed, we could be responsible for any unpaid amounts.

Stock-Based Compensation Plans

As of January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Bulletin No. 107 or, collectively, “SFAS 123(R)”, which requires us to value and record, as compensation expense, stock awards granted to employees under a fair value based method. Prior to January 1, 2006, compensation expense was not required for stock options granted to our employees because all stock options granted had no intrinsic value at the date of grant. However, compensation expense associated with restricted stock unit grants was required to be recognized over the vesting period of the grant.

SFAS 123(R) applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. We utilize the modified prospective application method for stock options and restricted stock units granted prior to January 1, 2006, which requires us to record compensation expense beginning January 1, 2006 for the unvested portion of those stock awards. This compensation expense is charged to the statement of operations with a corresponding credit to capital in excess of par value and is generally recognized utilizing the graded vesting method for stock options and straight-line method for restricted stock units. We use the Black-Scholes option pricing model to value its stock option grants and estimates forfeitures in calculating the expense related to stock-based compensation.

Hedging Activities

We have, in the past, entered into interest rate hedge agreements designed to reduce the risk of rising interest rates on the forecasted amount of securitization debt to be issued to finance residential loans. Changes in the fair value of interest rate hedge agreements that were designated and effective as hedges were recorded in accumulated other comprehensive income (loss), or OCI. Deferred gains or losses from settled hedges determined to be effective have been reclassified from OCI to interest expense in the statement of operations in the same period as the underlying transactions were recorded and are recognized in the caption ’interest expense.’ Cash flows from hedging activities are reported in the statement of cash flows in the same classification as the hedged item. Changes in the fair value of interest rate hedge agreements that are not effective are immediately recorded in the statement of operations. There are no hedges outstanding as of June 30, 2009.

Insurance Claims (Hurricane Losses)

Accruals for property liability claims and claims expense are recognized when probable and reasonably estimable at amounts necessary to settle both reported and unreported claims of insured property liability losses, based upon the facts in each case and our experience with similar matters. The establishment of appropriate accruals, including accruals for catastrophes such as hurricanes, is an inherently uncertain process. Accrual estimates are regularly reviewed and updated, using the most current information available.

We recorded a provision of $3.9 million in 2008 for hurricane insurance losses, net of reinsurance proceeds received from unrelated insurance carriers. These estimates were recorded for claims losses as a result of damage from Hurricanes Ike and Gustav in the Company’s geographic footprint. There were no significant hurricane losses in 2007.

Accounting for the Impairment of Long-Lived Assets Including Goodwill and Intangibles

Long-lived assets, including goodwill and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable and, in the case of goodwill, at least annually. We periodically evaluate whether events and circumstances have occurred that indicate possible impairment.

We use estimates of future cash flows of the related asset, asset grouping or reporting unit in measuring whether the assets are recoverable. Changes in market conditions and actual or estimated future cash flows could have an impact on the recoverability of such assets, resulting in future impairment charges.

In 2008, we recorded a charge of $12.3 million for the impairment of goodwill. As a result of further deterioration in the subprime mortgage markets, we analyzed our goodwill for potential impairment. The fair value was determined using a discounted cash flow approach which indicated that the carrying value exceeded the fair value and that there was no implied value of goodwill. The discount rate of interest used to determine both the fair value of the reporting unit and the implied value of goodwill was a contributing factor in this impairment charge. The continued increase in perceived risk in the financial services markets resulted in a significant increase in the discount rate applied to the projected future cash flows, as compared to the discount rate applied to similar analyses performed in previous periods. As a result of this write-off, we no longer have any goodwill on our balance sheet.

Results of Operations

2009 Summary Results of Operations

The following table presents the Company’s net revenues by portfolio type, income from operations, income taxes and net income for the six months ended June 30, 2009 and 2008 (in thousands):

	Six Months Ended
	June 30,		Increase/
	2009	2008	(Decrease)

Residential loans, unencumbered
Interest income	$17,483	$16,373	$1,110
Less: Interest expense	—	3,509	(3,509)
Less: Interest rate hedge ineffectiveness	—	16,981	(16,981)

Net interest income	17,483	(4,117)	21,600
Less: Provision for loan losses	2,359	2,317	42

Net interest income after provision for loan losses	15,124	(6,434)	21,558

Residential loans held in securitization trusts
Interest income	73,027	82,085	(9,058)
Less:Interest expense	45,743	50,645	(4,902)

Net interest income	27,284	31,440	(4,156)
Less: Provision for loan losses	5,750	5,040	710

Net interest income after provision for loan losses	21,534	26,400	(4,866)

Non-interest income
Premium revenue	6,479	5,059	1,420
Other revenue, net	377	(355)	732

Total	6,856	4,704	2,152

Total revenues, net	43,514	24,670	18,844

Total non-interest expenses	23,571	19,473	4,098

Income before income taxes	19,943	5,197	14,746
Income tax expense (benefit)	(77,070)	1,927	(78,997)

Net income	$97,013	$3,270	$93,743

Interest income on the unencumbered residential loans increased for the six months ended June 30, 2009, as compared to the same period of 2008. This was due predominantly to the increase of the average outstanding portfolio balance from 2008 loan purchases and originations. The average outstanding balance of the portfolio increased from $338.9 million to $390.6 million for the six months ended June 30, 2008 and 2009, respectively.

Interest expense on the unencumbered residential loans decreased for the six months ended June 30, 2009, as compared to the same period in 2008, due to the repayment and termination of the variable loan agreements, or Warehouse Facilities, that were used prior to April 30, 2008 to provide temporary financing for residential loans prior to securitization. There were no outstanding borrowings under the Warehouse Facilities during the six months ended June 30, 2009. During the six months ended June 30, 2008, the Company recorded a $17.0 million interest rate hedge ineffectiveness charge related to the termination of the warehouse facilities.

Interest income on the residential loans held in securitization trusts decreased for the six months ended June 30, 2009, as compared to the same period of 2008, due predominantly to a decrease of the average outstanding portfolio balance due to scheduled repayments, voluntary prepayments and defaults. The average outstanding balance of the portfolio decreased from $1,672.3 million to $1,537.1 million for the six months ended June 30, 2008 and 2009, respectively. Voluntary prepayment speeds have decreased from 6.02% to 4.06% as of June 30, 2008 and 2009, respectively, resulting in a decrease in the recognition of purchase discounts. Voluntary prepayment speeds impact interest income due to the accelerated recognition into interest income at the time of prepayment of purchase discounts that would otherwise be amortized into income over the life of the note.

Interest expense on the mortgage-backed debt decreased for the six months ended June 30, 2009, as compared to the same period of 2008, due predominantly to a decrease of the average outstanding debt balance from repayments. The average outstanding balance of the mortgage-backed debt decreased from $1,571.8 million to $1,346.3 million for the six months ended June 30, 2008 and 2009, respectively.

Premium revenue increased for the six months ended June 30, 2009, as compared to the same period in 2008, due predominantly to a rate increase for premiums charged to borrowers.

The increase in non-interest expenses was primarily attributable to an increase in salaries and benefits and legal and professional expenses. Salaries and benefits have increased primarily due to increases in staffing levels to support additional corporate functions as a result of the spin-off from Walter Energy and our merger with Hanover, the recognition of stock compensation expense related to share-based awards granted in conjunction with and subsequent to the merger, as well as increased medical costs due to the conversion to a fully insured plan. Legal and professional fees increased due to higher legal, tax advisory and internal and external audit fees resulting from the spin-off from Walter Energy and our merger with Hanover.

We recorded an income tax benefit of $77.1 million for the six months ended June 30, 2009. The tax benefit was largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer applicable as a result of our REIT qualification. Excluding the tax benefit related to the reversal of deferred tax liabilities, we recorded income tax expense of $0.9 million and $5.0 million for the three and six months ended June 30, 2009, respectively.

During the six months ended June 30, 2009 and 2008, an estimated tax rate of (386.5)% and 37.1%, respectively, was used to derive an income tax expense (benefit) of $(77.1) million and $1.9 million, respectively, calculated on income from operations, before taxes, of $19.9 million and $5.2 million, respectively.

Residential Loan Portfolio and Related Liabilities

The following table reflects the average balances of the residential loan portfolio, as well as associated liabilities, with corresponding rates of interest and effective yields for the periods indicated (dollars in thousands):

	Six Months Ended June 30,
	2009	2008

Average residential loan balance	$1,734,613	$1,820,081
Average mortgage-backed debt balance	1,346,258	1,571,803

Net investment	$388,355	$248,278
Effective interest income yield on the residential loan portfolio(1)	10.44%	10.82%
Effective interest expense rate(1)	6.80%	6.89%

Net interest spread(1)	3.64%	3.93%
Interest income	$90,510	$98,458
Less: Interest expense	45,743	54,154
Less: Interest rate hedge ineffectiveness	—	16,981

Net interest income	$44,767	$27,323
Average equity balance	$461,008	$260,288
Average leverage ratio(2)	2.92	6.04
Yield on net portfolio assets(3)	5.16%	4.87%
Yield on net investment	23.05%	35.69%

(1)	Effective interest income yield, effective interest expense rate, and net interest spread have been annualized.

(2)	The average leverage ratio is calculated by dividing the average mortgage-backed debt balance by average equity.

(3)	The yield on net portfolio assets for the six months ended June 30, 2008 does not include the interest rate hedge ineffectiveness charge of $17.0 million. There were no hedging costs for the six months ended June 30, 2009. The yield on net portfolio assets is calculated by dividing net interest income by the average residential loan balance.

Net investment increased for the six months ended June 30, 2009, compared to the same period in 2008. The increases are primarily due to the repayment and termination of the Warehouse Facilities in April 2008 offset by loan principal and mortgage-backed debt repayments.

Average leverage ratio decreased for the six months ended June 30, 2009, compared to the same period in 2008. The decrease is primarily related to a decrease in the average mortgage-backed debt balance due to repayment and termination of the Warehouse Facilities resulting in an increase in the average equity.

Net interest spread decreased for the six months ended June 30, 2009, compared to the same period in 2008. These decreases are primarily due to a reduction in the effective rate on the residential loans due to a decrease in the voluntary prepayment speeds which resulted in a decrease in the recognition of purchase discounts into interest income.

The yield on net portfolio assets increased for the six months ended June 30, 2009, as compared to the same period in 2008. This increase in yield is primarily the result of the decrease in interest expense as a result of the repayment and termination of the Warehouse Facilities.

2008 Summary Results of Operations

The following table presents the Company’s net revenues by portfolio type, income from operations, income taxes and net income for the years ended December 31, 2008 and 2007 (in thousands):

	For the Year Ended
	December 31,		Increase/
	2008	2007	(Decrease)

Residential loans, unencumbered
Interest income	$29,535	$21,166	$8,369
Less: Interest expense	3,334	6,953	(3,619)
Less: Interest rate hedge ineffectiveness	16,981	—	16,981

Net interest income	9,220	14,213	(4,993)
Less: Provision for loan losses	5,917	2,737	3,180

Net interest income after provision for loan losses	3,303	11,476	(8,173)

Residential loans held in securitization trusts
Interest income	157,559	177,701	(20,142)
Less: Interest expense	98,781	112,149	(13,368)

Net interest income	58,778	65,552	(6,774)
Less: Provision for loan losses	15,398	11,152	4,246

Net interest income after provision for loan losses	43,380	54,400	(11,020)

Non-interest income
Premium revenue	12,164	10,132	2,032
Other revenue, net	2,182	4,146	(1,964)

Total	14,346	14,278	68

Total revenues, net	61,029	80,154	(19,125)
Total non-interest expenses	55,493	41,361	14,132

Income before income taxes	5,536	38,793	(33,257)
Income tax expense (benefit)	3,099	14,530	(11,431)

Net income	$2,437	$24,263	$(21,826)

Interest income on the unencumbered residential loans increased for the year ended December 31, 2008, as compared to the same period of 2007. This was due predominantly to the increase of the average outstanding portfolio balance due to the growth of this pool of residential loans. Our last securitization occurred in November 2006. The average outstanding balance of the portfolio increased from $167.1 million to $351.1 million for the years ended December 31, 2007 and 2008, respectively.

Interest expense on the unencumbered residential loans decreased for the year ended December 31, 2008, as compared to the same period in 2007, due to the repayment and termination of the Warehouse Facilities on April 30, 2008. During 2008, the Company recorded a $17.0 million interest rate hedge ineffectiveness charge related to the termination of the warehouse facilities.

Interest income on the residential loans held in securitization trusts decreased for the year ended December 31, 2008, as compared to the same period of 2007, due predominantly to a decrease of the average outstanding portfolio balance due to scheduled repayments, voluntary prepayments and defaults. The average outstanding balance of the portfolio decreased from $1,825.0 million to $1,638.9 million for the years ended December 31, 2007 and 2008, respectively. Voluntary prepayment speeds have decreased from 8.02% to 4.74% for the years ended December 31, 2007 and 2008, respectively, resulting in a decrease in the recognition of purchase discounts. Voluntary prepayment speeds impact interest income due to the accelerated recognition into interest income at the time of prepayment of purchase discounts that would otherwise by amortized into income over the life of the note.

Interest expense on the mortgage-backed debt decreased for the year ended December 31, 2008, as compared to the same period of 2007, due predominantly to a decrease of the average outstanding debt balance from repayments. The average outstanding balance of the mortgage-backed debt decreased from $1,721.5 million to $1,539.5 million for the years ended December 31, 2007 and 2008, respectively.

Premium revenue increased for the year ended December 31, 2008, as compared to the same period in 2007 due predominantly to higher premium rates charged to borrowers.

Other revenue decreased for the year ended December 31, 2008 as compared to the same period in 2007 due predominantly to lower interest income on short-term investments due to lower balances from a lower volume of prepayments and the termination of the warehouse facilities.

The increase in non-interest expenses was primarily attributable to goodwill impairment charges and provision for estimated hurricane insurance losses. Goodwill impairment charges of $12.3 million were recorded in 2008 as a result of the total impairment of our goodwill. A provision for estimated hurricane insurance losses of $3.9 million was recorded in 2008 as a result of damages from Hurricanes Gustav and Ike that impacted the Company’s market area.

The decrease in income taxes was primarily due to the impact on the effective rate of the non-deductible goodwill impairment charge.

Residential Loan Portfolio and Related Liabilities

The following table reflects the average aggregate balances of our residential loan portfolio, as well as associated liabilities, with corresponding rates of interest and effective yields for the years ended December 31, 2008 and 2007 (dollars in thousands):

	For the Year Ended
	December 31,
	2008	2007

Average residential loan balance	$1,796,302	$1,796,903
Average mortgage-backed debt balance	1,539,520	1,721,462

Net investment	$256,782	$75,441
Effective interest income yield on the residential loan portfolio	10.42%	11.07%
Effective interest expense rate	6.63%	6.92%

Net interest spread	3.79%	4.15%
Interest income	$187,094	$198,867
Less: Interest expense	102,115	119,102
Less: Interest rate hedge ineffectiveness	16,981	—

Net interest income	$67,998	$79,765
Average equity balance	$273,939	$101,016
Average leverage ratio(1)	5.62	17.04
Yield on net portfolio assets(2)	4.73%	4.44%
Yield on net investment	33.09%	105.73%

(1)	The average leverage ratio is calculated by dividing the average mortgage-backed debt balance by average equity.

(2)	The yield on net portfolio assets for the year ended December 31, 2008 does not include the interest rate hedge ineffectiveness charge of $17.0 million. There were no ineffectiveness charges for the year ended December 31, 2007. The yield on net portfolio assets is calculated by dividing net interest income by the average residential loan balance.

Net investment increased for the year ended December 31, 2008, compared to the same period in 2007. The increase is primarily due to the repayment and termination of the Warehouse Facilities in April 2008.

Average leverage ratio decreased for the year ended December 31, 2008, compared to the same period in 2007. The decrease is primarily related to a decrease in the average mortgage-backed debt balance due to repayment and termination of the Warehouse Facilities.

Net interest spread decreased for the year ended December 31, 2008, compared to the same period in 2007. This decrease is primarily due to a decrease in interest income resulting from lower payment and prepayment-related income, which reduced the effective interest income yield, partially offset by a decrease in both interest expense and the average mortgage-backed debt balance, which reduced the effective interest expense rate.

The yield on net portfolio assets increased for the year ended December 31, 2008, as compared to the same period in 2007. This increase in yield is primarily the result of the decrease in interest expense as a result of the repayment and termination of the Warehouse Facilities, partially offset by a decrease in interest income resulting from lower payment and prepayment-related income.

Additional Analysis of Residential Loan Portfolio

Allowance for Loan Losses

The allowance for loan losses on residential loans was $18.3 million at June 30, 2009, $19.0 million at December 31, 2008 and $14.0 million at December 31, 2007. The following table shows information about the allowance for losses for the periods presented.

			Net Losses and	Net Losses and
			Charge-offs	Charge-offs as a %
	Allowance	Allowance as a % of	Deducted from the	of Residential
	for Losses	Residential Loans	Allowance	Loans
		(dollars in thousands)

June 30, 2009	$18,307	1.06%	$8,771	0.51%
December 31, 2008	$18,969	1.06%	$16,338	0.90%
December 31, 2007	$13,992	0.76%	$12,908	0.70%

The following table summarizes activity in the allowance for loan losses in our residential portfolio, net for the three and six months ended June 30, 2009 and 2008 (in thousands):

	Unencumbered Residential Loans		Residential Loans Held in Securitization Trusts
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Balance, December 31	$3,418	$1,737	$15,551	$12,255
Provision charged to income	1,269	1,377	3,107	2,864
Less: Charge-offs, net of recoveries	(1,314)	(872)	(3,549)	(3,352)

Balance, March 31	3,373	2,242	15,109	11,767
Provision charged to income	1,090	940	2,643	2,176
Less: Charge-offs, net of recoveries	(1,025)	(856)	(2,883)	(2,323)

Balance, June 30	$3,438	$2,326	$14,869	$11,620

The following table summarizes activity in the allowance for loan losses in our residential loan portfolio for the years ended December 31, 2008 and 2007 (in thousands):

	Unencumbered Residential Loans		Residential Loans Held in Securitization Trusts
	Year Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Balance, beginning of the year	$1,737	$293	$12,255	$12,718
Provision charged to income	5,917	2,737	15,398	11,152
Less: Charge-offs, net of recoveries	(4,237)	(1,293)	(12,101)	(11,615)

Balance, end of the year	$3,417	$1,737	$15,552	$12,255

Delinquency Information

The following table presents information about delinquencies in our residential loan portfolio:

	June 30,	December 31,
	2009	2008	2007

Total number of residential loans outstanding	35,402	36,767	39,053
Delinquencies as a percent of number of residential loans outstanding:
31-60 days	1.32%	1.32%	1.36%
61-90 days	0.59%	0.60%	0.51%
91 days or more	2.01%	2.23%	1.82%

	3.92%	4.15%	3.69%
Principal balance of residential loans outstanding ($ in thousands)	$1,890,300	$1,964,978	$2,014,965
Delinquencies as a percent of amounts outstanding
31-60 days	1.57%	1.58%	1.55%
61-90 days	0.76%	0.72%	0.64%
91 days or more	2.73%	3.05%	2.40%

	5.06%	5.35%	4.59%

The following table presents further information about delinquencies as a percent of amounts outstanding in the residential loan portfolio:

	Unencumbered Residential Loans			Residential Loans Held in Securitization Trusts
	June 30,	December 31,		June 30,	December 31,
	2009	2008	2007	2009	2008	2007

31-60 days	2.36%	2.29%	1.44%	1.36%	1.39%	1.57%
61-90 days	1.23%	0.92%	0.98%	0.64%	0.67%	0.58%
91 days or more	4.23%	4.03%	2.20%	2.35%	2.78%	2.44%

	7.82%	7.24%	4.62%	4.35%	4.84%	4.59%

The calculation of delinquencies excludes from delinquent amounts those residential loans that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

The following table summarizes our residential loans placed in non-accrual status due to delinquent payments of 90 days past due or greater:

	June 30,	December 31,
	2009	2008	2007

Unencumbered residential loans
Number of loans	151	153	70
Balance (in millions)	$16.2	$16.0	$6.7
Residential loans held in securitization trusts
Number of loans	561	666	639
Balance (in millions)	$35.4	$42.3	$40.6
Total
Number of loans	712	819	709
Balance (in millions)	$51.6	$58.3	$47.3

Portfolio Characteristics

The weighted average original LTV on the loans in our residential loan portfolio is 89.38% as of June 30, 2009, 89.18% as of December 31, 2008 and 88.83% as of December 31, 2007. The LTV dispersion of our portfolio is as follows:

	June 30,	December 31,
	2009	2008	2007

0.00 - 70.00	1.62%	1.66%	1.68%
70.01 - 80.00	2.98%	3.04%	2.94%
80.01 - 90.00(1)	69.29%	69.49%	72.47%
90.01 - 100.00	26.11%	25.81%	22.91%

Total	100.00%	100.00%	100.00%

(1)	For those residential loans in the portfolio prior to electronic tracking of original LTVs, the maximum LTV was 90%, or 10% equity. Thus, these residential loans have been included in the 80.01 to 90.00 LTV category.

Original LTVs do not include additional value contributed by the borrower to complete the home. This additional value typically was created by the installation and completion of wall and floor coverings, landscaping, driveways and utility connections in more recent periods.

The current weighted average FICO score of the loans in our residential loan portfolio was 581 as of June 30, 2009, 579 as of December 31, 2008 and 582 as of December 31, 2007. The FICO dispersion of our portfolio is as follows:

	June 30,	December 31,
	2009	2008	2007

<=600	50.97%	51.07%	46.43%
601 - 640	11.89%	11.30%	10.59%
641 - 680	8.53%	7.68%	7.29%
681 - 720	4.54%	4.60%	4.31%
721 - 760	2.45%	2.45%	2.43%
761 - 800	2.34%	2.39%	2.30%
>800	0.91%	1.00%	1.01%
Unknown or unavailable	18.37%	19.51%	25.64%

	100.00%	100.00%	100.00%

Our residential loans are concentrated in the following states:

	June 30,	December 31,
	2009	2008	2007

Texas	33.65%	33.41%	33.22%
Mississippi	15.40%	15.36%	15.09%
Alabama	8.73%	8.86%	8.55%
Louisiana	6.53%	6.49%	6.28%
Florida	6.21%	6.24%	6.24%
Others	29.48%	29.64%	30.62%

Total	100.00%	100.00%	100.00%

Our residential loans were originated in the following periods:

Year 2008 Origination	11%
Year 2007 Origination	14%
Year 2006 Origination	11%
Year 2005 Origination	9%
Year 2004 Origination and earlier	55%

Real Estate Owned

The following table presents information about repossessed property related to the unencumbered residential loans (dollars in thousands):

	Units	Balance

Balance at December 31, 2006	43	$3,061
Repossessions	73	6,010
Sales	(55)	(3,679)

Balance at December 31, 2007	61	5,392
Repossessions	177	14,951
Sales	(87)	(7,908)

Balance at December 31, 2008	151	12,435
Repossessions	130	10,935
Sales	(67)	(5,545)

Balance at June 30, 2009	214	$17,825

The following table presents information about repossessed property related to the residential loans held in securitization trusts (dollars in thousands):

	Units	Balance

Balance at December 31, 2006	575	$26,353
Repossessions	1,078	50,173
Sales	(1,054)	(45,511)

Balance at December 31, 2007	599	31,015
Repossessions	992	51,048
Sales	(918)	(46,300)

Balance at December 31, 2008	673	35,763
Repossessions	554	28,671
Sales	(523)	(26,413)

Balance at June 30, 2009	704	$38,021

Liquidity and Capital Resources

Overview

Our principal sources of funds are our existing cash balances, monthly principal and interest payments we receive from our unencumbered residential loan portfolio, cash releases from the securitized residential loan portfolio, and from the sale of our equity and our financing activities. We generally use our liquidity for our operating costs, to pay down our mortgage-backed debt and to make dividend payments. As of June 30, 2009, total debt decreased $53.1 million compared to December 31, 2008.

We believe that, based on current forecasts and anticipated market conditions, funding generated from our residential loans and the proceeds of this offer will be sufficient to meet our operating needs, to make planned capital expenditures, to make all required principal and interest payments on indebtedness and to pay cash dividends as required for our qualification as a REIT. However, our operating cash flows and liquidity are significantly influenced by numerous factors, including the general economy, interest rates and, in particular, conditions in the mortgage markets.

Mortgage-Backed/Asset-Backed Notes and Warehouse Facilities

We have historically funded our residential loans through the securitization market. As of June 30, 2009, our nine separate non-recourse securitization trusts had an aggregate of $1.3 billion of outstanding debt, which fund $1.4 billion of residential loans, net of allowance for loan losses and REO. The mortgage-backed debt is non-recourse and not cross-collateralized and therefore must be satisfied exclusively from the proceeds of the residential loans and REO held in each securitization trust.

At the beginning of the second quarter of 2008, we were a borrower under a $200.0 million Warehouse Facility and a $150.0 million Warehouse Facility providing temporary financing to us for our purchases and/or originations of residential loans. On April 30, 2008, we repaid all outstanding borrowings and terminated the Warehouse Facility using funds provided by Walter Energy. Since the termination of the Warehouse Facilities, we have no longer used or accessed the mortgage-backed securitization market.

Collateralized Mortgage Obligations

We have long-term debt in the form of CMOs. CMO debt totaled $2.5 million and $0 at June 30, 2009 and December 31, 2008, respectively. The CMOs, and the related residential loan collateral, were acquired as part of our merger with Hanover. All of our CMOs are structured as financing transactions, whereby we have pledged residential loans to secure CMOs. As we retained the subordinated securities of this securitization and will absorb a majority of any losses on the underlying collateral, we have consolidated the securitization entity and treat these residential loans as our assets and treat the related CMOs as our debt.

Borrower remittances received on the CMO collateral are used to make payments on the CMOs. The obligations of the CMOs are payable solely from the underlying residential loans that collateralize the debt and otherwise are non-recourse to us. The maturity of each class of CMO is directly affected by principal prepayments on the related CMO collateral. Each class of CMO is also subject to redemption according to specific terms of the respective indenture agreements. As a result, the actual maturity of any class of CMO is likely to occur earlier than its stated maturity.

Credit Agreements

In April 2009, we entered into a syndicated credit agreement that provides for a $15.0 million secured revolving credit facility provided by a bank group, or the Syndicated Credit Agreement. A portion of the Syndicated Credit Agreement, up to $10.0 million, may be used to issue letters of credit. We intend to use the proceeds of the Syndicated Credit Agreement, as necessary, for general corporate purposes. No borrowings have been made under the Syndicated Credit Agreement since inception.

In April 2009, we entered into a revolving credit agreement and security agreement, or the Revolving Credit Agreement, among us, certain of our subsidiaries and Walter Energy, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.0 million. This facility would be available only after a major hurricane has occurred with projected losses greater than a $2.5 million self-insured retention. As of June 30, 2009, no funds have been drawn under the Revolving Credit Agreement and we are in compliance with all covenants.

In April 2009, we entered into a support letter of credit agreement, or the Support LC Agreement, with Walter Energy. The Support LC Agreement was entered into in connection with the a letter of credit of $15.7 million and the bonds similarly posted by Walter Energy in support of our obligations. The Support LC Agreement provides that we will reimburse Walter Energy for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of us. As of June 30, 2009, a $15.7 million letter of credit remains outstanding and we are in compliance with all covenants.

See Note 11 of Notes to Consolidated Financial Statements of Walter Investment for the three and six months ended June 30, 2009 for further information regarding the Agreements.

Statement of Cash Flows

The following table sets forth, for the periods indicated, selected consolidated cash flow information (in thousands):

	For the Six Months
	Ended June 30,
	2009	2008

Cash flows provided by operating activities	$25,944	$7,935
Cash flows provided by investing activities	56,155	98,882
Cash flows used in financing activities	(61,813)	(107,907)

Net increase (decrease) in cash and cash equivalents	$20,286	$(1,090)

Cash balances outstanding were $21.6 million and $1.3 million at June 30, 2009, and December 31, 2008, respectively.

Net cash provided by operating activities increased $18.0 million for the six months ended June 30, 2009 as compared to the same period in 2008. The increase primarily reflected a one-time cash charge of $17.0 million for interest rate hedge ineffectiveness that was paid in 2008.

Net cash provided by investing activities decreased $42.7 million for the six months ended June 30, 2009 as compared to the same period in 2008. The decrease was primarily due to a $20.7 million decrease in principal payments received on residential loans due to a decline in the overall portfolio balance and lower levels of voluntary prepayments, $2.0 million of capital expenditures, as well as $5.9 million of cash transferred to and held as restricted cash in an insurance trust account. The remaining decrease in investing cash flows relate to increases in restricted cash related to the requirements of the securitization trust agreements.

Net cash used in financing activities decreased $46.1 million for the six months ended June 30, 2009 as compared to the same period in 2008. The decrease was primarily due to a $238.0 million decrease in payments on mortgage-backed debt as compared to the prior year. Prior year payments included $214.0 million used to repay and terminate the Warehouse Facility. This decrease was partially offset by a $156.4 million decrease in the receivable from Walter Energy over the prior year related to the dividend of the remaining receivable balance due from Walter Energy prior to the spin-off, a $25.0 million decrease in the issuance of mortgage-backed debt and $16.0 million of dividends to Spinco interest-holders immediately following the spin-off.

The following table sets forth, for the periods indicated, selected consolidated cash flow information (in thousands):

	For the Year Ended
	December 31,
	2008	2007

Cash flows provided by operating activities	$1,956	$14,041
Cash flows provided by investing activities	171,376	201,664
Cash flows used in financing activities	(175,135)	(216,055)

Net decrease in cash and cash equivalents	$(1,803)	$(350)

Cash balances outstanding were $1.3 million and $3.1 million at December 31, 2008 and 2007, respectively.

Net cash provided by operating activities decreased $12.1 million for the year ended December 31, 2008, as compared to the same period in 2007. The decrease primarily reflected a one-time cash charge of $17.0 million for interest rate hedge ineffectiveness that was paid in 2008.

Net cash provided by investing activities decreased $30.3 million for the year ended December 31, 2008, as compared to the same period in 2007. The decrease was primarily due to a $66.2 million decrease in principal payments received on residential loans from a decline in the overall portfolio balance and lower levels of voluntary prepayments, a $5.3 million decrease in cash proceeds from sales of real estate owned, as well as a $3.7 million increase to real estate owned, partially offset by a $39.9 million decrease in purchases of residential loans from unrelated third parties and a $4.7 million decrease in restricted short-term investments.

Net cash used in financing activities decreased $40.9 million for the year ended December 31, 2008 as compared to the same period in 2007. The decrease was primarily due to a $334.5 million decrease in the receivable due from Walter Energy as compared to the prior year from the pay-off and termination of the Warehouse Facilities with funds received from Walter Energy in the amount of $214.8 million. The decrease was partially offset by a $164.2 million decrease in the issuance of mortgage-backed debt and a $138.7 million increase in payments on mortgage-backed debt over the prior year. The payments included $214.0 million used to repay and terminate the Warehouse Facilities in 2008.

Off-Balance Sheet Arrangements

As of June 30, 2009, we retained credit risk on 15 remaining mortgage securities totaling $2.0 million that were sold with recourse in a prior year. Accordingly, we are responsible for credit losses, if any, with respect to these securities.

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any derivative contracts or synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Interest Rate Risk

Our primary interest rate risk exposures relate to the interest rates on our third-party indebtedness and the yields on our residential loan portfolio and prepayments thereof.

Our fixed-rate residential loan portfolio was $1.7 billion as of June 30, 2009 and December 31, 2008 and fixed-rate mortgage-backed debt was $1.3 billion and $1.4 billion as of June 30, 2009, and December 31, 2008, respectively. The fixed rate nature of these instruments and their offsetting positions effectively mitigate significant interest rate risk exposure from these instruments. If interest rates decrease, we may be exposed to higher prepayment speeds. This could result in a modest increase in short-term profitability. However, it could adversely impact long-term profitability as a result of a shrinking portfolio. Changes in interest rates may impact the fair value of these financial instruments.

At December 31, 2007, we had two Warehouse Facilities that provided temporary financing. The Warehouse Facilities were repaid and subsequently terminated in April 2008. As of December 31, 2007, we held multiple interest rate hedge agreements with various counterparties. The objective of these hedges was to protect against changes in the benchmark interest rate on the forecasted issuance of mortgage-backed notes in a securitization anticipated to be priced on or around April 1, 2008. The hedges were to be settled on or before maturity and were being accounted for as cash flow hedges. As such, changes in the fair value of the hedges that took place through the date of maturity were recorded in accumulated other comprehensive income (loss). At March 31, 2008, these hedges no longer qualified for hedge accounting treatment because we no longer planned to access the distressed securitization market. As a result, we recognized a loss on our interest rate hedge ineffectiveness of $17.0 million in the three months ended March 31, 2008. On April 1, 2008, we settled the interest rate hedge agreements that were originally designated to hedge our next securitization. There are no hedge agreements outstanding at June 30, 2009.

Dividends

As a REIT, we are required to have declared dividends amounting to at least 90% of our net taxable income (excluding net capital gain) for each year by the time our U.S. federal tax return is filed. Therefore, a REIT generally passes through substantially all of its earnings to stockholders without paying U.S. federal income tax at the corporate level.

As of June 30, 2009, we expect to pay dividends to our stockholders of all or substantially all of our net income in each year to qualify for the tax benefits accorded to a REIT under the Code. All distributions will be made at the discretion of our board of directors and will depend on our earnings, both tax and GAAP, financial condition, maintenance of REIT qualification and such other factors as the board of directors deems relevant.

On August 5, 2009, we declared a dividend of $0.50 per share on our common stock which was paid on August 31, 2009 to our stockholders of record on August 19, 2009.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our consolidated financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” or SFAS 160, that amends Accounting Research Bulletin 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this pronouncement on January 1, 2009 did not have a significant impact on our consolidated financial statements.

Also in December 2007, the FASB issued SFAS No. 141(R), a replacement of SFAS No. 141, “Business Combinations.” SFAS 141(R) changes or clarifies the acquisition method of accounting for acquired contingencies, transaction costs, step acquisitions, restructuring costs and other major areas affecting how the acquirer recognizes and measures the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, this pronouncement amends previous interpretations of intangible asset accounting by requiring the capitalization of in-process research and development and proscribing impacts to current income tax expense (rather than a reduction to goodwill) for changes in deferred tax benefits related to a business combination. SFAS 141(R) was applied prospectively for business combinations occurring after December 31, 2008. The adoption of SFAS 141(R) impacted our operating results in 2009 with the completion of the business combination with Hanover. Acquisition costs and fees were expensed, resulting in an insignificant decrease in our operating results.

In February 2008, the FASB issued FASB Staff Position, or FSP, SFAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” or FSP FAS 140-3. This pronouncement provides guidance for a repurchase financing for a previously transferred financial asset between the same two counterparties that is entered into contemporaneously, or in contemplation of, the initial transfer. If certain criteria are met, the transaction is considered a sale and a subsequent financing. If certain criteria are not met, the transaction is not considered a sale with a subsequent financing, but rather a linked transaction that is recorded based upon the economics of the combined transaction, which is generally a forward contract. This pronouncement was effective for fiscal years beginning after November 15, 2008, and it is applied to all initial transfers and repurchase financings entered into after the effective date. The adoption of this pronouncement on January 1, 2009 did not have a significant impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133”, or SFAS 161, which amends and expands the disclosure requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 was effective January 1, 2009. The adoption of this pronouncement by us on January 1, 2009 did not have a significant impact on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force, or EITF, 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” or FSP EITF 03-6-1, which provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 requires that all previously reported EPS data is retrospectively adjusted to conform with the provisions of FSP EITF 03-6-1. The adoption of the FSP on January 1, 2009 did not have a significant impact on our historical or current period EPS amounts.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value When the Market for That Asset Is Not Active,” or FSP FAS 157-3. This pronouncement clarifies the application of SFAS No. 157,

“Fair Value Measurements,” or SFAS 157, in a market that is not active. The pronouncement applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The pronouncement was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application are to be accounted for as a change in accounting estimate. The adoption of this pronouncement did not have a significant impact on our consolidated financial statements or disclosures.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” or FSP FAS 140-4 and FIN 46(R)-8, which requires expanded disclosures for transfers of financial assets and involvement with variable interest entities, or VIEs. Under this guidance, the disclosure objectives related to transfers of financial assets now include providing information on (i) our continued involvement with financial assets transferred in a securitization or asset backed financing arrangement, (ii) the nature of restrictions on assets held by us that relate to transferred financial assets, and (iii) the impact on financial results of continued involvement with assets sold and assets transferred in secured borrowing arrangements. VIE disclosure objectives now include providing information on (i) significant judgments and assumptions used by us to determine the consolidation or disclosure of a VIE, (ii) the nature of restrictions related to the assets of a consolidated VIE, (iii) the nature of risks related to our involvement with the VIE and (iv) the impact on financial results related to our involvement with the VIE. Certain disclosures are also required where we are a non-transferor sponsor or servicer of a qualifying special purpose entity, or a QSPE. FSP FAS 140-4 and FIN 46(R)-8 was effective for the first reporting period ending after December 15, 2008. See Note 6 to our June 30, 2009 consolidated financial statements for the additional disclosures required by the FSP.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” or FSP EITF 99-20-1, which amends the impairment guidance in EITF 99-20 to achieve a more consistent determination of whether an other-than-temporary impairment has occurred for all beneficial interests within the scope of EITF 99-20. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that “a market participant” would use and instead requires that an other — than — temporary impairment be recognized as a realized loss through earnings when it its “probable” there has been an adverse change in the holder’s estimated cash flows from cash flows previously projected. This change is consistent with the impairment models contained in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” or SFAS 115. FSP EITF 99-20-1 emphasizes that the holder must consider all available information relevant to the collectibility of the security, including information about past events, current conditions and reasonable and supportable forecasts, when developing the estimate of future cash flows. Such information generally should include the remaining payment terms of the security, prepayments speeds, financial condition of the issuer, expected defaults, and the value of any underlying collateral. The holder should also consider industry analyst reports and forecasts, sector credit ratings, and other market data that are relevant to the collectibility of the consolidated security. The adoption of the FSP on December 31, 2008 did not have a significant impact on our consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” or FSP FAS 107-1 and APB 28-1, which amends disclosures about fair value of financial instruments. The FSP requires a public entity to provide disclosures about fair value of financial instruments in interim financial information. FSP FAS 107-1 and APB 28-1 are effective for interim and annual financial periods ending after June 15, 2009. The adoption of the FSP as of June 30, 2009 did not have a significant impact on our consolidated financial statements. See Note 5 to our June 30, 2009 consolidated financial statements for our fair value disclosures.

In April 2009, the FASB issued FSP FAS 115-2, FAS 124-2 and EITF 99-20-2, “Recognition and Presentation of Other-Than-Temporary-Impairment,” or FSP FAS 115-2, which clarifies other-than-temporary impairment. The FSP (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under FSP FAS 115-2, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of impairment related to other factors is recognized in other comprehensive income. FSP FAS 115-2 is effective for interim and annual periods ending after June 15, 2009. The adoption of the FSP on June 30, 2009 did not have a significant impact on our consolidated financial statements or disclosures.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” which clarifies the application of fair value accounting. The FSP affirms the objective of fair value when a market is not active, clarifies and includes additional factors for determining whether there has been a significant decrease in market activity, eliminates the presumption that all transactions are distressed unless proven otherwise, and requires an entity to disclose a change in valuation technique. The FSP is effective for interim and annual periods ending after June 15, 2009. The adoption of the FSP on June 30, 2009 did not have a significant impact on our consolidated financial statements or disclosures.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Event,” or SFAS 165. This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. We evaluated all events or transactions that occurred from June 30, 2009 to August 14, 2009, the date we issued our June 30, 2009 consolidated financial statements. During this period we did not have any material recognizable or non recognizable subsequent events.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,” or SFAS 166. SFAS 166 amends the derecognition accounting and disclosure guidance relating to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement 125,” or SFAS 140. SFAS 166 eliminates the exemption from consolidation for QSPEs, it also requires a transferor to evaluate all existing QSPEs to determine whether it must be consolidated in accordance with SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” or SFAS 167. SFAS 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. We are continuing to evaluate the impact that SFAS 166 will have on our financial condition and results of operations upon adoption.

In June 2009, the FASB issued SFAS 167, which amends the consolidation guidance applicable to VIEs. The amendments to the consolidation guidance affect all entities currently within the scope of FIN 46(R), as well as QSPEs that are currently excluded from the scope of FIN 46(R). SFAS 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. We are continuing to evaluate the impact that SFAS 167 will have on our financial condition and results of operations upon adoption.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” or SFAS 168. SFAS 168 will become the single source of authoritative nongovernmental GAAP, superseding existing FASB, American Institute of Certified Public Accountants, or AICPA, EITF, and related accounting literature. SFAS 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This pronouncement will have an impact on our financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS 168.

BUSINESS

General

We are a mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged residential loans primarily in the southeastern United States. We operate as an internally managed, publicly traded REIT.

Our objective is to provide attractive risk-adjusted returns to our stockholders, primarily through dividends and secondarily through capital appreciation. We seek to achieve this objective through maximizing income from our existing residential loan portfolio and future investments in a diversified investment portfolio of performing, sub-performing and non-performing residential loans. For the three months ended June 30, 2009, we generated income before income taxes of $8.6 million and paid a quarterly dividend of $0.50 per share on August 31, 2009.

We believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to acquire subprime, non-conforming and credit-challenged residential loans. We believe that events in the financial markets have created significant dislocation between price and intrinsic value in certain of our target assets and that attractive investment opportunities will be available for a number of years. We also believe that our in-depth understanding of residential real estate and real estate-related investments (including our target assets), coupled with our underwriting and loan servicing capabilities, will enable us to acquire assets with attractive in-place cash flows and the potential for meaningful capital appreciation.

Our senior management team has a long track record and extensive experience managing and investing in residential loans and real estate-related investments through a variety of credit cycles and market conditions. Our senior management team has an average of nearly 30 years of experience in their respective fields, including real estate investing and financing, with significant experience in distressed sub-performing and non-performing residential loans and REO properties, with an average tenure of approximately 19 years at the Company or its predecessor entities.

Our business, headquartered in Tampa, Florida, was established in 1958 as the financing segment of Walter Energy, a diversified company operating in the natural resources, financing and homebuilding segments. Throughout our history, we purchased residential loans originated by Walter Energy’s homebuilding affiliate JWH, originated and purchased residential loans on our own behalf, and serviced these residential loans to maturity. Over the past 50 years, we have developed significant expertise in servicing credit-challenged residential loans through our differentiated high-touch approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where our borrowers reside. Currently, we employ over 210 employees and service over 35,000 individual residential loans. As of June 30, 2009, our residential loan portfolio had a total outstanding principal balance of $1.9 billion with a net book value as of such date of $1.7 billion.

From 1946 to 2008 JWH built and sold approximately 350,000 homes throughout the southeastern United States. From 1958 to 2008, WMC, a JWH sister company, and its predecessors (referred to as WMC) purchased and originated and purchased residential loans originated by JWH in connection with those home sales. WMC’s business was to service the mortgages until such time as a sufficiently large portfolio had been accumulated, at which point the portfolio would be securitized and placed into a trust, with WMC continuing to service the mortgages in the trust.

As a result of the economic decline of 2008 in general, and the dramatic decline in the real estate market in particular, Walter Energy decided to cease its home building operations completely in December 2008. At the same time, as part of a larger strategy to divest itself of various businesses in order to maximize stockholder value by focusing on growth in each of its individual businesses, Walter Energy decided in 2008 to spin off its financing business, which includes WMC and our two insurance subsidiaries, Best and WIRC.

Given the nature of our business, it was believed that the best way to maximize stockholder value was for the Company to operate as a REIT. In light of timing and other hurdles to establishing a new REIT, it was determined that the most expedient way to become a REIT was to merge with an existing REIT; and in October of 2008, Walter Energy entered into an agreement to merge its financing business into Hanover.

The merger with Hanover occurred immediately following the spin-off and taxable dividend distribution on April 17, 2009.

Although Hanover was the legal surviving entity in the merger, for accounting purposes the merger was treated as a reverse acquisition of the operations of Hanover and has been accounted for pursuant to SFAS 141(R), with Spinco as the accounting acquirer. As a result, the historical financial statements of Spinco have become the historical financial statements of the Company. The Hanover assets acquired and the liabilities assumed were recorded at the date of acquisition (April 17, 2009) at their respective fair values. The results of operations of Hanover were included in the consolidated statements of income for periods subsequent to the merger.

Our Platform

Subprime mortgage servicing involves challenges not usually present in prime servicing. Over the past 50 years, we have developed best practices to service portfolios, which include subprime mortgages, in order to mitigate losses, and we continue to refine and enhance these practices to meet the challenges posed by the current market.

We have a fully integrated in-house underwriting process, which includes a credit review and underwriting of the borrower, an appraisal of the collateral value securing the residential loan, and other quality control procedures performed by our personnel. Our underwriting process places a high degree of emphasis on a borrower’s employment stability, income and ability to pay, as measured by housing expense-to-income and total debt-to-income ratios. In conjunction with this underwriting, we also independently verify the borrower’s employment and income in most instances, with evaluation of collateral performed internally for each residential loan. Through our merger with Hanover, we supplemented our strong existing underwriting expertise with a broad range of loan sale and valuation advisory capabilities as well as established sourcing relationships.

Our long track record of superior financial and portfolio performance, through even the most difficult credit cycles, is attributable to our unique asset management and servicing approach. While most mortgage servicers communicate with borrowers via telephone and written communications sent by mail, we have, for decades, used field representatives to maintain personal contact with borrowers. We have found this personal, hands-on approach to be more effective in assisting borrowers in both keeping current with their payment schedules and in working early on with borrowers who find themselves in difficult financial circumstances.

Our servicing organization, which is led by seasoned employees averaging over 24 years in the servicing industry, as well as at the Company or its predecessor entities, is structured geographically into seven regional divisions with field-servicing representatives in approximately 80 locations dispersed throughout our southeastern United States footprint. The geographic dispersion of our field representatives allows for meaningful, face-to-face contact with our borrowers. Our differentiated servicing reflects a long-term, relationship-based approach whereby the local field-servicing representatives are involved in virtually all aspects of the servicing and loss-mitigation functions, including evaluating the collateral as part of the underwriting process, collections, inspections, informal credit counseling, foreclosures and evictions, as well as marketing and sales of foreclosed properties. Our call center, located in Texas, acts as a support function for our field personnel, which practice is in contrast to that of the typical servicer which utilizes a call center as its primary method of contacting borrowers. This allows our field-servicing representatives to perform more “on the ground” functions in high volume areas.

Our proactive measures are designed to prevent borrowers from becoming delinquent and to encourage borrowers who become delinquent to begin paying again on their loans and avoid foreclosure. In the current environment, loan modifications often provide a better outcome for lenders than do foreclosures or forbearance plans. Our objective is to keep more borrowers in their homes and avoid foreclosures whenever practical. We believe that this core philosophy is best accomplished through our high-touch approach to servicing.

Our payment processing, escrow, tracking of security documents, satisfactions, and certain loss-mitigation functions are centralized at our Tampa, Florida headquarters. Payment processing is performed primarily through our lockbox with a limited amount of manual processing. Escrow is available and offered to borrowers. Under certain circumstances and when allowed by the borrower’s mortgage documents, escrow may be required as a result of non-payment of insurance or taxes. Tracking of insurance coverage and property taxes is in place and monitored by outside vendors. Forced placed coverage is ordered when proof of insurance is not provided by the borrower.

Loss-mitigation efforts by our field-servicing staff that requires foreclosure are submitted by the field-servicing staff to a foreclosure committee comprised of senior managers who average over 28 years of experience in the mortgage servicing industry. The foreclosure committee reviews actions that have been taken in order to resolve the delinquency and may suggest additional options to avoid foreclosure, including loan modifications. If the foreclosure committee determines that foreclosure is the appropriate option, files are sent to a network of attorneys to start the foreclosure process. Property managers and corporate staff lawyers manage each local foreclosure attorney’s efficiency. Field personnel are utilized to perform property condition and occupancy updates while a residential loan is in foreclosure.

Bankruptcies are managed by a team of employees with significant industry experience. Proofs of claim are prepared internally by the bankruptcy department. The Public Access to Court Electronic Record, or PACER, system is utilized to efficiently obtain case and docket information related to residential loans in bankruptcy from the federal appellate, district and bankruptcy courts. State specific reports are used to monitor each bankrupt residential loan, by type to establish departmental workflow and account priority. State-specific reports for Agreed Orders and Requests for Relief of Stay are used to monitor each residential loan and to evaluate file completion times.

We believe that our low delinquency rate of 5.06% of our total residential loan portfolio outstanding at June 30, 2009, and our high recovery rate on foreclosed residential loans of 81.0% for the quarter ended June 30, 2009, compare favorably to that of other industry participants. We also believe that our strong credit-oriented underwriting process and differentiated servicing capabilities will enable us to continue to maximize returns from our existing residential loan portfolio as well as position us to compete effectively on loan portfolios that we may seek to acquire in the future.

Our Existing Residential Loan Portfolio

Our existing portfolio, as of June 30, 2009, consists of over 35,000 residential loans with an outstanding principal balance of $1.9 billion. These loans were originated and acquired primarily from JWH, which constructed homes typically on individual lots owned by the borrower primarily in rural southeastern United States locations. In most cases, the borrower was responsible for completing the wall and floor coverings, landscaping, driveways and utility connections, thereby contributing additional value to the home. Most homes sold by JWH were purchased with financing provided by WMC. Qualified borrowers were offered fixed rate mortgages generally requiring no cash down payment and secured by the home and the land on which it is situated.

If the borrower owned the land on which the home was to be built, JWH required evidence of ownership, a legal description of the land, and evidence that there were no liens or encumbrances on the land. If the land was not owned by the borrower, the financing of the land and home was possible assuming the borrower would still meet our equity requirement. When a home was financed, a third party appraisal or title insurance was generally not obtained. Rather, in making financing decisions, significant consideration was given to the ratio of the amount financed to the estimated value of the home and land securing such amount. We enlisted field-servicing personnel to determine the value of the lot on which the home was to be built. Generally, the lot or land value needed to equal at least 10% of the selling price of the home, resulting in an initial LTV ratio of approximately 90%. Before being permitted to occupy the new home, typically the borrower would need to complete utility hook-ups and any other components not purchased from JWH. The costs incurred by borrowers to complete a new home depended on the stage of completion of the home purchased, whether public water and sewer systems were available, and whether wells and septic tanks were already installed.

Such costs to complete the home could be 5% or more of the sales price (based upon home at least 90% completed at the time of purchase). Those additional costs further reduced initial LTV ratios.

The residential loans acquired from JWH were underwritten according to our specifications. Our personnel performed the credit review and underwriting of the borrower and other quality control procedures. The credit review and underwriting processes, though highly subjective, placed a high degree of emphasis on a borrower’s employment stability, income, and ability to pay. We assessed those factors by considering housing-to-income and total debt-to-income ratios. As part of the underwriting process, a borrower’s income and employment were verified usually by examining pay stubs and W-2 forms and occasionally through telephone conversations with the borrower’s employer or, if the borrower was self-employed, by examining the borrower’s income tax returns. We generally required that each applicant have at least one year of continuous employment. Only a small percentage of secondary income (second jobs or part-time employment) was utilized in qualifying applicants. We would have the title record examined in order to verify ownership of land, we would also order a title report, and frequently, we would obtain a survey of the property.

In addition, we also obtained and reviewed a tri-bureau credit report that included, among other information, the borrower’s credit scores, paying particular attention to the borrower’s credit information for the two to three years preceding the date of the application. We also considered the borrower’s total indebtedness and other payment and debt obligations. We would generally approve an applicant, subject to verification of land values, if:

•	we deemed a borrower’s credit report to be favorable;

•	the required monthly payment did not exceed approximately 30% of the borrower’s monthly gross income; and

•	the borrower’s total debt payments did not exceed approximately 50% of monthly gross income.

Upon completion of construction, the mortgage note was boarded into our servicing system.

At June 30, 2009, our portfolio exhibited the following characteristics:

•	Our loans were secured by homes located throughout the southeastern United States, with the highest concentrations in Texas (34%), Mississippi (15%), Alabama (9%), Louisiana (7%) and Florida (6%).

•	These homes were generally located outside major markets and, as a result, we believe are less affected by the volatility that had characterized the broader housing market.

•	Approximately 98% of our portfolio was comprised of traditional fixed-rate mortgages, primarily secured by owner occupied, single-family homes.

•	Approximately 95% of our portfolio loan balance was current, with only 2.7% 90 or more days delinquent.

•	Approximately 55% of our loans were originated in 2004 or earlier and fewer than 12% were originated after 2007.

•	The weighted-average FICO score of our borrowers was 581, as of June 30, 2009, and the weighted-average LTV at origination was 89%.

•	The weighted-average coupon on our residential loan portfolio was 9.13% and the weighted-average effective yield for the three months ended June 30, 2009 was 10.47%.

We intend to hold the residential loans currently in our portfolio until their maturity. As such, they are carried on our balance sheet at their historical cost, with an allowance for loan losses provided for inherent losses as of the balance sheet date, and therefore are not marked to market.

Our Investment Strategy and Target Assets

Our investment strategy is to provide attractive risk-adjusted returns to our stockholders over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by continuing to invest in residential loans (mortgage loans secured by residential real property).

We intend to purchase primarily residential loans in the secondary markets, including: (i) in liquidations by the FDIC of portfolios of mortgage loans of failed depository institutions, and (ii) from other owners of those assets, such as mortgage banks, commercial banks, savings and loan associations, credit unions, insurance companies and GSEs, such as Fannie Mae and Freddie Mac. We have approached financial institutions with residential loan portfolios located within our geographic footprint in an effort to explore acquisition opportunities. We have also completed the qualification process to become a bidder with the FDIC and will actively evaluate its portfolios and participate in auctions and other structured sale transactions of assets that best fit our investment and servicing criteria. We may acquire these residential loans with seller financing or other forms of leverage.

In addition to purchasing groups of individual residential loans, we may make investments in groups or pools of residential loans in which we own a partial interest. In these cases, we may make co-investments in assets along with either existing owners or other investors. We may also enter into arrangements with owners of residential loans whereby we service the portfolio for a fee, which may be in excess of typical servicing fees, some of which may be contingent upon portfolio performance. We may eventually sell or securitize the residential loans that we acquire, or hold them in our residential loan portfolio until their maturity.

Based on our historical experience and expertise, and our existing high-touch servicing platform which was designed to service subprime, non-conforming and credit-challenged residential loans, we expect that a substantial portion of the loans we acquire will be distressed loans. We also intend to target loans that are generally similar to those that we currently own, including loans that are secured by mortgages on owner-occupied, single-family residences located within, and possibly outside of our geographic footprint in the southeastern United States with initial loan amounts below $300,000. We expect to acquire such loans at a discount to their unpaid principal balances. We will seek to maximize cash flows and the values of these loans through loan modification programs, differentiated servicing and other techniques focused on keeping borrowers in their homes or maximizing the recoveries realized when that is not possible. In the event we purchase residential loans outside of our southeastern U.S. footprint, either as a targeted acquisition or as part of a widely dispersed portfolio that includes residential loans both inside and outside of our footprint, we may, among other options, expand our serving network into such areas, contract with third party servicers to service these residential loans and/or subsequently divest such residential loans.

In acquiring loans and loan portfolios, we will focus on the following:

•	Capitalizing on our extensive underwriting experience and market analytics to identify investments with pricing dislocations and attractive risk-return profiles, especially in our geographic footprint, that can be purchased at meaningful discounts to our estimates of intrinsic value;

•	Creating capital appreciation opportunities by improving the performance of sub-performing or non-performing residential loans through repositioning, restructuring and active management of those assets;

•	Structuring transactions with a prudent amount of leverage, if any, given the risk of the underlying assets’ cash flows, while attempting to match the structure and duration of any financing with the underlying assets’ cash flows, including the use of hedges, as appropriate; and

•	Leveraging our experience and professional relationships in regulatory and banking circles.

•	Qualifying as a REIT, which involves highly technical and complex provisions of the Code, and our failure to remain qualified as a REIT, which would subject us to U.S. federal income tax and applicable state and local taxes, thereby reducing the amount of cash available for distributions to our stockholders.

•	Complying with REIT requirements may cause us to liquidate or forego otherwise attractive opportunities.

We currently do not intend to originate residential loans or provide other types of financing to the owners of real estate, other than that provided to buyers of our foreclosed properties. In the future, however, we may decide to originate residential loans or other types of financing.

We may acquire residential loans from the following sources:

FDIC Liquidations of Failed Depository Institutions Assets.  We believe that the FDIC will continue to provide attractive investment opportunities in residential loans through its liquidation of the assets of failed depository institutions for which it is appointed receiver. We will seek to acquire loans of failed depository institutions from the FDIC, including potentially through structured transactions in which the FDIC retains a participation interest in future proceeds from the loans.

Direct Acquisitions.  Many holders of residential loans, such as banks, mortgage companies and insurance companies, may be motivated to reduce their loan holdings, creating opportunities to acquire pools of loans at significant discounts. We believe that we are well positioned to leverage our relationships with a diverse group of financial intermediaries, including primary dealers, major investment banks and brokerage firms to capitalize on these potential investment opportunities.

Government Programs.  We may participate in programs established by the U.S. government. In March 2009, the U.S. Treasury announced certain details, which are subject to change, concerning its Public-Private Investment Program, including the Legacy Loans Program. The Legacy Loans Program would provide financing for loan purchases from depository institutions. As proposed, the Legacy Loans Program would allow private investors to bid on discrete pools of loans from U.S. depository institutions to be held by individual Public-Private Investment Funds, or PPIFs, that would be funded through a combination of debt and equity. The FDIC would provide guarantees on debt financing for each PPIF, allowing for a maximum 6:1 debt-to-equity ratio based on the credit profile of the pool. The actual coverage ratio would be determined by the FDIC on a case by case basis and may be less than 6:1.

The pools of loans that we acquire pursuant to the opportunities described above will consist primarily of United States residential loans. We expect that these loans will be performing, sub-performing and non-performing, of varying credit quality, including subprime, Alt-A and prime. The Company, in its sole discretion, will determine the size, loan type, credit quality and the composition of our portfolio of loans. We believe that the number and size of available residential loans will significantly exceed our capacity, allowing the Company to be selective in acquiring available residential loans

Although we expect to target certain residential loan types, including concentrating on assets in our geographic footprint, we will not be subject to any specific geographic, diversification or concentration limitations.

Our investment strategy is dynamic and flexible, which enables us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the region in which we operate. We believe that this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities and that our investment strategy will position us to generate attractive long-term returns for our stockholders in a variety of market conditions.

Investment Processes

Our investment processes will include sourcing and screening of real estate loan investment opportunities, assessing suitability, conducting credit and prepayment analysis, evaluating cash flow and collateral performance, and reviewing legal and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment will be screened and monitored to determine its impact on maintaining our REIT qualification and our exemption from registration under the Investment Company Act.

We will evaluate each investment opportunity based on its expected risk-adjusted return relative to the returns available from other, comparable investments. In addition, we expect to evaluate new opportunities based on their relative expected returns compared to our existing portfolio. The terms of any leverage available to us for use in funding an investment purchase will also be taken into consideration, as are any expected risks. All investment opportunities will be reviewed and approved by an investment committee consisting of senior management including our chief executive officer, chief operating officer, chief financial officer and general counsel. We have made and will seek to make investments where we have strong core competencies and where we believe credit risk and expected performance can be reasonably quantified.

Once a potential residential loan package investment has been identified, we will perform financial, operational and legal due diligence to assess the risks of the investment. We will analyze the loan pool and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which we will consider include, but are not limited to, documentation, credit evaluation and property valuation. Depending on the size of the loans, we may not review all of the loans in a pool, but rather select loans for underwriting and appraisal review based upon specific risk-based criteria such as property location, loan size, effective loan-to-value ratio, borrower’s credit score and other criteria we believe to be important indicators of credit risk. Key factors that may be assessed could include the borrowers’ income, assets, credit history and debt-to-income ratios. We will also give consideration to other factors such as price of the pool, geographic concentrations and type of product. We refine our underwriting criteria based upon actual loan portfolio experience and as market conditions and investment requirements evolve. Other considerations in our investment process will include analysis of fundamental economic trends, suitability for investment by a REIT, consumer borrowing trends, home price appreciation and relevant regulatory developments.

Our Financing and Hedging Strategy

We have historically funded our residential loans through the securitization market. As of June 30, 2009, we had nine separate non-recourse securitizations outstanding, with an aggregate of $1.3 billion of outstanding debt, which fund $1.4 billion of residential loans, net of allowance for loan losses and REO. Although structured legally as sales, these securitizations are accounted for as financings in our financial statements. Accordingly, the residential loans and mortgage-backed debt in these securitizations are reflected on our balance sheet. The mortgage-backed debt is non-recourse and not cross-collateralized and therefore must be satisfied exclusively from the proceeds of the residential loans and REO held in each securitization trust. This non-recourse debt is term funded, low cost and fixed rate with an aggregate advance rate against the book value of the encumbered assets of 94.8% as of June 30, 2009. The remaining $347.0 million of residential loans are unencumbered and financed from our stockholders’ equity at June 30, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a more detailed description of our securitizations and other sources of financing.

While we believe that, in the current environment, we can achieve attractive yields on newly acquired assets on an unleveraged basis, we may use prudent amounts of leverage to increase potential returns to our stockholders. We are not currently required to maintain any specific debt-to-equity ratio and we believe the appropriate leverage for the particular assets we are financing depends on the credit quality and risk of those assets. Our leverage ratio has fluctuated and we expect it to continue to fluctuate from time to time based upon, among other things, our assets, market conditions and the availability of and conditions of financings.

In the future, we may use leverage to increase potential returns to our stockholders. Potential sources of leverage may include repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements. Current market conditions have adversely affected the cost and availability of financing from each of these sources, and their individual providers, to varying degrees. However, we believe that, in the future, other sources of financing may become available at affordable terms. For example, the FDIC has indicated that in conjunction with its liquidation of failed depository institution assets it may provide or guarantee debt financing to facilitate purchases.

However, we anticipate that these and other sources of financing are or may become more readily available and affordable. For example, the FDIC has indicated that in conjunction with its liquidation of failed depository institution assets it may provide or guarantee debt financing to facilitate purchases. The appropriate leverage for the particular assets we may finance will depend on the credit quality and risk of those assets.

Further, we also may acquire residential loans for our portfolio with the intention of either securitizing them and retaining them in our portfolio as securitized residential loans, or holding them in our residential loan portfolio. We may or may not acquire these residential loans with seller financing or other forms of leverage.

We also may, from time to time, subject to maintaining our qualification as a REIT, utilize derivative financial instruments, including, among others, interest rate swaps, interest rate caps, and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Market and Growth Opportunities

We believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to acquire subprime, non-conforming and credit-challenged residential loans. We believe that, especially within our geographic footprint of the southeastern United States, there are unique opportunities to acquire these distressed residential loans at significant discounts to their unpaid principal balances. Market prices of residential loans have declined significantly during the current economic downturn due, in large part, to increasing rates of borrower defaults, falling values of real estate collateral and a general lack of liquidity. Many depository institutions and other holders of portfolios of distressed residential loans in the United States are under financial duress and may be motivated to sell these loans directly or through recently announced government programs. In particular, we believe that the FDIC will provide attractive investment opportunities in residential loans through liquidations of the assets of failed depository institutions for which it is appointed receiver.

According to the FDIC, as of September 13, 2009, 92 depository institutions have failed in 2009 (30% of which were headquartered in the southeastern United States), with approximately $100 billion in combined assets. In 2008, 25 depository institutions failed, with approximately $373 billion in assets, as compared to 2007 in which only three banks failed, with approximately $2.6 billion in assets. The FDIC has begun disposing of failed banks’ assets primarily through open auctions, a process similar to that utilized during the RTC era of 1989-1995. There were over 400 depository institutions which have over $300 billion of assets on the FDIC’s Problem List as of June 30, 2009. The FDIC has indicated that in conjunction with its liquidation of failed depository institution assets it may provide or guarantee debt financing to facilitate purchases. Based upon announcements by the FDIC on June 3, 2009 and July 8, 2009, we anticipate that the FDIC may provide guarantees on debt that are generally similar in structure and amount to the guarantees it proposed to make under the Legacy Loans Program in a test case sale of receivership assets for which it expects to solicit bids in July and August 2009. The amount of debt that the FDIC had proposed to guarantee under the Legacy Loans Programs was to be determined on a pool-by-pool basis, and would not exceed a debt-to-equity ratio of 6:1.

As market conditions have continued to evolve, we believe that we are in a position to take advantage of these opportunities. The majority of the large national and regional banks have now satisfied the government-mandated stress test and have raised additional capital. While this may have provided these financial institutions with near-term capital flexibility, we believe that they still have significant distressed assets and we believe they will take steps to mitigate their exposure through future sales of these assets. Many smaller and mid-sized banks are now also facing increased pressure to address their problem assets. Against this landscape, the FDIC is accelerating its pace in dealing with the troubled banks on its watch list.

On July 8, 2009, the U.S. Treasury and the FDIC issued a joint statement that indicated that the FDIC remains committed to building a successful Legacy Loans Program for open banks. The announcement stated that the FDIC will be prepared to offer the Legacy Loans Program in the future as needed to cleanse bank balance sheets and bolster the ability of banks to support the credit needs of the economy. The announcement further stated that the FDIC will continue to work on ways to increase the utilization of this program by open banks and investors. The announcement also noted that the Legacy Loans Program is intended to boost private demand for distressed assets and facilitate market-priced sales of troubled assets and indicated that the FDIC will provide oversight for the formation, funding and operation of a number of vehicles that will purchase these assets from banks or directly from the FDIC. As described in the announcement, private investors will invest equity capital and the FDIC will provide a guarantee for debt financing issued by these vehicles to fund asset purchases. The FDIC’s guarantee will be collateralized by the purchased assets and it is contemplated that the FDIC will receive a fee in return for its guarantee. We will continue to monitor developments concerning the Legacy Loans Program and we will seek to take advantage of attractive opportunities that may be presented by this or any other government programs.

While these areas are our main focus, we will also continue to pursue sourcing of assets through a variety of other channels. We believe that we have sufficient relationships with primary dealers, investment banks, brokerage firms, and other financial intermediaries to adequately source such opportunities. Further, our Hanover division is an active advisor and service provider to various U.S. regulatory agencies, and has been awarded contracts to provide valuations and other services to those agencies. In addition to the revenue opportunities these contracts provide, they are also very important sources of market information about assets and valuation. We may also grow our business through partnerships and other joint venture arrangements with third parties, as well as through the merger with, or acquisition of third party residential loan servicers that supplement or are otherwise complementary to our existing business.

Our Business Strengths

We believe that our historical approach to originating, underwriting and servicing of residential loans through our experienced management team and our differentiated servicing platform when combined with our disciplined credit-oriented investment approach is our core strength.

Experienced Management Team with Significant Operating Experience.  Our business was established in 1958 to acquire, originate and service mortgage assets. Our senior management team has a long track record and extensive experience managing and investing in residential loans and real estate-related investments through a variety of credit cycles and market conditions. The members of our senior management team have an average of over 30 years of experience in real estate investing and financing, including significant experience in distressed sub-performing and non-performing residential loans and REO properties, with an average tenure of over 18 years at the Company or its predecessor entities.

Robust Existing Residential Loan Portfolio.  Our existing residential loan portfolio is geographically dispersed across the southeast region of the United States, and was originated through consistent and disciplined underwriting. With a weighted-average yield of 10.47% on our entire residential loan portfolio for the three months ended June 30, 2009 and $347.0 million of unencumbered assets at June 30, 2009, our existing portfolio is generating strong cash flow.

Differentiated Servicing Capabilities.  Over the past 50 years, we have developed a differentiated servicing platform focused on the demographics and credit profiles of our borrowers. Our servicing organization, which is led by seasoned employees averaging over 25 years in the servicing industry, is structured to allow for meaningful, high-touch contact with our borrowers. We believe that this differentiated servicing approach is a primary reason for the relatively low delinquency rates and the relatively high recovery rates in our existing portfolio.

Disciplined, Credit-Oriented Investment Approach.  We have a fully integrated in-house credit-oriented investment approach, with extensive experience in underwriting, conducting due diligence and valuing real estate and real estate-related assets, including the asset classes in which we intend to invest. Through our merger with Hanover, we further broadened our valuation and underwriting capabilities. The foundation of our underwriting platform is our in-depth, bottom-up asset level evaluation using rigorous quantitative and qualitative analysis. We believe that our credit-oriented investment focus, along with our knowledge of the southeastern United States market, provides an advantage relative to many of our competitors and enables us to better identify attractive investment opportunities and assess the performance, risk and returns that we can expect from any particular investment. As the pace of bank failures increases, we believe that the FDIC and other government agencies will likely value participants who can purchase loans in scale on an accelerated timetable and on a highly reliable basis in order to reduce loan backlog and closing risk. In addition, we believe that our underwriting, credit, financing and asset management experience should enable us to generate attractive risk-adjusted returns by expeditiously resolving performance issues associated with the loans that we acquire from the FDIC and others through work-outs, refinancing, negotiated repayments with borrowers or foreclosures and subsequent sales of the underlying properties.

Strategic Relationships and Access to Deal Flow.  Our senior management and business development teams have long-standing relationships with government agencies, real estate owners, developers and financial intermediaries, including primary dealers, leading investment and commercial banks, brokerage firms, public and private real estate investment companies, mortgage lenders and other strategic partners. We believe these relationships will provide us with insight to attractive investment opportunities, especially in our geographic footprint, which may provide us with a competitive advantage not available to our competitors.

Insurance Business

Two of our subsidiaries, Best and WIRC, are in the insurance business. Best is an insurance agency based in Florida and derives most of its revenue from a 20% commission for securing fire and extended insurance coverage for borrowers of our residential loans. Coverage is placed through AMIG, a third party and subsidiary of Munich RE. AMIG has a quota share arrangement with our indirect subsidiary WIRC, an insurance company based in Bermuda. As part of the quota share arrangement, WIRC receives 70% of the premium revenue and risk of loss on the voluntary program and 100% of the premium revenue and risk of loss on the force-placed program. In addition to their 30% share on the voluntary program, AMIG receives a 15% fronting fee to serve as the licensed insurance provider. To minimize its exposure to catastrophic losses, WIRC has a reinsurance policy with Munich Re. The policy has a $2.5 million deductible per occurrence with an aggregate limit of $10.0 million. We also have a $10.0 million standby credit facility provided by Walter Energy to cover catastrophic hurricane losses. This facility expires April 2011.

Operating and Regulatory Structure

REIT Qualification

We, together with our subsidiaries, conduct our operations so as to qualify as a REIT so as to qualify for U.S. federal income tax purposes. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income and applicable state and local tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we fail to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property.

Securitization Subsidiaries

The Company organized Mid-State Trust IV, Mid-State Trust VI, Mid-State Trust VII, Mid-State Trust VIII, Mid-State Trust X, Mid-State Trust XI, Mid-State Capital 2004-1 Trust, Mid-State Capital 2005-1 Trust and Mid-State Capital 2006-1 Trust for the purpose of purchasing instalment notes receivable from WMC with the net proceeds from the issuance of mortgage-backed or asset-backed notes, or a securitization. The beneficial interests in the Trusts are owned, respectively, by Walter Mortgage Company, LLC and Mid-State Capital, LLC, a wholly owned subsidiary of Walter Mortgage Company, LLC.

The securitization trusts contain provisions that require that the cash payments received from the underlying mortgages be applied to reduce the principal balance of the notes issues by these trusts unless certain over-collateralization or other similar targets are satisfied. Additionally, the securitization trusts contain delinquency and loss triggers, that, if exceeded, result in any excess over-collateralization going to pay down bonds for that particular securitization at an accelerated pace. Assuming no servicer trigger events have occurred and the over-collateralization targets have been met, any excess cash is released to us. As of June 30, 2009, two of the securitization trusts have exceeded triggers and are currently not providing any excess cash flows to us.

Investment Company Act

We operate our business so that we are exempt from registration under the Investment Company Act. We intend to rely on the exemptions from registration provided by Sections 3(c)(5)(C) and 3(c)(6)(C) of the Investment Company Act, provisions designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Section 3(c)(6)(C) of the Investment Company Act excludes from the definition of an “investment company” any company primarily engaged, directly or through majority-owned subsidiaries, in a business, among others, described in Section 3(c)(5)(C) of the Investment Company Act (from which not less than 25% of such company’s gross income during its last fiscal year was derived) together with an additional business or additional businesses other than investing, reinvesting, owning, holding or trading securities.

To qualify for the exemption under Sections 3(c)(5)(C) of the Investment Company Act, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets). We do not intend to issue redeemable securities.

Based on no-action letters issued by the Staff of the Securities and Exchange Commission we classify our investment in residential loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

We monitor our assets to ensure that at least 55% of our assets consist of qualifying real estate assets, and that at least 80% of our assets consist of qualifying real estate assets and real estate-related assets.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxation of undistributed REIT taxable income) or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We also may offer equity or debt securities to repurchase or otherwise reacquire our shares, meet liquidity obligations, or for working capital purposes or other reasons. In addition, we may borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements, warehouse facilities, credit facilities (including term loans and revolving facilities), structured financing arrangements, securitizations, term CMOs and other forms of term debt, in addition to transaction or asset-specific financing arrangements. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors.

In addition, we engage in the purchase and sale of investments. We will not underwrite the securities of other issuers. We will not make loans to other persons or invest in the securities of other issuers for the purpose of exercising control of those entities.

Our board of directors may change any of these policies without prior notice to you or a vote by our stockholders.

Property

We sublease the 11th floor of an office building, known as Bayport Plaza, located at 3000 Bayport Drive, Tampa, Florida 33607. The subleased premises comprises approximately 25,127 square feet. The sublease was entered into on May 1, 2009 and expires on April 29, 2016. The current base rent is $21.00 per square foot rising gradually throughout the term of the lease to $25.08 per square foot during the lease’s seventh and final year.

Trademarks, Trade Names and Copyrights

The names of each of our subsidiaries are well established in the respective markets they serve. We believe that customer and borrower recognition of such trade names is of significant importance. Our subsidiaries have several trademarks and numerous copyrights. We do not believe, however, that any one such trademark or copyright is material to us as a whole.

Competition

Our servicing operations are subject to competition from third-party providers, many of which are substantially larger, may have a lower cost of funds or overhead than we do, and may focus exclusively on providing such services. Our plan to expand our servicing business will be subject to such competition.

Employees

As of June 30, 2009, we had approximately 210 employees.

Legal Proceedings

We are not currently a party to any lawsuit or proceeding which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition, or results of operation.

MANAGEMENT

Directors and Executive Officers

Set forth below are our directors and executive officers, their ages, and their positions and offices with us at August 31, 2009:

Name	Age	Position with the Company(1)

Ellyn L. Brown	59	Director
John A. Burchett	67	Director
Charles E. Cauthen	51	President and Chief Operating Officer
Denmar J. Dixon	47	Director
William J. Meurer	65	Director
Kimberly A. Perez	42	Vice President and Chief Financial Officer
Mark J. O’Brien	66	Chairman of the Board and Chief Executive Officer
Shannon E. Smith	44	Director
Michael T. Tokarz	59	Director

Our board of directors presently is divided into three classes of directors. Each class of directors generally serves a term of office of three years, except that the initial directors of two of the classes will have a shorter term as set forth below. Each director holds his or her office for such term and until their successors have been duly elected and qualified, or their death, resignation, or removal. Each year, the term of one class of our directors expires and our stockholders elect their successors at the annual meeting of stockholders. Mark J. O’Brien and Shannon E. Smith are in the class of directors whose term expires in 2009; Ellyn L. Brown, John A. Burchett, and Denmar J. Dixon are in the class of directors whose term expires in 2010, and William J. Meurer and Michael T. Tokarz are in the class of directors whose term expires in 2011.

Officers are elected annually by our board of directors to hold office until the earlier of their resignation, removal, or death. There is no family relationship between any of our directors or executive officers.

A description of the business experience and other biographical information for our directors and executive officers is set forth below.

Ellyn L. Brown has served as a director of Walter Investment since April 2009 and as the president of Brown and Associates since its formation in 1996, a corporate law and consulting firm that provides operational, regulatory and governance guidance to financial services clients. Ms. Brown has served as a director of NYSE Euronext and its predecessors since April 2005. She also is a member of the boards of NYSE Regulation the NYSE’s market regulator, the Financial Industry Regulatory Authority, or FINRA, and the Financial Accounting Foundation (the parent body of the FASB) and its government equivalent. From 2000 to 2004, Ms. Brown was a member of the board of the Certified Financial Planner Board of Standards. Ms. Brown was a member of the board of the National Association of Securities Dealers Regulation, Inc., or NASDR, from 1996 to 1999, and sat on NASDR’s Independent Dealer/Insurance Affiliate committee through 2003. Ms. Brown was the Securities Commissioner for the State of Maryland from 1987 to 1992. She has taught securities law at Villanova University and the University of Maryland School of Law.

John A. Burchett is a director of Walter Investment and served as the Chairman of Hanover’s board of directors and its President and Chief Executive Officer from its inception in June 1997 until Hanover’s April 17, 2009 merger with Walter Energy’s financing business. He also serves as the Company’s Vice President of Business Development and as the President of the Company’s Hanover Division. Prior to founding Hanover, Mr. Burchett held executive positions in the national mortgage finance operations of two global financial institutions, Citicorp Investment Bank from 1980 to 1987, and Bankers Trust Company from 1987 to 1989.

Charles E. Cauthen has served as the President and Chief Operating Officer of Walter Investment since April 2009. Since November of 2006 he served as the President of WMC, and as the Chief Financial Officer of JWH Holding Company, or JWHHC, the parent company of WMC. Prior thereto, he served as President of

JWH since August 2005. Previously, he served as Chief Operating Officer of JWH since February 2005 and Senior Vice President and Controller of Walter Energy since November 2000. Prior thereto, he was Senior Vice President and Chief Financial Officer — Consumer Products Group, Bank of America, from 1999 to November 2000.

Denmar J. Dixon has served as a director of Walter Investment since April 2009. He also was elected to the Board of Managers of JWHHC in December 2008. From January 2008 to May 2008, Mr. Dixon was a private investor and in May 2008 he founded and is the managing partner of Blue Flame Capital, LLC. Blue Flame Capital is a consulting, financial advisory and investment firm. Mr. Dixon retired in January 2008 after 23 years with Banc of America Securities and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries group. The Basic Industries group was responsible for investment banking coverage for clients in the Building Products and Services, Metals and Mining sectors. In addition to those sectors, Mr. Dixon has significant experience in the General Industrial, Consumer and Business Services industries. During his career at Banc of America Securities, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion.

William J. Meurer has served as a director of Walter Investment since April 2009. He also was elected to the Board of Managers of JWHHC in December 2008. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Since retiring from Arthur Andersen in 2000, Mr. Meurer has been a private investor and consultant. Mr. Meurer also serves on the Board of Trustees for St. Josephs- Baptist Health Care and LifeLink Foundation, Inc. and as a member of the board of directors of Sykes Enterprises, Incorporated, the Eagle Family of Funds and Tribridge, Inc.

Kimberly A. Perez has served as Vice President, Chief Financial Officer and Treasurer of Walter Investment since April 2009. She also was appointed Vice President of JWHHC in November 2006 and, as of February 2009, she held the same office in Spinco. She was appointed Executive Vice President and Chief Financial Officer of WMC in February 2005, previously serving as Executive Vice President and Assistant Secretary of WMC since December 2003. Prior thereto, she served as Vice President, Corporate Accounting for Walter Energy since June 2000, and before that she served as Assistant Controller- Director of Accounting and Strategic Planning for Walter Energy since July 1997. Prior to her employment at Walter Energy she was an Audit Manager for PricewaterhouseCoopers LLP.

Mark J. O’Brien has served as the Chairman of the board of directors and Chief Executive Officer of Walter Investment since April 2009. In March 2006, Mr. O’Brien was named Chairman and Chief Executive Officer of JWHHC and, in February 2009, of Spinco. He also served as a director of Walter Energy from 2005 until April 2009. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment and management firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003. Mr. O’Brien is also a director of Mueller Water Products, Inc. Mr. O’Brien also serves on the Board of Trustees for The Billfish Foundation.

Shannon E. Smith has served as a director of Walter Investment since April 2009 and is currently serving as Senior Vice President, Chief Financial Officer and Treasurer of American Land Lease, Inc., a NYSE listed real estate investment trust. Mr. Smith joined American Land Lease, Inc. in October 2000 as Chief Accounting Officer and was appointed as its Chief Financial Officer in February 2001. Mr. Smith also served as the Secretary of American Land Lease, Inc. from July of 2002 until January of 2008. From March 1997 to October 2000, Mr. Smith served as Chief Financial Officer of Jemison-Demsey Holding Company, and other entities controlled by Jemison Investment Company. Mr. Smith began his career with Ernst & Whinney as a certified public accountant.

Michael T. Tokarz has served as a director of Walter Investment since April 2009. Mr. Tokarz has been Chairman of Walter Energy’s board of directors since December 2006 and has been a director of Walter Energy since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of Conseco, Inc., IDEX Corporation, Mueller Water Products, Inc. and MVC Capital, Inc.

Director Qualifications and Independence

Under our corporate governance guidelines, a majority of our board of directors is required to be comprised of independent directors. In general, our board of directors determines independence on the basis of standards established by NYSE Amex, or the NYSE Amex Rules, and other facts and circumstances it considers relevant.

The NYSE Amex Rules provide that a director will not qualify as independent unless the board of director’s affirmatively determines that the director has no material relationship with the company that would interfere with the exercise of independent judgment.

Our board of directors and its nominating and corporate governance committee, or the governance committee, evaluates the relationships between each director (or his or her immediate family members and related interests) and the Company to determine compliance with the NYSE Amex Rules described above. Based on that review, our board of directors has affirmatively determined, upon the recommendation of the governance committee, that every director, other than Messrs. Burchett and O’Brien, is independent under these standards.

Committees of the Board of Directors

Our board of directors has established three primary committees to assist it in fulfilling its responsibilities: the audit committee; the compensation committee; and the nominating and corporate governance committee.

Each of these committees is comprised entirely of independent directors and operates under a charter approved by the board of directors setting out the purposes and responsibilities of the committee. Information with respect to these committees is provided below.

Audit Committee

Our audit committee consists of three directors, all of whom are independent under the NYSE Amex rules and other SEC rules and regulations applicable to audit committees. The audit committee is responsible for ensuring that an adequate audit program and controls exist and its primary duties include: serving as an independent and objective party to monitor our financial reporting processes and internal control system; appointing, compensating, and overseeing the work of the registered public accounting firm employed by us (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work (each such registered public accounting firm reports directly to the Audit Committee); reviewing and appraising our internal auditing function; and providing an open avenue of communication among our registered public accounting firm, financial and senior management, those involved in our internal auditing function, and our board of directors.

Compensation Committee

Our compensation committee consists of three independent directors. The compensation committee’s duties include: reviewing our executive compensation policies and plans; establishing, maintaining, and administering our compensation policies, programs, and employee benefit plans; reviewing and approving the compensation of our senior executive officers and non-independent directors; determining the terms of any stock option or stock-related awards to be granted under our plans; and preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three independent directors. The committee’s duties include: identifying individuals qualified to become board members, and recommending to the board nominees for election as directors; reviewing, revising, maintaining, and monitoring compliance with our corporate governance principles, policies, and practices; advising the board of directors with respect to matters of organization, management succession plans, significant changes in organizational structure of the Company, and the conduct of board activities; and leading the board in its annual self-evaluation.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described herein, none of our directors or officers, and no stockholder holding over 5% of our common stock or corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us, other than such as arises by virtue of such position or ownership interest in us.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding common shares as of August 31, 2009 by: (a) each person known by us to beneficially own 5% or more of our shares of common stock, (b) each of our directors and each of our Named Executive Officers, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

	Current Beneficial Ownership
	Number	Percent
Name of Beneficial Owner	of Shares(1)	of Class(2)

Directors and Named Executive Officers
Denmar J. Dixon(3)	25,646	*
William J. Meurer	2,000	*
Shannon Smith(4)	5,481	*
Ellyn L. Brown(4)	2,000	*
Mark J. O’Brien(5)	33,550	*
Mark T. Tokarz(4)	132,000	*
John A. Burchett(6)	12,918	*
Charles E. Cauthen(7)	57,772	*
Kimberly A. Perez(8)	7,895.46	*
Irma N. Tavares(9)	4,510	*
All directors and executive officers as a group (16 persons)(10)	208,750	1.1%
Other Beneficial Holders
Keeley Asset Management Corp.(11)	2,035,698	10.6%
401 South LaSalle Street Chicago, Illinois 60605
Harris Associates L.P.(12)	1,325,000	6.7%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602
Tyndall Capital Partners, L.P.(13)	1,123,803	5.7%
599 Lexington Avenue Suite 4100 New York, New York 10022

*	Less than 1%

(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Includes 2,000 shares of our common stock issuable with respect to currently exercisable options.

(4)	Includes 2,000 shares of our common stock issuable with respect to currently exercisable options.

(5)	Includes 33,126 shares of our common stock issuable with respect to currently exercisable options.

(6)	Includes 485 shares of our common stock issuable with respect to currently exercisable options.

(7)	Includes 16,218 shares of our common stock issuable with respect to currently exercisable options.

(8)	Includes 938 shares of our common stock issuable with respect to currently exercisable options.

(9)	Includes 373 shares of our common stock issuable with respect to currently exercisable options.

(10)	Includes 59,140 shares of our common stock issuable with respect to currently exercisable options.

(11)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the Securities and Exchange Commission by Keeley Asset Management Corp., or Keeley, June 20, 2009, or the Keeley 13G. According to the Keeley 13G, Keeley beneficially owns an aggregate of 2,035,698 shares of our common stock, has the sole power to vote or direct the voting of 2,035,698 of the shares of our common stock, the shared power to vote or direct the voting of none of our shares of common stock, the sole power to dispose or to direct the disposition of 2,110,725 shares of our common stock and the shared power to dispose or to direct the disposition of none of our shares of common stock.

(12)	The ownership information set forth herein is based on our internal recordkeeping. The information in the Schedule 13G filed with Securities and Exchange Commission by Harris Associates L.P. and Harris Associates Inc. on February 13, 2008 with respect to its beneficial ownership of the common stock of Walter Energy, Inc. can no longer be relied upon, as the completion of the spin-off and merger resulted in a change in amounts of beneficially owned shares of our common stock. The Company is not aware of any purchases or sales of shares of its common stock by either Harris Associates L.P. or Harris Associates Inc. which would contradict the information set forth in this table.

(13)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the Securities and Exchange Commission by Tyndall Capital Partners, L.P., or Tyndall, on April 30, 2009, or the Tyndall 13G. According to the Tyndall 13G, Tyndall beneficially owns an aggregate of 1,123,803 shares of our common stock, has sole power to vote or to direct the voting of 1,123,803 of our shares of common stock, shared power to vote or direct the voting of none shares of our common stock, sole power to dispose or to direct the disposition of 1,123,803 of the shares of our common stock and shared power to dispose or to direct the disposition of none of the shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (the “MGCL”) and our charter and bylaws which are filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

General

Our charter provides that we may issue up to 90,000,000 shares of common stock having a par value of $0.01 per share and up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2009, [19.9 million shares] of our common stock are issued and outstanding, all of which are duly authorized, fully paid, and nonassessable and no shares of preferred stock were issued and outstanding. Assuming the sale by us of           shares of our common stock in this offering,           shares of our common stock will be issued and outstanding upon consummation of the offering. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as a stockholder.

Common Stock

Voting Rights.  Subject to the rights of any other class or series of our stock and the provisions of our charter regarding restrictions on ownership and transfer of our stock, each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of the votes cast in the election of directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors will be entitled to elect all of the directors then standing for election, and the remaining stockholders may not be able to elect any directors.

Dividends.  Subject to the preferential rights of any other class or series of our stock and the provisions of our charter regarding restrictions on ownership and transfer of our stock, the holders of our common stock generally will be entitled to receive dividends on such stock out of assets legally available for distribution to our stockholders when, as and if authorized by our board of directors and declared by us.

Liquidation, Dissolution and Winding Up.  In the event of our dissolution, liquidation, or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to share ratably in our net assets or funds that are legally available for distribution to our stockholders after satisfaction of our liabilities or after adequate provision has been made therefor, subject to the rights of any holders of our preferred stock, if any, outstanding at that time.

Preemptive Rights.  Holders of our common stock will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities.

Assessment.  All of our outstanding common stock has been, and those share of common stock issuable by us upon consummation of this offering will be, when issued in accordance with the terms of the underwriter agreement, fully paid and nonassessable.

Preferred Stock

No shares of preferred stock are currently issued and outstanding. With respect to the issuance of preferred stock, our charter authorizes our board of directors to fix the rights, preferences, privileges and restrictions of any wholly unissued series of preferred shares, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series but not below the number of shares then outstanding. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change of control of us.

Power to Reclassify Our Unissued Shares

Our board of directors may, without stockholder approval, classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends, or upon liquidation over our common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of stock.

Restrictions on Ownership and Transfers

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provides that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or more than 9.8% in value of our outstanding stock. These limits are collectively referred to as the “ownership limit.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or number of shares, of our outstanding common stock or less than 9.8% in value of our outstanding stock, or the acquisition of an interest in an entity that owns, actually or constructively, our stock, could, nevertheless, cause the acquiror, or another individual or entity, to constructively own shares of our outstanding stock in excess of the ownership limit.

Our board of directors is able to, upon receipt of certain representations and undertakings and in its sole discretion, prospectively or retroactively, exempt the ownership limit or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, actually or constructively, an interest in any one of our tenants (or a tenant of any entity which we own or control) that would cause us to own more than a 9.9% interest in the tenant and the board of directors must obtain such representations and undertakings from such person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom we (or any entity owned or controlled by us) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that in the opinion of the board of directors, rent from such tenant would not adversely affect our ability to qualify as a REIT, shall not be treated as a tenant of us). In addition, to in order to be considered by the board of directors for exemption a person must also agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in the charter) will result in such shares of stock being automatically transferred to a trust, as described below. As a condition of granting an exemption of the ownership limit or creating an excepted holder limit, our board of directors is able to, but is not required to, require an IRS ruling or opinion of counsel satisfactory to the Company’s board of directors (in its sole discretion) as it may deem necessary or advisable to determine or our qualification as a REIT.

Our board of directors is be able to, from time to time, increase or decrease the ownership limit unless, after giving effect to the increased or decreased ownership limit, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of our outstanding stock or if we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be in violation of the decreased ownership limit.

Our charter also prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause it to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to the charitable trust described below, is required to give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of the transfer on our qualification as a REIT. The provisions of our charter regarding restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in a violation of the ownership limit, our being “closely held” under Section 856(h) of the Code or our otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any prohibited owner of the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of our stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is, for any reason, not automatically effective, then, to prevent violation of the applicable ownership limits and transfer of our stock, the transfer of the shares will be null and void.

The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of stock transferred to the trustee will be deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock on the trading day immediately preceding the day of the event that resulted in transfer to the charitable trust) and (ii) the market price of such stock on the date that we, or our designee, accepts such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions which has been paid to the prohibited owner and is owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the prohibited owner and any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee will be required, within 20 days of receiving notice from us of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After selling the shares, the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., a gift, devise or other similar transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (ii) the price received by the trustee from the sale or other disposition of the shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, will be required to give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that we request in order to determine the effect, if any, of the person’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who holds shares of our stock for a beneficial owner or constructive owner will be required to, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of our stock on our qualification as a REIT and to comply, or determine its compliance with, the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Stockholder Protection Rights Plan; Preferred Stock Purchase Rights

The following description of the preferred stock purchase rights is a summary and is qualified in its entirety by reference to the stockholder rights plan, as amended, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Each preferred stock purchase right is attached to, and is transferable with and only with the transfer of, the associated share of our common stock. Until the preferred stock purchase rights separate from shares of our common stock, the transfer of any share of our common stock also will constitute the transfer of the preferred stock purchase right attached to such share. The preferred stock purchase rights will not be exercisable until the rights separate from our common stock and will expire on April 28, 2010, unless earlier redeemed or exchanged by us.

The preferred stock purchase rights will separate from our common stock, and will become exercisable and separately transferrable, upon the earlier of:

•	the tenth business day, or such earlier or later date as our board of directors may determine, following a public announcement that a person or group of affiliated or associated persons, referred to as an “acquiring person,” has acquired, or obtained the right to acquire, beneficial ownership of 10% or more (or, in the case of John A. Burchett, 20%) of the outstanding shares of our common stock, other than as a result of our repurchase of our stock or certain inadvertent actions by stockholders; or

•	the tenth business day, or such later date as our board of directors may determine, following the commencement of a tender offer or exchange offer that would result in a person or group becoming an “acquiring person,” as described above.

Upon separation from our common stock, the preferred stock purchase rights will be exercisable for one ten-thousandth of a share of our Participating Preferred Stock for a cash exercise price of $850.00, subject to adjustment in accordance with the stockholder rights plan. Any preferred stock purchase rights held by an acquiring person, an affiliate or associate of an acquiring person or certain transferees of an acquiring person or an affiliate or associate of an acquiring person will automatically become void upon separation from our common stock, and no acquiring person, no affiliate or associate of an acquiring person and no such transferee will be entitled to exercise or transfer any preferred stock purchase rights.

From and after the tenth business day after a public announcement that a person or group has become an acquiring person, or such earlier or later date as our board of directors selects, each holder of preferred stock purchase rights (other than any acquiring person, any affiliate or associate of an acquiring person or certain transferees of an acquiring person or an affiliate or associate of an acquiring person) will have the right to receive, upon exercise of a preferred stock purchase right, shares of our common stock having an aggregate market value equal to two times the exercise price of the preferred stock purchase right We are entitled to substitute one ten-thousandth of a share of our Participating Preferred Stock for each share of our common stock issuable upon exercise of a preferred stock purchase right. If we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power is sold, proper provision will be required to be made so that each holder of preferred stock purchase rights will thereafter have the right to receive, upon the exercise of a preferred stock purchase right, at the then-current exercise price of the right, that number of shares of the acquiring company’s common stock having an aggregate market value at the time of such transaction equal to two times the exercise price of the preferred stock purchase right.

Our board of directors is entitled to redeem preferred stock purchase rights in whole, but not in part, at a price of $0.01 per right, at any time. At any time after a person becomes an acquiring person and before the acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of our common stock, we will have the power to exchange shares of our common stock for all or part of the then-outstanding and exercisable preferred stock purchase rights, at an exchange ratio of one share of our common stock per preferred stock purchase right, subject to adjustment in accordance with the stockholder rights plan.

The exercise price of a preferred stock purchase right is $850.00. However, the exercise price of the preferred stock purchase rights, the number of shares of our Participating Preferred Stock issuable upon exercise of a preferred stock purchase right, and the number of outstanding preferred stock purchase rights is adjusted to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our Participating Preferred Stock or common stock. Until a preferred stock purchase right is exercised or exchanged, its holder, as such, will have no rights as a stockholder of us with respect to the preferred stock purchase right, including, without limitation, the right to vote or to receive dividends.

Our board of directors has the power to amend the terms of the stockholder rights plan without the consent of our stockholders or the holders of preferred stock purchase rights. From and after the date any person or group becomes an acquiring person, however, no amendment may adversely affect the interests of the holders of the outstanding preferred stock purchase rights.

Listing

Our common stock is traded on the NYSE Amex under the symbol “WAC.”

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Computershare Trust Company, N.A., whose address is 250 Royall Street, Canton, MA 02021 and whose telephone number is 781-575-2000.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our charter and bylaws as well as the effects thereof. It does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and bylaws

Classification of our Board of Directors

Our charter and bylaws provide that the number of our directors may be established only by our board of directors but our bylaws provide that there may not be more than 11. Pursuant to our charter, our board of directors is divided equally, or as nearly equally as possible, into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of its business strategies and policies as determined by our board of directors. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of or shares of common stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at the meeting.

The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The staggered terms of directors may delay, defer, or prevent a tender offer or an attempt to take control of us, even though a tender offer or a change of control may be in your best interests.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Changes to the Charter; Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is authorized by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

Our charter provides that the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter will be required to approve amendments to certain provisions of our charter relating to (i) the terms of our common stock, (ii) the power of our board of directors to increase or decrease the number of directors and the classification of our board, (iii) the indemnification and exculpation of our directors and officers, (iv) advance notice of stockholder proposals, and (v) the vote required to approve our charter amendments and extraordinary transactions.

Our charter provides that any other charter amendments or extraordinary actions may be approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Action by Stockholders

Under the MGCL, stockholder action can only be taken at an annual or a special meeting of stockholders or by a unanimous written consent in lieu of a meeting. Our bylaws provide that the annual meeting of stockholders may be held on any date and at any time set by our board of directors. Our bylaws permit the chairman of the board, the president, the chief executive officer, or our board of directors to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders, and requires our corporate secretary to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders on the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting accompanied by the information required by our bylaws.

Changes to the Bylaws

Our board of directors has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Power to Terminate REIT Election

Our board of directors may, without stockholder approval, revoke or otherwise terminate our qualification as a REIT, if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of its stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions of our charter and bylaws unrelated to Subtitle 8, we (i) have a classified board, (ii) vest in the board the exclusive power to fix the number of directors, and (iii) require, unless called by the our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of its outstanding shares to call a special meeting. We have elected to be subject to the provisions of Subtitle 8 that require a two-thirds vote of stockholders to remove a director, vest in the board of directors the exclusive power to fill vacancies on the board and provide that any director elected to fill a vacancy on the board will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Special Meetings of the Stockholders

Our chairman, president, chief executive officer or board of directors will have the power to call a special meeting of its stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders also will be called by our corporate secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our corporate secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including its proxy materials), and the requesting stockholder will be required to pay such estimated cost to our corporate secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Pursuant to our charter and bylaws, a stockholder seeking to nominate an individual for election as a director or propose other business to be conducted at an annual meeting of our stockholders is required to provide notice our corporate secretary. Our charter and bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to our board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of our directors or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting (or, if we do not mail a proxy statement for the preceding year’s annual meeting, the date of the notice of the preceding year’s annual meeting).

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to our corporate secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees of the our board of directors to be elected at the meeting.

Appraisal Rights

Holders of shares of our stock are not entitled to exercise any rights of an objecting stockholder except in connection with certain transactions subject to the Maryland business combination or the control shares statutes or unless our board of directors determines that such rights, if not required by law, should apply.

Limitation of Liability

Under Maryland law, our stockholders generally will not be personally liable for our obligations solely as a result of their status as stockholders

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our corporate charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires, to the maximum extent permitted by Maryland law, that the Company indemnify and to pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (i) any present or former director or officer and (ii) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee employee or agent from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any of our or our predecessor’s employees or agents.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The restrictions on ownership and transfer of our stock will prevent any person from lawfully acquiring more than 9.8%, in value or number of shares, of our outstanding common stock or more than 9.8% of our outstanding stock without prior approval of our board of directors. The business combination statute may discourage others from trying to acquire more than 10% of our stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Our preferred stock purchase rights will cause substantial dilution to any person or group who attempts to acquire more than 10% of our common stock without advance approval from the our board of directors. Because we can approve exceptions to the ownership limit, exempt transactions from the business combination statute and redeem the preferred stock purchase rights, the ownership limit, the business combination statute and the preferred stock purchase rights will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to authorize us to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

Our classified board and our election to be subject to the provisions of Subtitle 8 relating to the removal of directors and filling of vacancies on the board of directors prevent our stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and from filling any vacancies created by such removal with their own nominees. Because our board of directors will be classified, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. These provisions could have the effect of making the removal and replacement of our incumbent directors more time-consuming and difficult and may delay, defer or prevent a proxy contest, tender offer or other attempt to change control of us.

These provisions, along with other provisions of the MGCL and our charter and bylaws discussed above and in “Description of Capital Stock” beginning on page    of this prospectus, including the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of our taxation as a REIT and an investment in our common stock. Carlton Fields, P.A. has acted as our tax counsel and has reviewed this summary. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “we,” “our,” “us” and “our Company” mean only Walter Investment and not its subsidiaries or other lower tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code (the “Code”), the regulations promulgated by the U.S. Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	broker dealers;

•	regulated investment companies, or a RIC;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax under the Code;

•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities);

•	persons (other than non-U.S. holders, as defined below) whose functional currency is not the U.S. dollar.

•	persons who hold our common stock on behalf of another person as nominee; and, except to the extent discussed below;

•	non-U.S. holders; and

•	tax exempt organizations.

This summary assumes that investors will hold our common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your own tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our common stock.

The sections of the Code and the corresponding U.S. Treasury regulations, that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and U.S. Treasury regulations promulgated thereunder, and administrative interpretations thereof.

Taxation of Our Company as a REIT

Carlton Fields, P.A. is of the opinion that commencing with the taxable year ending December 31, 2009, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed method of operation will enable us to continue to meet the requirements for qualification as a REIT under the Code. It must be emphasized that the opinion of Carlton Fields, P.A. is based on various assumptions relating to the operation of our business and is conditioned upon fact based representations and covenants made by our management regarding our organization, assets, income and the past, present and future conduct of our business operations. While we believe that we have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Carlton Fields, P.A. or us that we will so qualify for any particular year. The opinion will be expressed as of the date issued. Carlton Fields, P.A. will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Carlton Fields, P.A. on a continuous basis. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Carlton Fields, P.A. will not be involved in the valuation process and is relying on us and our professional appraisers for determinations of value relating to our REIT qualification. Accordingly, no assurance can be given that our actual results of operations for any taxable year satisfy such requirements for qualification and taxation as a REIT. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify” below.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continual basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we believe that we have operated and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

If we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The rate at which most domestic stockholders that are individuals, trusts and estates are taxed on corporate dividends is a maximum of 15% (the same as the rate for long-term capital gains) for taxable years beginning on or before December 31, 2010. With certain exceptions, however, dividends received by our stockholders or from other entities that are taxed as REITs are generally not eligible for such 15% rate, and will be taxed at rates applicable to ordinary income, which will be as high as 35% through taxable years beginning on or before December 31, 2010. An example of dividends that we might pay to our stockholders that would generally qualify for the preferential 15% rate are dividends attributable to dividends paid by one or more TRSs. See “— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions Generally.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains and qualified dividend income recognized by REITs. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates “REIT taxable income.” “REIT taxable income” is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid.

•	The earnings of each TRS we own will be subject to U.S. federal corporate income taxation.

•	We may be subject to the “alternative minimum tax” due to its undistributed items of tax preference and alternative minimum tax adjustments.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we have net income from the sale or other disposition of foreclosure property (property that we acquire in connection with a foreclosure of a residential loan or certain leasehold terminations) that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we may thereby avoid a 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest rate (currently 35%).

•	If we derive “excess inclusion income” from an interest in certain residential loan securitization structures (i.e., from a TMP) or a residual interest in a real estate mortgage investment conduit, or a REMIC, we could be subject to corporate level U.S. federal income tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held by “disqualified organizations.” For a discussion of “excess inclusion income,” See “— Taxable Mortgage Pools and Real Estate Mortgage Investment Conduits.” A “disqualified organization” includes: (i) the United States, (ii) any state or political subdivision of the United States, (iii) any foreign government, (iv) any international organization, (v) any agency or instrumentality of any of the foregoing, (vi) any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not intend to invest in residual interests in REMICs but certain of our future financing activities could result in treatment of a portion of our assets as a TMP.

•	If, due to reasonable cause and not willful neglect, we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to 100% of gross income attributable to the greater of either (i) the amount by which we fail the 75% gross income test for the taxable year or (ii) the amount by which we fail the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed ordinary and net capital gain income from prior years, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (including excess distributions from prior years), plus (ii) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a holder of our common stock would include its proportionate share of our undistributed long-term capital gain (to the extent we makes a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below under “— Requirements for Qualification — General.”

•	We will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a TRS) if certain arrangements between us and a TRS do not reflect arm’s length terms.

•	If, during the ten-year period beginning on the date of the merger, we recognize gain on the disposition of any asset held by Spinco as of the merger date, then to the extent of the excess of (i) the fair market value of the property as of this Date over (ii) the adjusted basis of the property as of this date, which we refer to as the built-in gain, we will be subject to tax at the highest corporate tax rate. If we acquire appreciated assets from another corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our and their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(i) that is managed by one or more trustees or directors;

(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(iii) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(iv) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(v) the beneficial ownership of which is held by 100 or more persons;

(vi) of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax exempt entities) and after applying certain attribution rules;

(vii) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which election has not been terminated or revoked; and

(viii) which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Condition (vi) must be met during the last half of each taxable year but neither conditions (v) nor (vi) apply to the first taxable year for which an election to become a REIT is made. Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of such stock, and we do not know, or upon exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include the dividends paid by us in their gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by U.S. Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We have previously adopted December 31 as our year end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Income Tests,” in cases in which a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “— Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. Generally, a qualified REIT subsidiary is any corporation, other than a TRS, as described below, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests.

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

A disregarded subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A TRS, is an entity that is taxable as a corporation in which we directly or indirectly owns stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of ours. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such a TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

Income earned by a TRS is not attributable to the REIT. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the TRS. As a result, this treatment can affect the income and asset test calculations that apply to the parent REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass through subsidiaries. Currently, we have four TRSs, as described below.

Several provisions of the Code regarding the arrangements between a REIT and its TRS ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, our TRS if the

IRS were to assert successfully that the economic arrangements between us and our TRS are not comparable to similar arrangements among unrelated parties. We scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools and Real Estate Mortgage Investment Conduits

An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a TMP under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. It is possible that certain of our financing activities, including securitizations, may result in the treatment of us or a portion of our assets as a TMP. Specifically, we may securitize our assets and such securitizations may result in us owning interests in a TMP. In such a case, we will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a TMP, however, special rules apply. The portion of a REIT’s assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a TMP is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. The Treasury has yet to issue Treasury Regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a TMP.

A portion of our income from a REMIC residual interest or TMP arrangement could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or TMP interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).

Any such excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) could not be offset by any net operating losses otherwise available to the stockholder, (ii) in the case of a stockholder that is a REIT, a RIC, a common trust fund or other pass-through entity, would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations; (iii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iv) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “— Taxation of Stockholders — Taxation of Non-U.S. Holders — Distributions”. To the extent excess inclusion income is allocated to a tax-exempt stockholder of ours that is not subject to unrelated business income tax (such as a government entity), we would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. As required by IRS guidance, we intend to make such determinations based on what we believe to be a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders (as described above) could be significantly increased. Tax exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that is not wholly owned by us directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to U.S. corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not intend to form any subsidiary partnerships that are or will become TMPs, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Income Tests

To qualify as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain hedging transactions generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from residential loans collateralized by real property (including certain types of MBS), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as “qualified temporary investment income.” “Qualified temporary investment income” includes any income which is (i) attributable to stock or debt instruments, (ii) attributable to the temporary investment of “new capital” (i.e., generally, any amount received by a REIT in exchange for its stock (other than pursuant to a dividend reinvestment plan) or certain public offerings of certain of its debt obligations), and (iii) received or accrued during the one-year period beginning on the date on which the REIT received such capital.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest, and (iii) gain from the sale or disposition of stock or securities that are not dealer property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the source of our gross income in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognized exceeded the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Dividends

We may own stock in non-REIT C corporations for which we will not make a TRS election. We also may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Our dividend income from stock in any such corporations and from Walter Investment Holding Company, our TRS, will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We also may own stock in other REITs. The dividends that we receive from those REITs and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both the gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. We do not expect that any of our loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by both real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan at the time that we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will generally be equal to the portion of the principal amount of the loan that is not secured by real property. Although the issue is not free from doubt, we may be required to treat a portion of a the gross income derived from mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as nonqualifying for the 75% REIT gross income test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan. Although we will seek to be prudent in determining the values of the real estate securing our loan assets, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% gross income test and could fail to qualify as a REIT.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

We expect that a sufficient amount of the interest, original issue discount and market discount we derive from its mortgage-related assets and loans will generally be qualifying income for purposes of the 75% and 95% gross income tests.

Cash/Income Differences/Phantom Income

Due to the nature of the assets in which we invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

Our existing mortgage portfolio was acquired for less than the face amount of the mortgage notes. It is also expected that we will acquire mortgage portfolios in the secondary market for less than their face amount. The discount at which such mortgage portfolios are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. We have made an election, which cannot be revoked without the consent of the IRS, to include market discount in income on our loan assets on a basis of a constant yield to maturity. Consequently, we will be required to include market discount with respect to a loan in income each period as if such loan were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the note than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our stockholders’) ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

Many of the mortgage notes that we buy often have been issued with original issue discount. In general, we are required to accrue original issue discount based on the constant yield to maturity of the note, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such instrument. As is the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and income will be accrued based on the assumption that all future payments due on the mortgage notes in question will be made, with consequences similar to those described in the previous paragraph if all payments on the notes are not made.

In addition, pursuant to our investment strategy, we may acquire distressed assets that are subsequently modified by agreement with the borrower. If the amendments to the outstanding notes are “significant modifications” under the applicable Treasury Regulations, the modified note may be considered to have been reissued to us in an exchange with the borrower. In that event, we may be required to recognize income to the extent the principal amount of the modified note exceeds our adjusted tax basis in the unmodified note, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a note held by our TRS treated as a dealer as described in the immediately preceding section of this discussion, such a TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified note to its fair market value as if the note were sold. In that case, the TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such instrument were less than its principal amount after the modification.

In addition, in the event that any mortgage note acquired by us is delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to mortgage notes at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to certain government programs, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements.”

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

Rents from Real Property

We currently do not own any real property. To the extent that we own or acquire real property or an interest therein in the future, rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the amounts received or accrued, directly or indirectly, or deemed received by the REIT as described above with respect to such services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(1) of the Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We will seek to conduct our operations so that assets owned by us or our pass-through subsidiaries will not be held for sale to customers, and that a sale of such assets will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. When possible, we may attempt to comply with the terms of safe harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. A safe harbor to avoid classification as a prohibited transaction applies to a real estate asset that is held for the production of rental income by a REIT for at least two years, if (A) either (i) the REIT has made no more than seven sales of property (other than foreclosure property) during the year of sale, (ii) the aggregate adjusted bases of property (other than sales of foreclosure property or sales to which Section 1033 of the Code applies) sold during the taxable year does not exceed 10% of the aggregate bases of all of the assets of the REIT as of the beginning of the year or (iii) the fair market value of property (other than sales of foreclosure property or sales to which Section 1033 of the Code applies) sold during the taxable year does not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the year, and (B) capital expenditures made to the property by the REIT (or any partner of the REIT) during the two years prior to disposition do not exceed 30% of the property’s net sale price. We cannot guarantee, however, that we can comply with the safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. In connection with the merger, we acquired certain assets from Spinco that had been acquired by Spinco in foreclosure and an election to treat these assets as foreclosure property would therefore not be available to us. Moreover, due to the securitization structure in which these assets are held, it may not be possible to transfer these assets to a TRS prior to a sale of such assets. Therefore, sales of these assets may be considered prohibited transactions subject to the penalty tax. In certain instances, we may be liable for this penalty tax if we were to sell assets acquired from Spinco.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a residential loan held by the REIT and collateralized by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will generally qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on residential loans when a borrower is in default. The foregoing rules may alter the implications of a decision by us to foreclose on a particular residential loan and may affect whether we will choose to foreclose on a particular residential loan.

Failure to satisfy the gross income tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with applicable Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we also must satisfy the following tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of MBS and residential loans. Regular or residual interests in REMICs are generally treated as real estate assets. If, however, less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC. In the case of interests in grantor trusts, we are treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

•	Second, not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•	Third, except for securities in TRS and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by us may not exceed 5% of the value of the our total assets.

•	Fourth, except for securities in TRS and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fifth, except for securities of TRS and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

•	Sixth, not more than 25% of the value of our total assets may be represented by the securities of one or more TRS.

Our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for U.S. federal income tax purposes and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for U.S. federal income tax purposes

Securities, for purposes of the asset tests, may include debt that we hold from other issuers. However, debt that we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the “straight debt” safe harbor if the debt is (a) a written unconditional promise to pay on demand or on a specified date a sum certain in money, (b) not convertible, directly or indirectly, into stock, (c) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (d) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (i) are not straight debt or other excluded securities (prior to the application of this rule), and (ii) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership)

It is possible that we may hold mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than a direct mortgage of the real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test described below. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of these loans.

A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Existing IRS guidance provides that certain rules described above that are applicable to the gross income tests may apply to determine what portion of a mortgage loan will be treated as a real estate asset if the mortgage loan is secured both by real property and other assets. Although the issue is not free from doubt, we may be required to treat a portion of a mortgage loan that is acquired (or modified in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes) at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan, as nonqualifying for the 75% REIT asset test even if our acquisition price for the loan (that is, the fair market value of the loan) is less than the value of the real property securing the loan.

We believe that a sufficient amount of the residential mortgage-related assets and loans that we expect to hold will be qualifying assets for purposes of the 75% asset test. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We believe that any stock that we will acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth and fifth assets tests described above with respect to our investment in such a disqualified REIT. We also will be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We anticipate that the value of our investment in our TRSs will be less than 25% of the value of our total assets.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our residential loans at various times. In addition, we will have to value our investment in our other assets to ensure our compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT.

We will not lose our REIT qualification for a de minimis failure to meet the 5% or 10% asset requirements if the failure is due to ownership of assets, the total value of which does not exceed the lesser of 1% of the total value of our assets or $10 million. If we fail to satisfy any of the asset requirements for a particular tax quarter, we may still qualify as a REIT if (1) we identify the failure on a separate schedule; (2) the failure is due to reasonable cause and not willful neglect; (3) the assets causing the failure are disposed of within six months of the last day of the quarter in which the failure occurred; and (4) we pay tax computed as the greater of either $50,000 or the net income generated by the assets causing the failure multiplied by the highest tax rate under Section 11 of the Code (currently 35%).

After initially meeting the asset tests after the close of any quarter, we will not lose our qualification as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. However, an acquisition of property by a REIT requires the REIT to revalue all of its assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by eliminating the discrepancy within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

We currently believe that the loans, securities and other assets that we hold and expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the residential loans that we hold. Moreover, it may not be possible to value certain assets precisely. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property,

(b) minus the excess of the sum of specified items of non-cash income (including original issue discount on our residential loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year, payment is made before the first regular dividend payment made after such declaration, and the REIT elects to treat the distribution as a prior-year dividend. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed (including excess distributions from prior years) and amounts retained for which U.S. federal income tax was paid. The required distribution for each calendar year generally is equal to the sum of (i) 85% of our ordinary income for such calendar year, (ii) 95% of our capital gain net income for such calendar year, and (iii) any undistributed ordinary income and capital gain net income from prior years.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the retained gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, that we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principal on these borrowings; distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments; and, to a limited extent, loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it might be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities).

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, as described above, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification during any taxable year, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above under “— Income Tests” and “— Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at qualifying dividend rates of a maximum of 15% for individuals (through taxable years beginning on or before December 31, 2010), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Holders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding preferred stock, you should consult your tax advisors. A “non-U.S. holder” is a holder that is not a U.S. holder and that is not a partnership.

Distributions Generally

As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by such holders as ordinary income, taxable at ordinary income tax rates and will not qualify for the maximum 15% qualifying dividends rate that generally applies (through tax years beginning on or before December 31, 2010) to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders of our common stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We must classify its designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to U.S. holders of our stock taxed as individuals at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made on different classes of stock be composed proportionately of dividends of a particular type.

Qualified Dividend Income

Distributions that are treated as dividends may be taxed at capital gains rates rather than ordinary income rates if they are distributed to an individual, trust or estate, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Currently, such dividends are taxed at preferential rates only for tax years beginning on or before December 31, 2010. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations, our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a RIC) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of the Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at reduced dividend rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding period requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend. A longer holding period may apply to preferred dividends that are attributable to a period or periods aggregating in excess of 366 days.

Other Tax Considerations

Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income, and as a result, U.S. holders our common stock generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions paid by us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our common stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our common stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses are carried over for potential offset against future income, subject to applicable limitations.

We may recognize taxable income in excess of our economic income, or “phantom income,” in the first years that we hold certain investments and may experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. federal income tax purposes.

If “excess inclusion income” from a TMP is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and will not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Taxation of Our Company as a REIT — Taxable Mortgage Pools and Real Estate Mortgage Investment Conduits.”

Sales of Our Common Stock

Upon any taxable sale or other disposition of our common stock, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes on the disposition of such stock in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

If we redeem shares of common stock, such redemption will be a taxable event to U.S. holders. Generally, a redemption of common stock for cash will be treated as a sale or exchange if the redemption (i) results in a “complete termination” of the stockholder’s interest in us under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the stockholder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code. If a redemption of common stock satisfies any of the foregoing tests with respect to a stockholder, such stockholder will recognize gain or loss based on the difference between the amount of cash or fair market value of property received and the U.S. holder’s tax basis in the redeemed shares. If the redemption does not satisfy any of the foregoing tests, the gross proceeds will be treated as a distribution taxable as ordinary income or capital gain to the extent described under “— Distributions Generally.”

Information Reporting and Backup Withholding

In general, information-reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies.

The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends paid on such stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends or interest on our common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount as described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

A U.S. holder that does not provide us with a correct taxpayer identification number also may be subject to penalties imposed by the IRS. Some U.S. holders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Taxation of Tax-Exempt U.S. Holders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. holder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “Taxation of our Company as a REIT— Taxable Mortgage Pools and Real Estate Mortgage Investment Conduits”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. holder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (a) that is described in Section 401(a) of the Code, (b) is tax exempt under Section 501(a) of the Code, and (c) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (a) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (b) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Non-U.S. Holders

The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules.

Distributions

Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests,” nor designated as capital gain dividends, will be treated as ordinary dividend income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to a non-U.S. holder stockholder is excess inclusion income. Any excess inclusion income will generally be allocated to our stockholders to the extent that we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. Dividends that are effectively connected with the conduct of a trade or business in the United States will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We intend to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in our common stock will reduce the non-U.S. holder’s adjusted basis in such common stock. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we intend to withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not such distributions are designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with the conduct of a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.

However, to the extent that our common stock is “regularly traded” on an established securities market located in the United States, such distributions shall not be treated as gain recognized from the sale or exchange of a U.S. real property interest, provided that the non-U.S. holder does not own more than 5% of such stock at any time during the one-year period ending on the date of such distribution. Such distributions would be recharacterized instead as regular REIT dividends.

We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend that are attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability described in the preceding paragraphs.

Although the law is not clear on the matter, it appears that amounts that we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid were to exceed their actual U.S. federal income tax liability.

Sales of Our Common Stock

Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally would not be subject to U.S. taxation unless:

•	the investment is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests that we own equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders.

Because our common stock is publicly traded, no assurance can be given that we are or will remain a domestically-controlled REIT. If we are not a domestically-controlled REIT but are a U.S. real property holding corporation, a sale of our common stock by a non-U.S. holder would still not be subject to taxation under FIRPTA as a sale of U.S. real property if:

•	the stock were “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations; and

•	the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 5% of our stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. In addition, distributions that are treated as gain from the disposition of our common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption.

Information Reporting and Backup Withholding

Generally, information reporting will apply to payments of dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Applicable Treasury Regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, non-U.S. holders are advised to consult their tax advisors regarding the information reporting requirements applicable to them.

Non-U.S. holders are urged to consult their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are encouraged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares or other securities.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey Inc. are acting as representatives the following respective numbers of shares of our common stock:

Number
Underwriter	of Shares

Credit Suisse Securities (USA) LLC
SunTrust Robinson Humphrey Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to           additional shares of our common stock at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of our common stock initially at the public offering price set forth on the cover page of this prospectus and to selling group members at that price less a selling concession of $      per share. After the public offering, the underwriters may change the public offering price, concession or other selling terms.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the ‘lock-up’ period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the ’lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of common stock are listed on the NYSE Amex, under the symbol “WAC.”

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of SunTrust Robinson Humphrey Inc. are lenders under our revolving credit facility.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to the underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Carlton Fields, P.A., Tampa, Florida. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based upon the opinion of Carlton Fields, P.A. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The consolidated balance sheets of the Walter Investment Management, LLC as of December 31, 2008 and 2007 and the consolidated statements of operations, changes in member’s equity and comprehensive income, and cash flows for the years then ended, which appear in this prospectus and registration statement, have been audited by Ernst & Young LLP, an independent registered certified public accounting firm, and have been included in this prospectus and in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

The consolidated balance sheets of Hanover as of December 31, 2008 and 2007 and the related consolidated statements of operations, other comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008, which have been incorporated by reference in this prospectus and registration statement have been audited by Grant Thornton LLP, an independent registered certified public accounting firm, and have been included in this prospectus and in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F Street, N.W., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-11 (together with all amendments, schedules and exhibits thereto, the Registration Statement) with respect to the common stock offered by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain items were omitted from this prospectus as permitted by the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement, or document are summaries and are not necessarily complete and, in each instance, we refer you to a copy of the contract, agreement, or other document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference. You may read and copy any contract, agreement or other document that we have filed as an exhibit to the Registration Statement or any other portion of our Registration Statement at the SEC’s Public Reference Room. For further information about us and the shares of common shares offered by this prospectus, please refer to the Registration Statement and its exhibits. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC’s website at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-11 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring to those documents that are considered part of this prospectus. We incorporate by reference the documents listed below (excluding current reports or portions thereof which are furnished to but are not filed with the Commission under Items 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 31, 2009;

•	Our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and June 30, 2008, as filed with the SEC on May 15, 2009 and August 14, 2009 respectively;

•	Our current reports on Form 8-K filed with the SEC on January 12, 2009 February 11, 2009, February 20, 2009, February 26, 2009, March 31, 2009, April 7, 2009, April 21, 2009, April 23, 2009, and May 12, 2009 as well as the Form 8-K/As filed with the SEC on May 1, 2009 and July 10, 2009; and

•	Our Form S-4 for our Special Meeting of Stockholders filed with the SEC on November 5, 2008 as amended on December 24, 2008, February 6, 2009, February 13, 2009 and February 17, 2009.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may request a copy of any or all of these documents, at no cost, upon written or oral request made to us at our principal executive offices at the following address and phone number: 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, (813) 421-7600, attention Investor Relations. You can also access the Company’s filings with the SEC at www.walterinvestment.com.

WALTER INVESTMENT MANAGEMENT CORP.

FORM S-11

F-i

Report of Independent Registered Certified Public Accounting Firm

The Board of Managers and Member of
Walter Investment Management, LLC

We have audited the accompanying consolidated balance sheets of Walter Investment Management, LLC and subsidiaries (the Company) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in member’s equity and comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walter Investment Management, LLC and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9, the Company adopted the measurement provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in 2008.

/s/  ERNST & YOUNG LLP

Tampa, Florida
July 9, 2009

Walter Investment Management, LLC and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2008	2007
	(Dollars in thousands)

ASSETS
Cash and cash equivalents	$1,319	$3,122
Short-term investments, restricted	49,196	69,120
Receivables, net	5,447	1,955
Instalment notes receivable, net of allowance of $18,969 and $13,992, respectively	1,767,838	1,824,765
Houses held for resale	48,198	36,407
Unamortized debt expense	19,745	21,786
Goodwill	—	12,291
Other assets	7,098	7,912

Total assets	$1,898,841	$1,977,358

LIABILITIES AND MEMBER’S EQUITY
Accounts payable	$2,181	$2,342
Accrued expenses	46,367	48,627
Deferred income taxes, net	55,530	61,504
Mortgage-backed/asset-backed notes	1,372,821	1,706,218
Accrued interest	9,717	11,953
Other liabilities	748	10,313

Total liabilities	1,487,364	1,840,957

Commitments and contingencies (Note 11)
Member’s equity:
Membership unit (no par); 1 unit authorized, issued and outstanding at December 31, 2008 and 2007	—	—
Additional paid-in capital	52,293	68,396
Retained earnings	684,127	681,519
Accumulated other comprehensive income (loss)	1,747	(3,830)

	738,167	746,085
Less: Receivable from Walter	(326,690)	(609,684)

Total member’s equity	411,477	136,401

Total liabilities and member’s equity	$1,898,841	$1,977,358

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2008	2007
	(Dollars in thousands)

Net interest income:
Interest income on instalment notes	$187,094	$198,867
Interest expense	102,115	119,102
Interest rate hedge ineffectiveness	16,981	—

Total net interest income	67,998	79,765
Provision for loan losses	21,315	13,889

Total net interest income after provision for loan losses	46,683	65,876

Non-interest income:
Premium revenue	12,164	10,132
Other revenue	2,182	4,146

Total non-interest income	14,346	14,278

Non-interest expenses:
Claims expense	5,180	4,831
Salaries and benefits	15,934	18,570
Legal and professional	1,249	1,720
Occupancy	1,509	1,522
Depreciation and amortization	1,421	2,755
General and administrative	9,217	6,847
Other interest expense	1,370	1,433
Related party — allocated corporate charges	3,469	3,683
Goodwill impairment charges	12,291	—
Provision for estimated hurricane insurance losses	3,853	—

Total non-interest expenses	55,493	41,361

Income before income taxes	5,536	38,793
Income tax expense	3,099	14,530

Net income	$2,437	$24,263

Basic income per unit	$2,437	$24,263

Units used to determine income per unit(1)	1	1

(1)	During the first quarter of 2009, Walter’s equity interests in the Company’s subsidiaries were contributed by Walter to the Company upon the formation of the Company in exchange for one limited liability company unit of the Company. Therefore, earnings per unit for each period presented was determined using one unit, which is the capital structure subsequent to the formation of the Company.

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Equity
and Comprehensive Income
For the Years Ended December 31, 2008 and 2007

						Accumulated
			Additional			Other
		Member’s	Paid-In	Comprehensive	Retained	Comprehensive	Receivable
	Total	Equity	Capital	Income	Earnings	Income (Loss)	from Walter
	(In thousands)

Balance at December 31, 2006	$70,052	$—	$91,704		$661,677	$3,136	$(686,465)
Adjustment to initially apply FIN 48	(4,421)				(4,421)

Adjusted balance at January 1, 2007	$65,631	$—	$91,704		$657,256	$3,136	$(686,465)
Comprehensive income:
Net income	24,263			$24,263	24,263
Other comprehensive loss, net of tax:
Change in postretirement benefit plans, net of $112 tax benefit	(299)			(299)		(299)
Net amortization of realized gain on hedges, net of $144 tax benefit	(282)			(282)		(282)
Net unrealized loss on hedges, net of $3,445 tax benefit	(6,385)			(6,385)		(6,385)

Comprehensive income				$17,297

Dividends to Walter	(25,864)		(25,864)
Extinguishment of receivables from Walter	76,781						76,781
Stock-based compensation	2,556		2,556

Balance at December 31, 2007	$136,401	$—	$68,396		$681,519	$(3,830)	$(609,684)
Comprehensive income:
Net income	2,437			$2,437	2,437
Other comprehensive income (loss), net of tax:
Change in postretirement benefit plans, net of $69 tax benefit	(106)			(106)		(106)
Net amortization of realized gain on hedges, net of $137 tax benefit	(258)			(258)		(258)
Net recognized loss on hedges, net of $3,329 tax provision	6,130			6,130		6,130

Comprehensive income				$8,203

Effects of changing the plan measurement date pursuant to FASB Statement 158:
Service cost and interest cost for October 1, 2007 — December 31, 2007, net of $92 tax provision	171				171
Amortization of actuarial gain and prior service cost for October 1, 2007 — December 31, 2007, net of $102 tax benefit	(189)					(189)
Dividends to Walter	(17,077)		(17,077)
Extinguishment of receivables from Walter	282,994						282,994
Stock-based compensation	974		974

Balance at December 31, 2008	$411,477	$—	$52,293		$684,127	$1,747	$(326,690)

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
	(In thousands)

Operating activities:
Net income	$2,437	$24,263
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on instalment notes receivable	21,315	13,889
Amortization of instalment notes receivable discount/premium	(19,686)	(27,134)
Depreciation	416	1,175
Benefit from deferred income taxes	(7,777)	(7,088)
Amortization of debt expense	1,845	2,867
Stock based compensation	974	2,556
Goodwill impairment charges	12,291	—
Other	747	1,283
Decrease (increase) in assets:
Receivables	(3,802)	1,227
Other	(649)	46
Increase (decrease) in liabilities:
Accounts payable	(161)	372
Accrued expenses	(3,758)	1,478
Accrued interest	(2,236)	(893)

Cash flows provided by operating activities	1,956	14,041

Investing activities:
Purchases of instalment notes receivable from unrelated third parties	—	(39,900)
Principal payments received on instalment notes receivable	148,432	214,632
Additions to houses held for resale	(8,885)	(5,228)
Cash proceeds from sales of houses held for resale	11,863	17,138
Additions to property and equipment	(217)	(156)
Cash proceeds from sale of property and equipment	259	1
Decrease in short-term investments, restricted	19,924	15,177

Cash flows provided by investing activities	171,376	201,664

Financing activities:
Issuance of mortgage-backed/asset-backed notes	25,000	189,200
Payments on mortgage-backed/asset-backed notes	(358,459)	(219,793)
Net decrease (increase) in receivable from Walter	175,401	(159,068)
Dividends to Walter	(17,077)	(25,864)
Debt issuance costs paid	—	(530)

Cash flows used in financing activities	(175,135)	(216,055)

Net decrease in cash and cash equivalents	(1,803)	(350)
Cash and cash equivalents at beginning of year	3,122	3,472

Cash and cash equivalents at end of year	$1,319	$3,122

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$119,600	$117,286
Cash paid for income taxes	$12,443	$20,633
Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Houses held for resale acquired through foreclosure	$73,036	$64,885
Instalment notes receivable originated to finance the sale of houses held	$42,345	$36,281
Instalment notes receivable acquired with warehouse proceeds and/or advances from Walter	$107,593	$235,849

The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization

On September 30, 2008, Walter Industries, Inc. (“Walter”) outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to its stockholders. The Financing business includes Walter Mortgage Company (“WMC”), Best Insurors (“Best”), and Walter Investment Reinsurance Company, Ltd. (“WIRC”, a subsidiary formed on December 1, 2008). The Financing business services instalment notes and mortgages, and, through affiliated insurance businesses, offers insurance coverage to its customers.

In connection with the spin-off, on February 3, 2009, Walter formed Walter Investment Management, LLC, a Delaware limited liability company (“Spinco” and, together with its consolidated subsidiaries, the “Company”), to which it would transfer substantially all of the assets and liabilities related to the Financing business. On April 17, 2009, Walter completed the transfer to the Company of substantially all of the assets and liabilities comprising the Financing business at historical cost.

Since the Company is a newly formed entity, the combined financial statements of WMC, Best and WIRC are considered its predecessor for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC have become the Company’s historical financial statements for periods prior to the legal formation and transfers in 2009.

The Company organized Mid-State Trust II (“Trust II”), Mid-State Trust IV (“Trust IV”), Mid-State Trust VI (“Trust VI”), Mid-State Trust VII (“Trust VII”), Mid-State Trust VIII (“Trust VIII”), Mid-State Trust X (“Trust X”), Mid-State Trust XI (“Trust XI”), Mid-State Capital 2004-1 Trust (“Trust 2004-1”), Mid-State Capital 2005-1 Trust (“Trust 2005-1”) and Mid-State Capital 2006-1 Trust (“Trust 2006-1”) (the “Trusts”) for the purpose of purchasing instalment notes receivable from WMC with the net proceeds from the issuance of mortgage-backed or asset-backed notes (a “securitization”). The beneficial interests in the Trusts are owned by WMC and Mid-State Capital, LLC (“Mid-State”), a wholly-owned subsidiary of WMC, respectively. The assets of the Trusts, including the instalment notes receivable owned by such trust, are not available to satisfy claims of general creditors of the Company, its subsidiaries or Walter. The liabilities of the Trusts for their notes issued to the public are to be satisfied solely from the proceeds of the instalment notes owned by such trust and are non-recourse to the Company, its subsidiaries and Walter.

The securitizations are structured legally as sales, but for accounting purposes are treated as financings under SFAS No. 140, ‘‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125,” (“SFAS 140”) as they do not meet the qualifying special purpose entity criteria under SFAS 140 and related interpretations. WMC, as servicer, subject to applicable contractual provisions, has discretion, consistent with prudent mortgage servicing practices, to determine whether to sell or work out any loans securitized through the securitization trusts that become troubled. Accordingly, the notes remain on balance sheet as “instalment notes held for investment”, retained interests are not recorded, and securitization bond financing replaces the warehouse debt or asset-backed commercial paper originally associated with the notes held for investment. Deferred debt issuance costs and discounts related to the bonds are amortized on a level yield basis over the estimated life of the bonds.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements reflect the historical operations of the Financing business which were operated as part of Walter prior to the spin-off. Under Walter’s ownership, the Financing business included separate subsidiaries of Walter. A direct ownership relationship did not exist among the legal entities prior to the transfer to Spinco. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

differ from those estimates. All significant intercompany balances have been eliminated in the consolidated financial statements.

The Company has not operated as an independent stand-alone entity. Management believes the assumptions underlying the consolidated financial statements for these periods are reasonable. However, the consolidated financial statements included herein to not include all of the expenses that would have been incurred had the Company been a separate, stand-alone entity. As such, the financial information does not necessarily reflect the consolidated financial position, results of operations and cash flows of the Company in the future, or what would have been reflected had the Company been a separate, stand-alone entity during the periods presented. However, these historical consolidated financial statements include certain costs and expenses that have been allocated to the Company from Walter.

Certain costs incurred by Walter that were considered directly related to the Company were charged to the Company and included in general and administrative expenses. These costs approximated $1.1 million and $1.6 million for the years ended December 31, 2008 and 2007, respectively.

Costs incurred by Walter that cannot be directly attributed to its subsidiaries such as risk management, executive salaries, and other centralized business functions are allocated to its subsidiaries based on estimated annual revenues. Such costs were recorded in the caption ’related party-allocated corporate charges’ in the accompanying statements of operations and were $3.5 million and $3.7 million for the years ended December 31, 2008 and 2007, respectively. While the Company considers the allocation of such costs to be reasonable, in the event the Company was not affiliated with Walter, these costs may increase or decrease.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, short-term investments and instalment notes receivable.

The Company maintains cash and cash equivalents with a federally insured financial institution. Concentrations of credit risk with respect to instalment notes receivable are limited due to the large number of customers and their dispersion across many geographic areas. However, of the gross amount of instalment notes receivable, 33%, 15%, 9%, 6% and 6% are secured by homes located in the states of Texas, Mississippi, Alabama, Florida and Louisiana, respectively, at December 31, 2008 and 2007. The Company believes the potential for incurring material losses related to these concentrations of credit is remote.

The Company provides insurance to homeowners primarily in the southeastern United States and, due to the concentration in this area, is subject to risk of loss due to the threat of hurricanes and other natural disasters.

Revenue Recognition

WMC purchases instalment notes originated by Jim Walter Homes, Inc. (“JWH”, a wholly-owned subsidiary of Walter), originates loans for JWH customers, and securitizes and services such instalment notes and mortgages. Through May 1, 2008, JWH offered financing to homebuyers and WMC originated and purchased loans that were secured by mortgages and liens. Subsequent to May 1, 2008, except for homes under construction or under contract at that date, WMC no longer purchases instalment notes from JWH or originates loans for JWH customers. References to instalment notes or mortgage instalment notes include residential loans offered by WMC.

Instalment notes are initially recorded by JWH at the discounted value of the future instalment note payments using an imputed interest rate. The imputed interest rate used represents the estimated prevailing market rate of interest for credit of similar terms issued to customers with similar credit ratings to JWH’s customers. This rate is estimated by adding a credit spread and a margin to a benchmark funding rate in order

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

to cover costs and expected losses. This rate is periodically compared to rates charged by competitors and other lenders to customers of similar credit quality to validate that the methodology results in a market rate of interest. These estimates affect revenue recognition by determining the allocation of income between the amount recognized by JWH from the construction of the home and the amount recognized by WMC over the life of the instalment note as interest income. Variations in the estimated market rate of interest used to initially record instalment notes receivable could affect the amount and timing of income recognition. Instalment note pay-offs received in advance of scheduled maturity (prepayments) effect the amount of interest income due to the recognition of any remaining unamortized discounts or premiums arising from the note’s inception.

The instalment notes state the maximum amount to be charged to the customers, and ultimately recognized as revenue, based on the contractual number of payments and dollar amount of monthly payments. In each of the two years ended December 31, 2008, WMC purchased fixed and variable rate mortgage loans and offered mortgage loans that have fixed monthly payments and repayment terms similar to instalment notes. The interest income earned by WMC is recognized using the interest method. WMC has the ability to levy costs to protect their collateral position upon default, such as attorney fees and late charges, as allowed by state law. The various legal instruments used allow for different fee structures to be charged to the customer, for example late fees and prepayment fees. These fees are ultimately recognized as revenue when received.

Instalment notes are placed on non-accrual status when any portion of the principal or interest is ninety days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Instalment notes are removed from non-accrual status when the amount financed and the associated interest are no longer over ninety days past due. Recoveries of advanced taxes and insurance related to instalment notes are recognized as income when collected.

The Company sells homes and related real estate repossessed or foreclosed on from customers in default of their loans or notes. Sales of repossessed property involve the sale and, in most circumstances, the financing of both a home and related real estate. Revenues from the sales of repossessed property are recognized by the full accrual method where appropriate. However, the requirement for a minimum 5% initial cash investment (for primary residences), frequently is not met. When this is the case, losses are immediately recognized, and gains are deferred and recognized by the instalment method until the buyer’s investment reaches the minimum 5%. At that time, revenue is recognized by the full accrual method.

Cash and Cash Equivalents

Cash and cash equivalents include short-term deposits and highly liquid investments that have original maturities of three months or less when purchased and are stated at cost which approximates market.

Restricted Short-Term Investments

Restricted short-term investments relate primarily to funds collected on instalment notes receivable owned by various Trusts ($49.0 million and $68.8 million, respectively), which are available only to pay expenses of the Trusts and principal and interest on indebtedness of the Trusts. Restricted short-term investments at December 31, 2008 and 2007 include temporary investments, primarily in commercial paper or money market accounts, with original maturities of less than 90 days. Restricted marketable securities totaled $0.2 million and $0.3 million at December 31, 2008 and 2007, respectively.

Allowance for Losses on Instalment Notes

The Company’s periodic evaluation of the adequacy of the allowance for losses on instalment notes is based on the Company’s past loss experience, known and inherent risks in the portfolio, delinquencies, the

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

estimated value of the underlying real estate collateral and current economic and market conditions within the applicable geographic areas surrounding the underlying real estate. The allowance for losses on instalment notes is increased by provisions for losses charged to income and is reduced by charge-offs, net of recoveries.

Houses Held for Resale

Repossessed property is recorded at its estimated fair value less estimated costs to sell, which is based on historical resale recovery rates and current market conditions.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Gains and losses upon disposition are reflected in the statement of operations in the period of disposition. Maintenance and repair costs are charged to expense as incurred.

Accounting for the Impairment of Long-Lived Assets, Goodwill, and Intangibles

Long-lived assets, goodwill, and intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable and, in the case of goodwill, at least annually. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether or not the asset values are recoverable. Fair value is generally determined using market quotes, if available, or a discounted cash flow approach. There were no significant impairments of long-lived assets during the year ended December 31, 2007. However, during the year ended December 31, 2008, the Company recorded an impairment charge relating to goodwill, reducing goodwill to $0. See Note 5.

Unamortized Debt Expense

Unamortized debt expense represents debt issue costs related to the Trusts. These costs are amortized into interest expense over the life of the Trusts using the interest method.

Hedging Activities

The Company has entered into interest rate hedge agreements designed to reduce the risk of rising interest rates on the forecasted amount of securitization debt to be issued to finance instalment notes and mortgage loans receivable. Changes in the fair value of interest rate hedge agreements that are designated and effective as hedges were recorded in accumulated other comprehensive income (loss) (“OCI”). Deferred gains or losses from settled hedges determined to be effective have been reclassified from OCI to interest expense in the statement of operations in the same period as the underlying transactions were recorded and are recognized in the caption ‘interest expense’. Cash flows from hedging activities are reported in the statement of cash flows in the same classification as the hedged item. Changes in the fair value of interest rate hedge agreements that are not effective are immediately recorded in the statement of operations.

Insurance Claims (Hurricane Losses)

Accruals for property-liability claims and claims expense are recognized when probable and reasonably estimable at amounts necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company’s experience with similar cases. The establishment of appropriate accruals, including accruals for catastrophes such as hurricanes, is an inherently uncertain process. Accrual estimates are regularly reviewed and updated, using the most current information available.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The Company recorded a provision of $3.9 million in 2008 for hurricane insurance losses, net of reinsurance proceeds received from unrelated insurance carriers. These estimates were recorded for claims losses as a result of damage from Hurricanes Ike and Gustav in the Company’s market area. There were no significant hurricane losses in 2007.

The following table provides a reconciliation of the liability for unpaid claims and claim adjustment expenses for the years ended December 31 (in thousands):

	2008	2007

Gross liability, beginning of year	$1,510	$2,501
Less reinsurance recoverables	79	1,383

Net liability, beginning of year	1,431	1,118
Incurred losses related to:
Current year	8,759	4,718
Prior years	(236)	17

Total incurred	8,523	4,735
Paid related to:
Current year	6,593	4,059
Prior years	648	1,713
Less reinsurance recoveries	(193)	(1,350)

Total Paid	7,048	4,422
Net liability, end of year	2,906	1,431
Plus reinsurance recoverables	—	79

Gross liability, end of year	$2,906	$1,510

Reported claims liability	$1,505	$709
Incurred but not reported claims liability	1,401	801

	$2,906	$1,510

Stock-Based Compensation Plans

As of January 1, 2006, the Company adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Bulletin No. 107 (collectively “SFAS 123(R)”), which requires the Company to value and record, as compensation expense, stock awards granted to employees under a fair value based method. Prior to January 1, 2006, compensation expense was not required for stock options granted to the Company’s employees because all stock options granted had an intrinsic value of $0 at the date of grant. However, compensation expense associated with restricted stock unit grants was required to be recognized over the vesting period of the grant.

FAS 123(R) applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. The Company utilizes the modified prospective application method for stock options and restricted stock units granted prior to January 1, 2006, which requires the Company to record compensation expense beginning January 1, 2006 for the unvested portion of those stock awards. This compensation expense is charged to the statement of operations with a corresponding credit to capital in excess of par value and is generally recognized utilizing the graded vesting method for stock options and straight-line method for restricted stock units. The Company uses the Black-Scholes option pricing model to value its stock option grants and estimates forfeitures in calculating the expense related to stock-based compensation.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Adoption of New Accounting Pronouncements

In 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) which provides a definition of fair value, establishes a framework for measuring fair value and expands fair value financial statement disclosure requirements. SFAS No. 157 is intended to eliminate the diversity in practice associated with measuring fair value under existing accounting pronouncements and does not require any new fair value measurements. The adoption of SFAS 157 for financial assets and financial liabilities on January 1, 2008 did not have a material effect on the Company’s consolidated financial statements.

In 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (“SFAS 158”) which, among other changes, requires companies to measure plan assets and liabilities as of the fiscal year-end reporting date. On January 1, 2008, the Company adopted the measurement provisions of SFAS 158 and elected the alternative transition method. Based on the actuarial valuation performed as of September 30, 2007, the Company’s actuary provided a 15-month projection of net periodic pension cost to December 31, 2008. In recognizing the effects of changing the Company’s measurement date from September 30 to December 31, the Company recorded a credit to retained earnings of $0.2 million, net of taxes of $0.1 million, an increase in the accumulated postretirement benefits obligation of approximately $0.1 million, and a charge to accumulated other comprehensive income of $0.2 million, net of taxes of $0.1 million.

In 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which allows reporting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to reduce volatility in reported earnings that result from measuring related assets and liabilities differently without having to apply complex hedge accounting provisions, using the guidance in SFAS No. 133 (as amended), “Accounting for Derivative Instruments and Hedging Activities.” The Company has not elected the fair value option, as provided in this statement. As such, the adoption of SFAS 159, which became effective January 1, 2008, did not have a material effect on the Company’s consolidated financial statements.

In 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 codifies the hierarchy of generally accepted accounting principles to be used by the preparers of financial statements. The hierarchy is identical to that contained in the American Institute of Certified Public Accountants Statements on Auditing Standards No. 69, ‘‘The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of the SFAS 162 did not have any impact on the Company’s consolidated financial statements.

3.	Business Separation and Merger

On September 30, 2008, Walter outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to stockholders and subsequent merger with Hanover Capital Mortgage Holdings, Inc. (“HCM”), a publicly traded New Jersey-based real estate investment trust (“REIT”). Also on September 30, 2008, as amended and restated on October 28, 2008, the Company entered into a definitive agreement to merge with HCM.

Walter distributed 100% of its interest in the Company to its stockholders in a spin-off transaction effective April 17, 2009. Following the spin-off, the Company paid a taxable dividend consisting of cash and additional equity interests to its members. The merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The combined company will continue to operate as a publicly traded REIT following the merger. The new company is named Walter Investment Management Corp. (“WIMC”), is headquartered in Tampa, Florida and has approximately 225 employees. After the spin-off and merger, Walter’s stockholders that became members of the Company as a result of the spin-off and certain holders of options to acquire limited liability company interests of the Company collectively own 98.5% and stockholders

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

of HCM own 1.5% of the shares of common stock of WIMC outstanding or reserved for issuance in settlement of restricted stock units of WIMC. As a result, the business combination will be accounted for as a reverse acquisition, with the Company considered the accounting acquirer. WIMC applied, and was granted approval, to list its shares on the NYSE Amex.

Additionally, on September 30, 2008, the Company and HCM entered into a software licensing agreement whereby HCM granted to the Company a perpetual, non-exclusive and non-transferable (subject to certain exceptions) license to certain software and systems. As consideration for the license, the Company paid $1.0 million to HCM on January 9, 2009. The licensing agreement was subsequently terminated effective with the closing of the merger transaction.

In order to ensure that HCM will have access to sufficient capital to acquire assets required to maintain its REIT status and not become an “investment company” under the Investment Company Act of 1940, the Company agreed to provide HCM with a revolving line of credit up to $5 million in the aggregate. Borrowings will bear interest at a rate per annum equal to the 3-month U.S. Dollar London Interbank Offered Rate as published in the Wall Street Journal for the business day prior to the date the request for such loan was made plus 50 basis points. The revolving facility is secured by a collateral account maintained pursuant to a related securities control agreement dated as of September 25, 2008 among HCM, the Company and Regions Bank. On September 26, 2008 HCM borrowed $1.1 million from the Company pursuant to this line of credit. On October 30, 2008, HCM borrowed an additional $1.2 million from the Company pursuant to this line of credit. Pursuant to an amended and restated loan and security agreement entered into by Spinco and HCM on February 6, 2009, this line of credit was reduced from $5.0 million to $4.0 million.

In addition, pursuant to the February 6, 2009 amended and restated loan and security agreement, the Company agreed to make available to HCM a line of credit of up to $2.75 million in the aggregate. This amount represents the outstanding cash consideration due from HCM pursuant to the exchange agreement (the “Taberna Exchange Agreement”) with Taberna Preferred Funding I, Ltd. (“Taberna”) and an exchange agreement (the “Amster Exchange Agreement” and together with the Taberna Exchange Agreement, the “Exchange Agreements”) with Amster Trading Company and Ramat Securities, LTD (together the “Amster Parties”). The exchange agreements are to acquire (and subsequently cancel) the outstanding trust preferred securities of Hanover Statutory Trust I (“HST-I”), currently held by Taberna, and the trust preferred securities of Hanover Statutory Trust II (“HST-II”), currently held by the Amster Parties. HCM is only entitled to borrow funds pursuant to this line of credit to fulfill its obligations in the exchange agreements. The interest rate and computation of interest features of this additional line of credit are identical to those applicable to the revolving line of credit described above. However, unlike the revolving facility, this line of credit is not secured by a collateral account. On February 6, 2009, HCM borrowed $0.6 million from the Company pursuant to this line of credit.

In accordance with the February 6, 2009 amended and restated loan and security agreement, the Company also agreed to make available to HCM a line of credit of up to $1.0 million in the aggregate. HCM may only use these funds for the purpose of securing or maintaining directors and officers liability insurance through the maturity date of the loan. The interest rate and computation of interest features of this additional line of credit are identical to those applicable to the revolving line of credit described above. However, unlike the revolving facility, this line of credit is not secured by a collateral account. On March 6, 2009, HCM borrowed $1.0 million from the Company pursuant to this line of credit.

On April 17, 2009, HCM borrowed an additional $2.2 million from the Company to meet its obligations under the exchange agreements pursuant to the February 6, 2009 amended and restated loan and security agreement. This represents the remaining amount available to be borrowed on this line of credit. See above for further information regarding the line of credit.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As a result of the consummation of the merger transaction on April 17, 2009, the loan and security agreement was automatically terminated by operation of law.

4.	Instalment Notes Receivable and Mortgage Loans

Instalment notes receivable arise primarily from sales of detached, single-family homes to JWH customers. Mortgage loans are originated by WMC by providing both land and home financing and re-financing for JWH customers. These receivables require periodic payments, over periods of 10 to 30 years, and are secured by first mortgages or similar security instruments. WMC has also purchased mortgage loans from third parties, including mortgage companies and other homebuilders.

The credit terms offered by JWH and its affiliates are usually for 100% of the purchase price of the home. The buyer’s ownership of the land and improvements necessary to complete the home constitutes an equity investment to which the Company has access should the buyer default on payment of the instalment note obligation. The Company currently holds fixed (98%) and variable-rate (2%) instalment notes ranging from 2.13% to 13.66% annual percentage rate, without points or closing costs.

Instalment notes receivable and mortgage loans receivable are held for investment and are not held for sale. WMC and Mid-State have created a number of business trusts for the purpose of purchasing instalment notes and mortgage loans owned by WMC with the net proceeds from the issuance of mortgage-backed notes or asset-backed notes. WMC and Mid-State directly or indirectly own all of the beneficial interests in these trusts. The assets of the trusts are not available to satisfy claims of general creditors of the Company and the liabilities for notes issued by the trusts are to be satisfied solely from the proceeds of the instalment notes owned by the trusts and are non-recourse to the Company.

After May 1, 2008, WMC no longer provides financing to new customers of JWH.

Instalment notes receivable, as of December 31, are summarized as follows (in thousands):

	2008	2007

Instalment notes receivable, net of unearned income	$1,570,323	$1,604,459
Mortgage loans, net of unearned income	216,484	234,298
Less: Allowance for losses	(18,969)	(13,992)

Instalment notes receivable, net(1)(2)(3)(4)	$1,767,838	$1,824,765

(1)	Origination costs are deferred and amortized over the life of the note portfolio. Deferred loan origination costs included in net instalment notes receivable at December 31, 2008 and 2007 were $12.7 million and $13.1 million, respectively. The average life of the note portfolio approximates 8 years.

(2)	At December 31, 2008 and 2007, the amount of net instalment notes receivable that had not been securitized by a long-term note was $377.3 million and $286.8 million, respectively. Of these balances, $268.7 million had been pledged as collateral against WMC’s warehouse facilities at December 31, 2007. These warehouse facilities were terminated on April 30, 2008 (see Note 6).

(3)	The amount of net instalment notes receivable that had been put on nonaccrual status due to delinquent payments of ninety days past due or greater was $54.4 million and $43.7 million at December 31, 2008 and 2007, respectively. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(4)	At December 31, 2008 and 2007, instalment notes receivable balances included discounts, net of premiums, of $204.8 million and $204.7 million, respectively.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Activity in the allowance for losses is summarized as follows (in thousands):

	For the Years Ended December 31,
	2008	2007

Balance, beginning of the year	$13,992	$13,011
Provision charged to income	21,315	13,889
Less: Charge-offs, net of recoveries	(16,338)	(12,908)

Balance, end of the year	$18,969	$13,992

Charge-offs on instalment notes occur when management believes it will be unable to collect all amounts contractually due. The charge-off is measured based upon the excess of the recorded investment in the receivable over the estimated fair value of the collateral as reduced by estimated selling costs. Recoveries on charge-offs, recognized when received, are immaterial in relation to aggregate charge-offs.

5.	Goodwill

Goodwill, originating from the 1987 leveraged buyout of Walter, was pushed down from Walter. Goodwill is reviewed for impairment annually or more frequently if significant events occur that indicate that impairment could exist. The fair value of the Company’s reporting units are determined using valuation models and expected future cash flow projections, which is then discounted using a risk-adjusted discount rate and adjusted for comparable industry earnings multiples.

In 2008, the Company recorded a charge of $12.3 million for the impairment of goodwill. As discussed in Note 3, Walter announced its plans to separate its Financing business via a spin-off to Walter stockholders and merger with HCM. As a result of this decision, the Company analyzed goodwill for potential impairment. The Company’s fair value was determined using a discounted cash flow approach which indicated that the carrying value exceeded the fair value and that the implied value of goodwill was $0 as of September 30, 2008. The discount rate of interest used to determine both the Company’s fair value and the implied value of goodwill was a contributing factor in this impairment charge. The continued increase in perceived risk in the financial services markets resulted in a significant increase in the discount rate applied to projected future cash flows as compared to the discount rate applied to similar analyses performed in previous periods. Goodwill was approximately $12.3 million at December 31, 2007.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

6.	Mortgage-Backed/Asset-Backed Notes

Mortgage-backed/asset-backed notes, in accordance with contractual terms, as of December 31, consisted of the following (in thousands):

			Weighted
			Average Stated
			Interest Rate at
			December 31,	Final
	2008	2007	2008	Maturity

Trust IV Asset Backed Notes	$144,950	$171,536	8.33%	2030
Trust VI Asset Backed Notes	121,776	135,242	7.42%	2035
Trust VII Asset Backed Notes	106,874	115,126	6.34%	2036
Trust VIII Asset Backed Notes	120,506	134,235	7.79%	2038
Trust IX Variable Funding Loan	—	95,100
Trust X Asset Backed Notes	183,489	201,540	6.30%	2036
Trust XI Asset Backed Notes	167,448	179,350	5.51%	2038
Trust XIV Variable Funding Loan	—	94,100
Trust 2004-1 Trust Asset Backed Notes	160,277	173,712	6.64%	2037
Trust 2005-1 Trust Asset Backed Notes	172,921	190,122	6.15%	2040
Trust 2006-1 Trust Asset Backed Notes	194,580	216,155	6.28%	2040

Total	$1,372,821	$1,706,218

The Trusts beneficially owned by WMC and Mid-State are the depositors under the Company’s outstanding mortgage-backed and asset-backed notes (the “trust notes”), which consist of eight separate series of public debt offerings and one private offering. Prior to April 30, 2008, Trust IX and Trust XIV were borrowers under a $150.0 million and a $200.0 million Variable Funding Loan Agreement (the “warehouse facilities”). Mortgage-backed/asset-backed notes provide long-term financing for instalment notes receivable and mortgage assets purchased by WMC, while the warehouse facilities provided temporary financing. In each case, these instalment notes receivable and mortgage assets are deposited into Trusts. Upon deposit, these instalment notes and mortgage assets become assets of the Trusts and are not available to satisfy claims of general creditors of the Company. The trust notes are to be satisfied solely from the proceeds of the underlying instalment notes receivable and mortgages and are non-recourse to the Company.

As noted above, the Company had two warehouse facilities totaling $350.0 million that provided temporary financing to WMC for its originations of mortgages loans, purchases of instalment notes originated by JWH and purchases of third-party mortgage loans. At December 31, 2007, there were $189.2 million of borrowings outstanding under these warehouse facilities. On April 30, 2008, Walter provided $214.8 million of available funds to the Company to repay and terminate the Mid-State Trust IX and XIV warehouse facilities. With the termination of the warehouse facilities, the Company is no longer reliant on the availability of mortgage warehouse facilities or the mortgage-backed securitization market.

Effective May 1, 2008, the Company ceased funding new originations for customers of JWH. However, the backlog of homes with signed contracts and those which were under construction as of May 1, 2008, will be funded by the Company. As of December 31, 2008, an estimated 20 homes remained in the backlog, representing a total of approximately $2.7 million in value, to be funded by the Company in 2009 with operating cash flows or funds provided by Walter. As of March 31, 2009, 10 homes remained in the backlog, representing a total of approximately $0.7 million in value that were funded in April 2009.

Prior to their termination on April 1, 2008, the Company held multiple interest rate hedge agreements with various counterparties with an aggregate notional value of $215.0 million. The objective of these hedges

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

was to protect against changes in the benchmark interest rate on the forecasted issuance of mortgage-backed notes in a securitization. At March 31, 2008, the hedges no longer qualified for hedge accounting treatment because the Company no longer planned to access the distressed securitization market. As a result, the Company recognized a loss on interest rate hedge ineffectiveness of $17.0 million in the first quarter of 2008. On April 1, 2008, the Company settled the hedges for a payment of $17.0 million. There are no hedges outstanding at December 31, 2008.

The fair value of the interest rate hedges outstanding at December 31, 2008 and 2007 was $0 and a liability of $9.4 million, respectively, which was recorded within other liabilities. During 2008, the Company recorded a realized loss from interest rate hedge agreements, net of tax, of $6.1 million. During 2007, the Company recorded an unrealized loss from interest rate hedge agreements, net of tax, of $6.4 million.

7.	Letters of Credit

Walter has arranged letters of credit in order to secure the Company’s obligations under certain reinsurance contracts. The outstanding letters of credit were $9.9 million and $10.0 million at December 31, 2008 and 2007, respectively. The Company has recorded letter of credit charges as general and administrative expenses of $0.2 million for each of the years ended December 31, 2008 and 2007.

8.	Income Taxes

Income tax expense (benefit) consists of the following components (in thousands):

		State
	Federal	and Local	Total

For the years ended December 31:
2008
Current	$11,628	$(752)	$10,876
Deferred	(5,299)	(2,478)	$(7,777)

Total	$6,329	$(3,230)	$3,099

2007
Current	$20,291	$1,327	$21,618
Deferred	(8,052)	964	$(7,088)

Total	$12,239	$2,291	$14,530

The income tax expense at the Company’s effective tax rate differed from the statutory rate as follows (in thousands):

	For the Years Ended
	December 31,
	2008	2007

Income from operations before income tax expense	$5,536	$38,793

Tax provision at the statutory tax rate of 35%	$1,938	$13,578
Effect of:
State and local income tax	(2,914)	701
Non-deductible goodwill	3,813	—
Other	262	251

Tax expense recognized	$3,099	$14,530

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Deferred tax assets (liabilities) related to the following as of December 31, (in thousands):

	2008	2007

Deferred tax assets:
Contingent interest	$3,854	$3,464
Allowance for losses on instalment notes receivable	6,940	5,383
Interest rate hedge agreements	(343)	2,845
Accrued expenses	6,358	5,325
Federal benefit of state deductions	3,028	3,578

Total deferred tax assets	19,837	20,595
Deferred tax liabilities:
Depreciation/Amortization	(63)	(100)
Interest income on instalment notes	(68,337)	(75,963)
Deferred origination costs	(4,659)	(3,593)
Prepaid assets	(2,308)	(2,443)

Total deferred tax liabilities	(75,367)	(82,099)

Net deferred tax liabilities	$(55,530)	$(61,504)

Walter files a consolidated Federal and Florida income tax return which includes the Company. The Company provides for Federal and state income tax on a modified separate income tax return basis. The income tax expense is based on the statement of operations. Current tax liabilities for Federal and Florida state income taxes are paid to Walter and have been adjusted to include the effect of related party interest income earned from Walter that have not been reflected in the statement of operations. Separate company state tax liabilities and FASB Interpretation No. 48, ‘‘Accounting for Uncertainty in Income Taxes” (“FIN 48”) liabilities have also been adjusted to include these related party transactions.

Income Tax Litigation

Walter files income tax returns in the U.S. and in various other state and local jurisdictions which are routinely examined by tax authorities in these jurisdictions. The statute of limitations related to the consolidated Federal income tax return is closed for the years prior to August 31, 1983 and the years ended May 31, 1997, 1998 and 1999. The state impact of any Federal changes for these years remains subject to examination for a period up to five years after formal notification to the states. The Company generally remains subject to income tax in various states for prior periods ranging from three to eleven years depending on jurisdiction.

The Internal Revenue Service (“IRS”) has completed its audits of Walter’s Federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS only issued a 30-day letter proposing tax deficiencies in the amount of $82.2 million for the years ended May 31, 2000, December 31, 2000, and December 31, 2001. The unresolved issues relate primarily to Walter’s method of recognizing revenue on the sale of homes and related interest on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, Walter’s financial exposure is limited to interest and penalties.

On December 27, 1989, Walter and most of Walter’s subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Proceedings”) in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). Walter and the remainder of Walter’s subsidiaries emerged from bankruptcy on March 17, 1995 (the “Effective

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Date”), pursuant to the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified the “Consensual Plan”). Despite the confirmation and effectiveness of the Consensual Plan, the Bankruptcy Court continues to have jurisdiction over, among other things, the resolution of disputed prepetition claims against Walter and certain of its subsidiaries including the Company, and other matters that may arise in connection with or related to the Consensual Plan, including claims related to Federal income taxes.

A controversy exists with regard to Federal income taxes allegedly owed by Walter for fiscal years 1980 through 1994. In connection with the bankruptcy proceedings, the IRS filed a proof of claim in the Bankruptcy Court (the “Proof of Claim”) for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1980 and August 31, 1983 through May 31, 1994. Walter filed an adversary proceeding in the Bankruptcy Court disputing the Proof of Claim (the “Adversary Proceeding”) and the various issues have been and are being litigated in the Bankruptcy Court.

The amounts initially asserted by the Proof of Claim do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. After an adjustment for these items, Walter estimates that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in the Adversary Proceeding. This amount is subject to interest and penalties. Of the $34.0 million in claimed tax, $21.0 million represents issues in which the IRS is not challenging the deductibility of the particular expense but only whether such expense is deductible in a particular year. Consequently, Walter believes that, should the IRS prevail on any such issues, the financial exposure is limited to interest and possible penalties and the amount of tax claimed will be offset by deductions in other years. Substantially all of the issues in the Proof of Claim, which have not been settled or conceded, have been litigated before the Bankruptcy Court and are subject to appeal but only at the conclusion of the entire Adversary Proceeding.

Walter believes that those portions of the Proof of Claim which remain in dispute or are subject to appeal substantially overstate the amount of taxes allegedly owing. However, because of the complexity of the issues presented and the uncertainties associated with litigation, Walter is unable to predict the ultimate outcome of the Adversary Proceeding.

Walter believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. Walter and the Company believe that there are sufficient accruals to address any claims, including interest and penalties.

Of the Federal issues in dispute, those related to the Company are temporary in nature and relate primarily to the timing of recognizing revenue on the sale of homes and interest income on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, the financial exposure is limited to interest and penalties.

FIN 48 Adoption

On January 1, 2007, as required, the Company adopted FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of adoption, the Company recognized an increase of $4.4 million in the liability for unrecognized tax benefits with a corresponding decrease to retained earnings as of January 1, 2007.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	December 31,
	2008	2007

Gross unrecognized tax benefits at the beginning of the year	$18,580	$22,586
Decreases for tax positions taken in prior years	(1,074)	(4,190)
Increases for tax positions for the current year	—	611
Decreases for changes in temporary differences	(2,450)	(427)

Gross unrecognized tax benefits at the end of the year	$15,056	$18,580

The total amount of net unrecognized tax benefits that, if recognized, would affect the effective tax rate was $5.6 million at December 31, 2008. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses. For the years ended December 31, 2008 and 2007, interest expense includes $1.4 million and $1.8 million, respectively, for interest accrued on the liability for unrecognized tax benefits. As of December 31, 2008, the Company had accrued interest and penalties of $17.4 million related to the unrecognized tax benefits. Due to the expiration of various statutes of limitation and the expected spin-off from Walter, it is reasonably possible that the Company’s gross unrecognized tax benefits balance may change within the next twelve months by up to $7.4 million.

9.	Postretirement Employee Benefits

The Company provides healthcare benefits for eligible retirees. The Company’s postretirement benefit plans are not funded. New salaried employees have been ineligible to participate in postretirement healthcare benefits since May 2000. Effective January 1, 2003, a monthly cap was placed on Company contributions for postretirement healthcare coverage. In 2006, benefits were terminated for employees that had not reached a certain number of years of continuous service and/or age. Those employees will no longer be eligible to earn postretirement healthcare benefits. In addition, retiree medical coverage was terminated for those retirees who are eligible for Medicare.

In 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (“SFAS 158”) which requires the Company to measure plan assets and liabilities as of the fiscal year-end reporting date. The Company used a September 30 measurement date and was required to adopt this provision on December 31, 2008. Upon adoption, the Company changed its valuation measurement date to December 31, 2008. As a result of the change in valuation date during 2008, plan year 2008 consisted of fifteen months beginning October 1, 2007 and ending December 31, 2008. Plan year 2007 consisted of

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

twelve months beginning October 1, 2006 and ending September 30, 2007. The amounts recognized for the Company’s postretirement benefit plan are as follows (in thousands):

	December 31,
	2008	2007

Accumulated benefit obligation	$748	$877

Changes in projected benefit obligation:
Benefit obligation, beginning of the year	$877	$899
Service cost	14	14
Interest cost	70	52
Actuarial gain	(188)	(85)
Benefits paid	(25)	(3)

Benefit obligation, end of the year	$748	$877

Unfunded status of the plan	$(748)	$(877)
Post-measurement date refund	—	(5)

Net amount recognized in the consolidated balance sheets in other liabilities	$(748)	$(882)

Amounts recognized in accumulated other comprehensive income, pre-tax:
Prior service credit	$(1,370)	$(1,903)
Net actuarial gain	(457)	(390)

Net amount recognized, pre-tax	$(1,827)	$(2,293)

The components of net periodic benefit credit are as follows (in thousands):

	For the Years Ended December 31,
	2008	2007

Components of net periodic benefit credit:
Service cost	$11	$14
Interest cost	57	52
Amortization of prior service credit	(427)	(421)
Amortization of net gain	(97)	(69)
Curtailment settlement gain	—	—

Net periodic benefit credit	$(456)	$(424)

The estimated portion of net prior service cost and net actuarial gain remaining in accumulated other comprehensive income that is expected to be recognized as a component of net periodic benefit cost in 2009 are as follows (in thousands):

Prior service credit	$425
Net actuarial gain	96

Net amount to be recognized	$521

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Changes in plan benefit obligations recognized in other comprehensive income in 2008 are as follows (in thousands)(1):

Current year net actuarial gain	$(188)
Amortization of actuarial gain	121
Amortization of prior service cost	533

Total	466
Deferred taxes	171

Total recognized in other comprehensive income, net of taxes(1)	$295

(1)	Includes the amortization of prior service cost and actuarial gain for the period beginning October 1, 2007 and ending December 31, 2007 reflecting the change in the plan measurement date pursuant to SFAS 158.

A summary of key assumptions used is as follows:

	December 31,
	2008	2007

Weighted average assumptions used to determine benefit obligations:
Discount rate	6.50%	6.50%
Weighted average assumptions used to determine net period cost:
Discount rate	6.50%	5.90%

	December 31,
	2008		2007
	Pre-65	Post-65	Pre-65	Post-65

Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	7.60%	8.40%	8.60%	9.40%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2014	2014	2013	2013

The discount rate is based on a yield-curve approach which discounts each projected benefit obligation based on cash flow of the liability stream at an interest rate specifically applicable to the timing of each respective liability stream cash flow. The model sums the present values of all of the cash flows and then calculates the equivalent weighted-average discount rate by imputing the single interest rate that equates the total present value with the stream of future cash flows.

The yield curve used is a hypothetical Aa spot yield-curve represented by a series of 60 individual semi-annual discount rates from one-half to thirty years. Each discount rate in the curve was determined by creating a hypothetical zero coupon bond derived from bootstrapping. Bootstrapping is a technique used by bond analysts to derive the yield of hypothetical zero coupon bonds from existing zero coupon bonds. It assumes that the value of any individual Aa coupon security should equal the value of a package of zero coupon Aa securities that duplicates the coupon bond’s cash flow. It is an iterative calculation that determines the discount rate which equates the cash flows of each semi-annual coupon bond with a hypothetical zero coupon bond based on the actual coupon bond price quotations for each semi-annual maturity cell and equal weighting of the highest yielding (yield to maturity) quartile of bonds in five distinct maturity groups. Each bond was an Aa rated, non-callable bond with at least $150 million par outstanding.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Assumed healthcare cost trend rates and discount rates can have a significant effect on the amounts reported for the postretirement employee benefits. A one-percentage-point change in the rate for each of these assumptions would have the following effects as of and for the year ended December 31, 2008 (in thousands):

Increase (Decrease)
	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Health Care Cost Trend:
Effect on total service and interest cost components	$—	$—
Effect on postretirement benefit obligation	—	—
Discount Rate:
Effect on postretirement service and interest cost components	—	—
Effect on postretirement benefit obligation	(83)	96
Effect on current year postretirement expense	50	(54)

The following estimated benefit payments from the plan, which reflect expected future service, as appropriate, are expected to be paid as follows (in thousands):

Postretirement
Employee
Benefits

2009	$141
2010	132
2011	112
2012	91
2013	82
Thereafter	262

The Company and certain of its subsidiaries maintain profit sharing and 401(k) plans. The total cost of these plans in 2008 and 2007 was approximately $0.7 million and $0.8 million, respectively, and is included in salaries and benefits expenses.

10.	Stock-Based Compensation Plans

The Company’s stock-based compensation plans reflect awards for Walter and JWH Holding Company, LLC (a wholly-owned subsidiary of Walter, and parent Company of each of the entities within the Financing business which were transferred to the Company prior to the spin-off) stock options and restricted stock granted to the Company’s employees.

Walter Equity Award Plans

The stockholders of Walter approved the 2002 Long-Term Incentive Award Plan (the “2002 Plan”), under which an aggregate of 3.9 million shares of Walter’s common stock have been reserved for grant and issuance of incentive and non-qualified stock options, stock appreciation rights and stock awards.

Under the Long-Term Incentive Stock Plan approved by Walter stockholders in October 1995 (the “1995 Plan”) and amended in September 1997, an aggregate of 6.0 million shares of Walter’s common stock have been reserved for the grant and issuance of incentive and non-qualified stock options, stock appreciation rights and stock awards. However, the 1995 Plan expired in 2005 and, therefore, no further grants will be issued under this plan.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Under both plans (collectively, the “Equity Award Plans”), an option becomes exercisable at such times and in such installments as set by the Compensation Committee of the Walter Board of Directors (generally, vesting occurs over three years in equal annual increments), but no option will be exercisable after the tenth anniversary of the date on which it is granted.

Under both plans, Walter may issue restricted stock units. Walter has issued restricted stock units which fully vest generally after three or seven years of continuous employment or over three years in equal annual increments. Certain of these units are subject to accelerated vesting if the stock price of Walter reaches certain pre-established targets within certain time periods after issuance.

For the years ended December 31, 2008 and 2007, the Company recorded stock-based compensation expense related to equity awards of its parent, Walter, granted to Company employees of approximately $0.5 million and $0.8 million, respectively. These amounts are included in salaries and benefits expenses. The total income tax benefits recognized in the statements of operations for share-based compensation arrangements were $0.3 million for each of the two years.

A summary of activity related to stock options held by Company employees under the Equity Award Plans during the two years ended December 31, 2008 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (in Years)	Value ($000)

Outstanding at December 31, 2006	133,608	$13.40
Granted	20,620	28.12
Exercised	(21,714)	6.71
Cancelled	(2,177)	25.68

Outstanding at December 31, 2007	130,337	$16.64	6.34	$2,514

Granted	13,625	53.45
Exercised	(85,703)	14.56
Cancelled	—	—

Outstanding at December 31, 2008	58,259	$28.30	6.77	$183

Exercisable at December 31, 2008	24,130	$12.54	4.54	$183

Weighted average assumptions used to determine the grant-date fair value of options granted under the Equity Award Plans during the years ended December 31 were:

	2008	2007

Risk free interest rate	2.78%	4.75%
Dividend yield	0.65%	0.73%
Expected life (years)	5.11	4.31
Volatility	40.85%	34.47%
Forfeiture rate	4.62%	4.62%

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on Walter’s estimated annual dividend payout at grant date. The expected term of the options represents the period of time the options are expected to be outstanding. Expected volatility is based on historical volatility of Walter’s share price for the expected term of the options.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

A summary of activity related to restricted stock units held by Company employees under the Equity Award Plans during the two years ended December 31, 2008 is as follows:

		Aggregate	Weighted
		Intrinsic	Average
		Value	Contractual
	Shares	($000)	Term in Years

Outstanding at December 31, 2006	54,125
Granted	20,228
Exercised	(13,092)
Cancelled	(3,218)

Outstanding at December 31, 2007	58,043	$2,085	2.01

Granted	11,716
Exercised	(11,282)
Cancelled	—

Outstanding at December 31, 2008	58,477	$1,024	0.71

The weighted-average grant-date fair values of Walter stock options granted to employees of the Company during the years ended December 31, 2008 and 2007 were $20.23 and $9.37, respectively. The weighted-average grant-date fair values of Walter restricted stock units granted to employees of the Company during the years ended December 31, 2008 and 2007 were $53.45 and $28.12, respectively. The total amount of cash received by Walter from the exercise of Walter stock options by the Company’s employees was $1.2 million and $0.1 million for the years ended December 31, 2008 and 2007, respectively. The total intrinsic value of Walter stock awards exercised or converted by the Company’s employees during the years ended December 31, 2008 and 2007 was $4.8 million and $0.7 million, respectively. The total fair value of Walter shares designated to employees of the Company that vested during the years 2008 and 2007 were $0.4 million for each of the two years.

Unrecognized compensation costs related to non-vested share-based compensation arrangements granted to Company employees under the Equity Award Plans were approximately $0.3 million and $0.5 million as of December 31, 2008 and 2007, respectively; these costs are to be recognized over a weighted average period of 1.6 years and 1.9 years, respectively.

JWH Holding Company, LLC Equity Awards

Effective March 1, 2007, Walter adopted the 2007 Long-term Incentive Award Plan (the “2007 Plan”) of JWH Holding Company, LLC. The 2007 plan allowed for up to 20% of the LLC interest to be awarded or granted as incentive and non-qualified stock options to eligible employees, consultants and directors. Certain of Spinco’s executives were eligible employees under the 2007 Plan.

In 2006, the Board of Directors of Walter granted a special equity award to certain executives of the JWH Holding Company, LLC whereby the employees received non-qualified options in JWH Holding Company, LLC to acquire the equivalent of 11.25% of the total combined designated equity of the Company. The exercise price of these options was equal to the fair value at the date of grant. These options vest over a three-year period and expire in ten years. As of December 31, 2008, none of the options have been forfeited or exercised. Exercisable options totaled 67% and 33% as of December 31, 2008 and 2007, respectively.

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The fair value of these options awards were calculated using the Black-Scholes model and the following assumptions:

Risk free interest rate	4.62%
Dividend yield	0.00%
Expected life (years)	3.0
Volatility	41.85%
Forfeiture rate	0.00%

Compensation expense related to Spinco’s employees for the years ended December 31, 2008 and 2007 totaled $0.5 million and $1.5 million, respectively. These amounts are included in salaries and benefits expenses. The total income tax benefits recognized for share-based compensation arrangements in the statements of operations was approximately $0.3 million and $0.6 million for the years ended December 31, 2008 and 2007, respectively.

As of December 31, 2008, there was approximately $0.1 million of unrecognized compensation cost that was recognized in the first quarter of 2009. In conjunction with the spin-off of the Company on April 17, 2009, these awards were cancelled and replaced with equity awards of WIMC at the time of the spin-off.

Employee Stock Purchase Plan

The Walter Industries, Inc. Employee Stock Purchase Plan was adopted in January 1996 and amended in April 2004. All full-time employees of the Company who have attained the age of majority in the state in which they reside are eligible to participate. The Company contributes a sum equal to 15% (20% after five years of continuous participation) of each participant’s actual payroll deduction as authorized, and remits such funds to a designated brokerage firm that purchases in the open market shares of Walter’s common stock for the accounts of the participants. The total number of shares that may be purchased under the plan is 3.5 million. Total shares purchased under the plan during the years ended December 31, 2008 and 2007 by the Company’s employees were approximately 2,500 and 3,200, respectively, and the Company’s contributions recognized as expense were approximately $15,600 and $14,900, respectively, during such years.

11.	Commitments and Contingencies

Income Tax Litigation

The Company is currently engaged in litigation with regard to Federal income tax disputes; see Note 8 for a more complete explanation.

Miscellaneous Litigation

The Company is a party to a number of lawsuits arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such litigation will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows.

12.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate fair value disclosures:

Cash and cash equivalents, restricted short-term investments and accounts payable — The carrying amounts reported in the balance sheet approximate fair value.

Instalment notes receivable — Instalment notes receivable at December 31, 2008 and 2007 in the amounts of $1.8 billion are carried at amortized cost. The estimated fair value of instalment notes

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

receivable is estimated to be $1.5 billion and $1.9 billion as of December 31, 2008 and 2007, respectively. This value represents the estimated fair value of the instalment notes receivable, as determined by discounting the net cash flows estimated to be generated from the instalment notes receivable. The discounted cash flows were determined using assumptions for the prepayment speeds, default rate, losses, and a risk-adjusted market discount rate. The value of mortgage-backed assets such as instalment notes receivable is very sensitive to changes in interest rates.

Mortgage-backed/asset-backed notes — Mortgage-backed/asset-backed notes in the amount of $1.4 billion and $1.7 billion at December 31, 2008 and 2007, respectively, are carried at cost. The estimated fair value of mortgage-backed/asset-backed notes approximated $1.1 billion and $1.6 billion as of December 31, 2008 and 2007, respectively. For 2008, this value represents the estimated fair value of the mortgage-backed/asset-backed notes, as determined by discounting the net cash outflows estimated to be used to repay the debt. For 2007, this value is based on current yields for comparable debt issues or prices for actual transactions. During 2008, a discounted cash flow approach was used to determine fair value because data for market trades of comparable transactions were unavailable. These obligations are expected to be satisfied using the proceeds from the instalment notes receivable that back these obligations and are non-recourse to the Company. The value of mortgage-backed debt obligations is very sensitive to changes in interest rates. In addition, the fair value of the mortgage-backed/asset-backed notes may decrease if default rates on the instalment notes receivable increase.

Interest rate hedges — Interest rate hedges are discussed in more detail in Note 6.

13.	Transactions with Walter

Walter uses primarily a centralized approach to cash management and the financing of its operations with all related activity between the Company and Walter reflected as amounts receivable from or payable to Walter in the Company’s consolidated balance sheets. Types of transactions between the Company and Walter include (1) cash from the Company’s operations which is transferred to Walter’s bank account on a regular basis, (2) cash borrowings from Walter used to fund operations, and (3) allocations of corporate expenses. During the second quarter of 2008, Walter repaid $214.8 million of a related party receivable, allowing the Company to repay and terminate its Mid-State Trust IX and Mid-State Trust XIV warehouse facilities. The Company will continue to have related party transactions with Walter such as those previously described, resulting in either repayments of amounts owed or borrowings from Walter to fund operations. No interest income has been recorded in these financial statements for advances to Walter. At the time of the spin-off, the Company will treat the receivable from Walter as a dividend to Walter in the amount of the receivable at that date. Therefore, the receivable from Walter has been presented as a reduction of equity in the Company’s consolidated balance sheets.

14.	Accounting Pronouncements Not Yet Adopted

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) that amends ARB 51, ‘‘Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company does not expect the adoption of this statement, which becomes effective January 1, 2009, to have a material effect on its consolidated financial statements.

Also in December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) a replacement of SFAS No. 141, “Business Combinations.” SFAS 141(R) changes or clarifies the acquisition method of accounting for acquired contingencies, transaction costs, step acquisitions, restructuring costs and other major areas affecting how the acquirer recognizes and measures the assets acquired, the liabilities

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

assumed, and any noncontrolling interest in the acquiree. In addition, this pronouncement amends previous interpretations of intangible asset accounting by requiring the capitalization of in-process research and development and proscribing impacts to current income tax expense (rather than a reduction to goodwill) for changes in deferred tax benefits related to a business combination. The SFAS 141(R) will be applied prospectively for business combinations occurring after December 31, 2008. The adoption of SFAS 141(R) will impact our operating results in 2009 upon consummation of the business combination with HCM. Acquisition costs and fees will be expensed, resulting in a decrease in our operation results during the period incurred. The Company is still evaluating the impact of adoption.

15.	Subsequent Events

In connection with the spin-off on April 17, 2009, the Company entered into the following agreements with Walter:

Tax Separation Agreement.  This agreement governs the allocation of federal, state and local tax liability between the Company, its successors, and Walter and addresses other tax-related matters. The agreement provides that Walter is liable for federal taxes, including interest and penalties, associated with the income tax litigation previously disclosed in Note 8. As a result, the Company reversed Federal tax accruals and tax-related interest and penalty accruals of $17.3 million effective April 17, 2009.

Joint Litigation Agreement.  This agreement governs the allocation of responsibilities and liabilities arising from existing or future claims against the Company, its successors, and Walter. The Company and its successors will generally assume responsibility for liabilities arising primarily out of the Company’s financing operations. Walter will generally assume responsibility for liabilities unrelated to the Company or its successors as of the spin-off date.

On April 20, 2009, the Company entered into the following agreements:

Syndicated Credit Agreement.  The Company entered into a syndicated credit agreement (the “Syndicated Credit Agreement”) that establishes a secured $15.0 million bank revolving credit facility, with a letter of credit sub-facility in an amount not to exceed $10.0 million at any time outstanding. The Syndicated Credit Agreement is guaranteed by the subsidiaries of the Company other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC and Hanover SPC-A, Inc. In addition, Walter posted a letter of credit (the “Support Letter of Credit”) in an amount equal to $15.7 million to secure the Company’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of the Company and its subsidiaries. The Syndicated Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Syndicated Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Syndicated Credit Agreement may be due and payable. All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable. The commitment fee on the unused portion of the Syndicated Credit Agreement is 0.50%. All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

Revolving Credit Agreement and Security Agreement.  The Company entered into a revolving credit agreement and security agreement (the “Revolving Credit Agreement”) among the Company, certain of its subsidiaries and Walter, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal

Walter Investment Management, LLC and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

balance of at least $10.0 million. The Revolving Credit Agreement also is guaranteed by the subsidiaries of the Company that guarantee the Syndicated Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.50 million self-insured retention (the “Revolving Credit Agreement Effective Date”). The Revolving Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Revolving Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Revolving Credit Agreement may be due and payable. All loans under the Revolving Credit Agreement shall be available from the Revolving Credit Agreement Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable. On the Revolving Credit Agreement Effective Date, the Company will pay Walter a funding fee in an amount equal to $25,000. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

Support Letter of Credit Agreement.  The Company entered into a support letter of credit agreement (the “Support LC Agreement”) between the Company and Walter. The Support LC Agreement was entered into in connection with the Support Letter of Credit and the bonds similarly posted by Walter in support of the Company’s obligations. The Support LC Agreement provides that the Company will reimburse Walter for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of the Company. In addition, upon any draw under the Support Letter of Credit, the obligations of the Company to Walter will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $65.0 million. The Support LC Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Support LC Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Support LC Agreement may be due and payable. All obligations under the LC Support Agreement shall be due and payable on April 20, 2011. The Support LC Agreement provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter to the Company and will bear interest at a rate equal to LIBOR plus 6.00%.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
	(In thousands, except share and
	per share data)

ASSETS
Cash and cash equivalents	$21,605	$1,319
Short-term investments, restricted	55,755	49,196
Receivables, net	3,538	5,447
Residential loans, net of allowance for loan losses of $18,307 and $18,969, respectively	1,701,388	1,767,838
Subordinate security	1,607	—
Real estate owned	55,846	48,198
Unamortized debt expense	19,212	19,745
Other assets	11,594	7,098

Total assets	$1,870,545	$1,898,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,942	$2,181
Accrued expenses	28,418	46,367
Deferred income taxes, net	259	55,530
Mortgage-backed debt	1,319,695	1,372,821
Accrued interest	9,233	9,717
Other liabilities	511	748

Total liabilities	1,360,058	1,487,364

Commitments and contingencies (Note 17)
Stockholders’ equity:
Member unit
Issued — 1 member unit at December 31, 2008	—	—
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares
Issued and outstanding — 0 shares at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares
Issued and outstanding — 19,871,205 shares at June 30, 2009	199	—
Additional paid — in capital	44,797	52,293
Retained earnings	463,844	684,127
Accumulated other comprehensive income	1,647	1,747

	510,487	738,167
Less: Receivable from Walter	—	(326,690)

Total stockholders’ equity	510,487	411,477

Total liabilities and stockholders’ equity	$1,870,545	$1,898,841

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except share and per share data)

Net interest income:
Interest income	$44,857	$49,302	$90,510	$98,458
Less: Interest expense	22,654	25,846	45,743	54,154
Less: Interest rate hedge ineffectiveness	—	—	—	16,981

Total net interest income	22,203	23,456	44,767	27,323
Less: Provision for loan losses	3,733	3,116	8,109	7,357

Total net interest income after provision for loan losses	18,470	20,340	36,658	19,966
Non-interest income:
Premium revenue	3,335	2,897	6,479	5,059
Other revenue, net	255	(649)	377	(355)

Total non-interest income	3,590	2,248	6,856	4,704
Non-interest expenses:
Claims expense	1,373	1,174	2,662	2,470
Salaries and benefits	5,528	3,902	9,813	8,095
Legal and professional	1,896	279	2,600	582
Occupancy	465	397	800	779
Technology and communication	731	274	1,549	708
Depreciation and amortization	329	396	610	824
General and administrative	3,103	1,831	4,298	3,523
Other expense	49	371	386	758
Related party — allocated corporate charges	—	868	853	1,734

Total non-interest expenses	13,474	9,492	23,571	19,473
Income before income taxes	8,586	13,096	19,943	5,197
Income tax expense (benefit)	(81,225)	4,851	(77,070)	1,927

Net income	$89,811	$8,245	$97,013	$3,270

Basic income per common and common equivalent share	$4.33	$0.41	$4.68	$0.16
Diluted income per common and common equivalent share	$4.30	$0.41	$4.64	$0.16
Weighted average common and common equivalent shares outstanding — basic	20,750,501	19,871,205	20,750,501	19,871,205
Weighted average common and common equivalent shares outstanding — diluted	20,910,099	19,871,205	20,910,099	19,871,205

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

							Accumulated
		Member Unit/		Additional			Other	Receivable
		Common Stock		Paid-In	Comprehensive	Retained	Comprehensive	from
	Total	Shares	Amount	Capital	Income	Earnings	Income	Walter
	(Unaudited)
	(In thousands, except share data)

Balance at December 31, 2008	$411,477	—	$—	$52,293		$684,127	$1,747	$(326,690)
Comprehensive income:
Net income	97,013				$97,013	97,013
Other comprehensive loss, net of tax:
Net amortization of realized gain on closed hedges, net of $58 tax benefit	(100)				(100)		(100)

Comprehensive income					$96,913

Net activity with Walter	24,124							24,124
Dividends to Walter	(3,902)			(5,172)		(301,296)		302,566
Consummation of spin-off and merger	(2,508)	19,871,205	199	(2,707)
Share-based compensation	383			383
Dividends to Spinco interest-holders	(16,000)					(16,000)

Balance at June 30, 2009	$510,487	19,871,205	$199	$44,797		$463,844	$1,647	$—

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended June 30,
	2009	2008
	(Unaudited)
	(In thousands)

Operating activities:
Net income	$97,013	$3,270
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,109	7,357
Amortization of residential loan discount to interest income	(8,036)	(10,913)
Depreciation and amortization	610	824
Proceeds from sale of mortgage securities classified as trading	2,392	—
Benefit from deferred income taxes	(65,139)	(46)
Amortization of debt expense to interest expense	563	977
Share-based compensation	383	1,370
Other	(616)	(2)
Increase in assets:
Receivables	(3,944)	(2,386)
Other	(2,373)	(485)
Increase (decrease) in liabilities:
Accounts payable	(237)	(935)
Accrued expenses	(2,294)	10,571
Accrued interest	(487)	(1,667)

Cash flows provided by operating activities	25,944	7,935

Investing activities:
Principal payments received on residential loans	62,988	83,650
Additions to real estate owned	(4,697)	(3,983)
Cash proceeds from sales of real estate owned	5,995	4,964
Additions to property and equipment	(2,139)	(165)
(Increase) decrease in short-term investments, restricted	(6,766)	14,416
Cash acquired in Hanover reverse merger	774	—

Cash flows provided by investing activities	56,155	98,882

Financing activities:
Issuance of mortgage-backed debt	—	25,000
Payments on mortgage-backed debt	(55,908)	(293,864)
Net decrease in receivable from Walter	13,997	170,354
Dividends to Walter	(3,902)	(9,397)
Dividends to Spinco interest-holders	(16,000)	—

Cash flows used in financing activities	(61,813)	(107,907)

Net increase (decrease) in cash and cash equivalents	20,286	(1,090)
Cash and cash equivalents at the beginning of the period	1,319	3,122

Cash and cash equivalents at the end of the period	$21,605	$2,032

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Real estate owned acquired through foreclosure	$43,025	$36,950
Residential loans originated to finance the sale of real estate owned	$25,963	$22,686
Residential loans acquired with warehouse proceeds and/or advances from Walter	$1,933	$78,027
Dividends to Walter	$306,458	$9,397
Consummation of reverse merger with Hanover	$2,186	$—

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Business

On April 17, 2009, Hanover Capital Mortgage Holdings, Inc. (“Hanover”) completed the transactions (the “Merger”) contemplated by the Second Amended and Restated Agreement and Plan of Merger (as amended on April 17, 2009, the “Merger Agreement”) by and among Hanover, Walter Energy, Inc. (formerly known as Walter Industries, Inc. (“Walter”)), Walter Investment Management, LLC (“Spinco”) and JWH Holding Company, LLC (“JWHHC”). The merged business was renamed Walter Investment Management Corp. on April 17, 2009 and is referred herein as “Walter Investment” or the “Company”. The Merger is described in greater detail in this Form 10-Q and footnote 13 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2009.

The Company, together with its subsidiaries, conducts its operations as a real estate investment trust (“REIT”) for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). The Company is an asset manager, mortgage portfolio owner and mortgage servicer specializing in subprime, non-conforming and other credit challenged mortgage assets. The Company also operates mortgage advisory and insurance product lines of business. At June 30, 2009, the Company had four wholly owned, primary subsidiaries: Walter Mortgage Company, LLC (“WMC”), Walter Investment Reinsurance Company, Ltd. (“WIRC”), Hanover Capital Partners 2, Ltd., doing business as Hanover Capital, and Best Insurors, Inc. (“Best”). See Note 3 for further information related to the Merger with Hanover.

Prior to the Merger, Hanover’s principal executive offices were located at 200 Metroplex Drive, Suite 100, Edison, NJ 08817. From April 17, 2009 to July 20, 2009, the Company’s principal executive offices were located at 4211 West Boy Scout Boulevard, 4 th Floor, Tampa, FL 33607. As of July 20, 2009, the Company’s principal executive offices are located 3000 Bayport Drive, Suite 1100, Tampa, FL 33607.

2.	Basis of Presentation

Interim Financial Reporting

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

As a result of the reverse acquisition, the historical operations of Spinco have been presented as the historical financial statements of Walter Investment. The combined financial statements of WMC, Best and WIRC (collectively representing substantially all of Walter’s Financing business prior to the Merger, the “Financing business”) are considered the predecessor to Spinco for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC have become Spinco’s historical financial statements for periods prior to the Merger.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the calendar year ending December 31, 2009. The accompanying financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes for the year ended December 31, 2008, included in the Form 8-K/A filed on July 10, 2009.

General corporate expenses incurred prior to April 17, 2009 and reported in the prior period financial statements contain allocations of operating costs between Spinco and its former parent, Walter. These costs include risk management, executive salaries, and other centralized business functions allocated to Spinco. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated,

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

including revenues and number of employees. Management believes these allocations were made on a reasonable basis; however, the financial statements included herein may not necessarily be indicative of Spinco’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Spinco operated as a stand-alone entity during the periods presented.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) that amends ARB 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this pronouncement on January 1, 2009 did not have a significant impact on the Company’s consolidated financial statements.

Also in December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) a replacement of SFAS No. 141, “Business Combinations.” SFAS 141(R) changes or clarifies the acquisition method of accounting for acquired contingencies, transaction costs, step acquisitions, restructuring costs and other major areas affecting how the acquirer recognizes and measures the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, this pronouncement amends previous interpretations of intangible asset accounting by requiring the capitalization of in-process research and development and proscribing impacts to current income tax expense (rather than a reduction to goodwill) for changes in deferred tax benefits related to a business combination. SFAS 141(R) was applied prospectively for business combinations occurring after December 31, 2008. The adoption of SFAS 141(R) impacted our operating results in 2009 with the completion of the business combination with Hanover. Acquisition costs and fees were expensed, resulting in an insignificant decrease in our operating results.

In February 2008, the FASB issued FASB FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP FAS 140-3”). This pronouncement provides guidance for a repurchase financing for a previously transferred financial asset between the same two counterparties that is entered into contemporaneously, or in contemplation of, the initial transfer. If certain criteria are met, the transaction is considered a sale and a subsequent financing. If certain criteria are not met, the transaction is not considered a sale with a subsequent financing, but rather a linked transaction that is recorded based upon the economics of the combined transaction, which is generally a forward contract. This pronouncement was effective for fiscal years beginning after November 15, 2008, and it is applied to all initial transfers and repurchase financings entered into after the effective date. The adoption of this pronouncement on January 1, 2009 did not have a significant impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133”, (“SFAS 161”) which amends and expands the disclosure requirements of SFAS 133 to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 was effective January 1, 2009. The adoption of this pronouncement by the Company on January 1, 2009, did not have a significant impact on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (“FSP EITF 03-6-1”) which provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 requires that all previously reported EPS data is retrospectively adjusted to conform with the provisions of FSP EITF 03-6-1. The adoption of the FSP on January 1, 2009 did not have a significant impact on the Company’s historical or current period EPS amounts.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). This pronouncement clarifies the application of SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) in a market that is not active. The pronouncement applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The pronouncement was effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application are to be accounted for as a change in accounting estimate. The adoption of this pronouncement did not have a significant impact on the Company’s consolidated financial statements or disclosures.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (“FSP FAS 140-4 and FIN 46(R)-8”), which requires expanded disclosures for transfers of financial assets and involvement with variable interest entities (“VIEs”). Under this guidance, the disclosure objectives related to transfers of financial assets now include providing information on (i) the Company’s continued involvement with financial assets transferred in a securitization or asset backed financing arrangement, (ii) the nature of restrictions on assets held by the Company that relate to transferred financial assets, and (iii) the impact on financial results of continued involvement with assets sold and assets transferred in secured borrowing arrangements. VIE disclosure objectives now include providing information on (i) significant judgments and assumptions used by the Company to determine the consolidation or disclosure of a VIE, (ii) the nature of restrictions related to the assets of a consolidated VIE, (iii) the nature of risks related to the Company’s involvement with the VIE and (iv) the impact on financial results related to the Company’s involvement with the VIE. Certain disclosures are also required where the Company is a non-transferor sponsor or servicer of a QSPE. FSP FAS 140-4 and FIN 46(R)-8 was effective for the first reporting period ending after December 15, 2008. See Note 6 to the consolidated financial statements for the additional disclosures required by the FSP.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” (“FSP EITF 99-20-1”) which amends the impairment guidance in EITF 99-20 to achieve a more consistent determination of whether an other-than-temporary impairment has occurred for all beneficial interests within the scope of EITF 99-20. FSP EITF 99-20-1 eliminates the requirement that a holder’s best estimate of cash flows be based upon those that “a market participant” would use and instead requires that an other — than — temporary impairment be recognized as a realized loss through earnings when it its “probable” there has been an adverse change in the holder’s estimated cash flows from cash flows previously projected. This change is consistent with the impairment models contained in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). FSP EITF 99-20-1 emphasizes that the holder must consider all available information relevant to the collectibility of the security, including information about past events, current conditions and reasonable and supportable forecasts, when developing the estimate of future cash flows. Such information generally should include the remaining payment terms of the security, prepayments speeds, financial condition of the issuer, expected defaults, and the value of any underlying collateral. The holder should also consider industry analyst reports and forecasts, sector credit ratings, and

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

other market data that are relevant to the collectibility of the consolidated security. The adoption of the FSP on December 31, 2008 did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” which amends disclosures about fair value of financial instruments. The FSP requires a public entity to provide disclosures about fair value of financial instruments in interim financial information. FSP FAS 107-1 and APB 28-1 are effective for interim and annual financial periods ending after June 15, 2009. The adoption of the FSP as of June 30, 2009 did not have a significant impact on the Company’s consolidated financial statements. See Note 5 for our fair value disclosures.

In April 2009, the FASB issued FSP FAS 115-2, FAS 124-2 and EITF 99-20-2, “Recognition and Presentation of Other-Than-Temporary-Impairment” (“FSP FAS 115-2”) which clarifies other-than-temporary impairment. The FSP (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under FSP FAS 115-2, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of impairment related to other factors is recognized in other comprehensive income. FSP FAS 115-2 is effective for interim and annual periods ending after June 15, 2009. The adoption of the FSP on June 30, 2009 did not have a significant impact on the Company’s consolidated financial statements or disclosures.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” which clarifies the application of fair value accounting. The FSP affirms the objective of fair value when a market is not active, clarifies and includes additional factors for determining whether there has been a significant decrease in market activity, eliminates the presumption that all transactions are distressed unless proven otherwise, and requires an entity to disclose a change in valuation technique. The FSP is effective for interim and annual periods ending after June 15, 2009. The adoption of the FSP on June 30, 2009 did not have a significant impact on the Company’s consolidated financial statements or disclosures.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (“SFAS 165”). This standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred from June 30, 2009 to August 14, 2009, the date the Company issued these financial statements. During this period the Company did not have any material recognizable or non recognizable subsequent events.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 amends the derecognition accounting and disclosure guidance relating to SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement 125” “(SFAS 140”). SFAS 166 eliminates the exemption from consolidation for QSPEs, it also requires a transferor to evaluate all existing QSPEs to determine whether it must be consolidated in accordance with SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. The Company is continuing to evaluate the impact that SFAS 166 will have on its financial condition and results of operations upon adoption.

In June 2009, the FASB issued SFAS 167, which amends the consolidation guidance applicable to variable interest entities (“VIEs”). The amendments to the consolidation guidance affect all entities currently

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

within the scope of FIN 46(R), as well as qualifying special-purpose entities (“QSPEs”) that are currently excluded from the scope of FIN 46(R). SFAS 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The Company is continuing to evaluate the impact that SFAS 167 will have on its financial condition and results of operations upon adoption.

In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 will become the single source of authoritative nongovernmental GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This pronouncement will have an impact to the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS 168.

Reclassifications

In order to provide comparability between periods presented, certain amounts have been reclassified from the previously reported unaudited consolidated financial statements to conform to the unaudited consolidated financial statement presentation of the current period.

3.	Business Separation and Merger

On September 30, 2008, Walter outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to stockholders and subsequent merger with Hanover, a publicly traded New Jersey-based REIT. In furtherance of these plans, on September 30, 2008, Walter and Spinco entered into a definitive agreement to merge with Hanover, which agreement was amended and restated on February 17, 2009.

To effect the separation, Spinco was formed on February 3, 2009, as a wholly-owned subsidiary of Walter, having no independent assets or operations. Immediately prior to the separation, substantially all of the assets and liabilities related to the Financing business were distributed, through a series of transactions, to Spinco in return for Spinco’s member unit.

In connection with the separation from Walter, Spinco and Walter executed the following transactions or agreements which involved no cash:

•	Walter distributed 100% of its interest in Spinco to holders of Walter’s common stock;

•	All intercompany balances between Spinco and Walter were settled with the net balance recorded as a dividend to Walter;

•	In accordance with the Tax Separation Agreement, Walter will, in general, be responsible for any and all taxes reported on any joint return through the date of the separation, which may also include Spinco for periods prior to the separation. Spinco will be responsible for any and all taxes reported on any Spinco separate tax return and on any consolidated returns for Walter Investment subsequent to the separation;

•	Walter’s share-based awards held by Spinco employees were converted to equivalent share-based awards of Walter Investment, with the number of shares and the exercise price being equitably adjusted to preserve the intrinsic value. The conversion was accounted for as a modification under the provisions

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

of FASB Statement No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Bulletin No. 107 (collectively “SFAS 123(R)”).

The assets and liabilities transferred to Spinco from Walter also included $26.6 million in cash, which was contributed to Spinco by Walter on April 17, 2009. Following the spin-off, Spinco paid a taxable dividend consisting of cash of $16.0 million and additional equity interests to its members.

The Merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The surviving company, Walter Investment, continues to operate as a publicly traded REIT subsequent to the Merger. Walter Investment is headquartered in Tampa, Florida and has approximately 225 employees. After the spin-off and Merger, Walter’s stockholders that became members of Spinco as a result of the spin-off, and certain holders of options to acquire limited liability company interests of Spinco, collectively owned 98.5%; and stockholders of Hanover owned 1.5% of the shares of common stock of Walter Investment outstanding or reserved for issuance in settlement of restricted stock units of Walter Investment. As a result, the business combination has been accounted for as a reverse acquisition, with Spinco considered the accounting acquirer. Walter Investment applied for, and was granted approval, to list its shares on the NYSE Amex. On April 20, 2009, the Company’s common stock began trading on the NYSE Amex under the symbol “WAC”.

The reverse acquisition of the operations of Hanover has been accounted for pursuant to SFAS 141(R), with Spinco as the accounting acquirer. As a result, the historical financial statements of Spinco have become the historical financial statements of Walter Investment. The Hanover assets acquired and the liabilities assumed were recorded at the date of acquisition (April 17, 2009) at their respective fair values. The results of operations of Hanover were included in the consolidated statements of income for periods subsequent to the Merger.

The purchase price for the acquisition was $2.2 million and was comprised of the fair value of Hanover (308,302 Hanover shares, which represents 1.5% of the shares of common stock at the time of the transaction, at $7.09, the closing stock price of Walter Investment) on April 17, 2009.

The above purchase price has been allocated to the tangible assets acquired and liabilities assumed based on management’s estimates of their current fair values. Acquisition-related transaction costs, including legal and accounting fees and other external costs directly related to the Merger, were expensed as incurred.

The purchase price has been allocated as of April 17, 2009 as follows (in thousands):

Cash	$774
Receivables	330
Investment in mortgage securities	1,600
Instalment notes receivable, net	4,532
Other assets	388
Accounts payable and accrued expenses	(2,093)
Mortgage-backed notes	(2,666)
Other liabilities	(679)

$2,186

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The amounts of revenue and net income of Hanover included in the Company’s consolidated income statement from the acquisition date to the period ending June 30, 2009 are as follows:

For the Period
April 17,
2009
to June 30,
2009

Total revenue	$307
Net loss	$(547)

The following unaudited pro forma information assumes that the Merger occurred on January 1, 2008. The unaudited pro forma supplemental results have been prepared based on estimates and assumptions, which management believes are reasonable but are not necessarily indicative of the consolidated financial position or results of income had the Merger occurred on January 1, 2008, nor of future results of income.

The unaudited pro forma results for the six months ended June 30, 2009 and 2008 are as follows:

	For the Six Months
	Ended June 30,
	2009	2008

Total revenue	$97,681	$105,364
Net income	$18,949	$23,103

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Hanover for operations that will not continue post-Merger, together with the consequential tax effects.

Prior to the acquisition, the Company loaned Hanover funds under a revolving line of credit, as well as a loan and security agreement which were automatically terminated by operation of law upon consummation of the Merger.

4.	Restricted Short-Term Investments

Restricted short-term investments relate primarily to funds collected on residential loans owned by the Company’s various securitization trusts (see Note 8), which are available only to pay expenses of the securitization trusts and principal and interest on indebtedness of the securitization trusts ($49.9 million and $49.0 million, at June 30, 2009 and December 31, 2008, respectively). Restricted short-term investments at June 30, 2009 include short-term deposits, primarily in money market accounts, with original maturities of less than 90 days. Restricted short-term investments at December 31, 2008 include temporary investments, primarily in commercial paper or money market accounts, with original maturities of less than 90 days. Restricted short-term investments also include $5.9 million and $0 at June 30, 2009 and December 31, 2008, respectively, held in an insurance trust account. The insurance trust account, which secures payments under the Company’s reinsurance agreements, replaced a $5.9 million letter of credit canceled by the Company in June 2009. The funds in the insurance trust account include investments in money market funds. Restricted marketable securities totaled $0 and $0.2 million at June 30, 2009 and December 31, 2008, respectively.

5.	Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

of any input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

Basis or Measurement

Level 1  Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2  Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3  Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115,” (“SFAS 159”) allows the Company to elect to measure certain items at fair value and report the changes in fair value through the statements of income. This election can only be made at certain specified dates and is irrevocable once made. The Company does not have a policy regarding specific assets or liabilities to elect to measure at fair value, but rather makes the election on an instrument by instrument basis as they are acquired or incurred. The Company has not made the fair value election for any financial assets or liabilities as of June 30, 2009.

The Company determines fair value based upon quoted broker prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market rates commensurate with the credit quality and duration of the investment.

The subordinate security is measured in the consolidated financial statements at fair value on a recurring basis in accordance with SFAS 115 and is categorized in the table below based upon the lowest level of significant input to the valuation (dollars in thousands):

	As of June 30, 2009
	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Subordinate security	$—	$—	$1,607	$1,607

Total	$—	$—	$1,607	$1,607

Total assets valued by Level 3 methods are less than 1% of the Company’s total assets as June 30, 2009. The subordinate security was acquired as part of the Merger.

At the time a residential loan becomes real estate owned, the Company records the property at the lower of its carrying amount or estimated fair value less estimated costs to sell. Upon foreclosure and through liquidation, the Company evaluates the property’s fair value as compared to its carrying amount and records a valuation adjustment when the carrying amount exceeds fair value. Any valuation adjustment at the time the loan becomes real estate owned is charged to the allowance for loan losses.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Carrying values for Level 3 assets and liabilities measured in the consolidated financial statements at fair value on a non-recurring basis are as follows (dollars in thousands):

		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
	Real Estate	Identical Assets	Inputs	Inputs
Fair Value at	Owned	(Level 1)	(Level 2)	(Level 3)

June 30, 2009	$55,846	$—	$—	$55,846
December 31, 2008	48,198	—	—	48,198

The following table presents the carrying values and estimated fair values of assets and liabilities that are required to be recorded or disclosed at fair value as of June 30, 2009 and December 31, 2008 (dollars in thousands):

	June 30, 2009		December 31, 2008
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$21,605	$21,605	$1,319	$1,319
Short-term investments, restricted	55,755	55,755	49,196	49,196
Receivables, net	3,538	3,538	5,447	5,447
Residential loans, net	1,701,388	1,543,585	1,767,838	1,460,000
Subordinate security	1,607	1,607	—	—
Real estate owned	55,846	55,846	48,198	48,198
Unamortized debt expense	19,212	—	19,745	—
Other assets	11,594	11,594	7,098	7,098

Total assets	$1,870,545	$1,693,530	$1,898,841	$1,571,258

Liabilities & Net Equity:
Accounts payable	$1,942	$1,942	$2,181	$2,181
Accrued expenses	28,418	28,418	46,367	46,367
Deferred income taxes, net	259	259	55,530	55,530
Mortgage-backed debt	1,319,695	1,142,372	1,372,821	1,075,000
Accrued interest	9,233	9,233	9,717	9,717
Other liabilities	511	511	748	748

Total liabilities	1,360,058	1,182,735	1,487,364	1,189,543
Net equity	510,487	510,795	411,477	381,715

Total liabilities and net equity	$1,870,545	$1,693,530	$1,898,841	$1,571,258

For assets and liabilities measured in the consolidated financial statements on a historical cost basis, the estimated fair value shown in the above table is for disclosure purposes only. The following methods and assumptions were used to estimate fair value:

Cash, restricted short-term investments, receivables, accounts payable, accrued expenses, deferred income taxes, accrued interest and other liabilities — The estimated fair value of these financial instruments is estimated to be their carrying value due to their high liquidity or short-term nature.

Residential loans — The fair value of residential loans is estimated by discounting the net cash flows estimated to be generated from the asset. The discounted cash flows were determined using assumptions

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

such as, but not limited to, interest rates, prepayment speeds, default rates, loss severities, and a risk-adjusted market discount rate. The value of these assets is very sensitive to changes in interest rates.

Subordinate security — The fair value of the subordinate security is measured in the consolidated financial statements at fair value on a recurring basis by discounting the net cash flows estimated to be generated from the asset.

Real estate owned — Real estate owned is recorded at the lower of its carrying amount or estimated fair value less estimated costs to sell. The estimates utilize management’s assumptions, which are based on historical resale recovery rates and current market conditions.

Unamortized debt expense — The fair value of these assets is estimated at zero as the related liabilities are reflected at fair value.

Other assets — The fair value of these assets is primarily estimated to be their carrying value due to the economic value and/or the short-term nature of these assets.

Mortgage-backed debt— The fair value of mortgage-backed debt is determined by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the residential loans that secure these obligations and are non-recourse to the Company. The value of mortgage-backed debt is very sensitive to changes in interest rates.

6.	Residential Loans

Residential loans are held for investment and consist of unencumbered residential loans and residential loans held in securitization trusts, summarized as follows (in thousands):

	June 30,	December 31,
	2009	2008

Unencumbered residential loans, net	$346,963	$363,741
Residential loans held in securitization trusts, net	1,354,425	1,404,097

Residential loans, net(1)	$1,701,388	$1,767,838

(1)	The average life of the portfolio approximates 8 years based on assumptions for prepayment speeds, default rates and losses.

The following table summarizes the activity in the residential loan allowance for loan losses (in thousands):

	Six Months Ended June 30,
	2009	2008

Balance, December 31	$18,969	$13,992
Provision charged to income	4,376	4,241
Less: Charge-offs, net of recoveries	(4,863)	(4,224)

Balance, March 31	18,482	14,009
Provision charged to income	3,733	3,116
Less: Charge-offs, net of recoveries	(3,908)	(3,179)

Balance, June 30	$18,307	$13,946

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table presents delinquencies as a percent of amounts outstanding on the principal balance of residential loans:

	June 30,	December 31,
	2009	2008

31-60 days	1.57%	1.58%
61-90 days	0.76%	0.72%
91 days or more	2.73%	3.05%

	5.06%	5.35%

Unencumbered Residential Loans, Net

Unencumbered residential loans, net consist of instalment notes receivable and mortgage loans and are summarized as follows (in thousands):

	June 30,	December 31,
	2009	2008

Unencumbered residential loans, principal balance	$382,017	$399,099
Less: Yield adjustment, net(1)	(31,616)	(31,940)
Less: Allowance for loan losses	(3,438)	(3,418)

Unencumbered residential loans, net	$346,963	$363,741

(1)	Origination costs are deferred and amortized over the life of the note portfolio. Deferred origination costs included in the yield adjustment, net for unencumbered residential loans, net at June 30, 2009 and December 31, 2008 were $2.9 million and $3.1 million, respectively.

The following table summarizes the activity in the allowance for loan losses on unencumbered residential loans, net (in thousands):

	Six Months Ended June 30,
	2009	2008

Balance, December 31	$3,418	$1,737
Provision charged to income	1,269	1,377
Less: Charge-offs, net of recoveries	(1,314)	(872)

Balance, March 31	3,373	2,242
Provision charged to income	1,090	940
Less: Charge-offs, net of recoveries	(1,025)	(856)

Balance, June 30	$3,438	$2,326

The amount of unencumbered residential loans, net that had been put on nonaccrual status due to delinquent payments of ninety days past due or greater was $16.2 million and $16.0 million at June 30, 2009 and December 31, 2008, respectively. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with the bankruptcy court approved mortgage payment obligations. Residential loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Residential loans are removed from non-accrual status when the amount financed and the associated interest are no longer over ninety days past due.

The following table presents delinquencies as a percent of amounts outstanding on the principal balance of unencumbered residential loans:

	June 30,	December 31,
	2009	2008

31-60 days	2.36%	2.29%
61-90 days	1.23%	0.92%
91 days or more	4.23%	4.03%

	7.82%	7.24%

Residential Loans Held in Securitization Trusts, Net

Residential loans held in securitization trusts, net consist of residential loans that the Company has securitized in structures that are accounted for as financings. These securitizations are structured legally as sales, but for accounting purposes are treated as financings under SFAS 140. Accordingly, the loans in these securitizations remain on the balance sheet as residential loans. Given this treatment, retained interests are not created, and securitization mortgage-backed debt is reflected on the balance sheet as a liability. The assets of the securitization trusts are not available to satisfy claims of general creditors of the Company and the mortgage-backed debt issued by the securitization trusts is to be satisfied solely from the proceeds of the residential loans held in securitization trusts and are non-recourse to the Company. The Company records interest income on residential loans held in securitization trusts and interest expense on mortgage-backed debt issued in the securitizations over the life of the securitizations. Deferred debt issuance costs and discounts related to the mortgage-backed debt are amortized on a level yield basis over the estimated life of the mortgage-backed debt.

Residential loans held in securitization trusts, net consist of instalment notes receivable and mortgage loans and are summarized as follows (in thousands):

	June 30,	December 31,
	2009	2008

Residential loans held in securitization trusts, principal balance	$1,508,283	$1,565,879
Less: Yield adjustment, net(1)	(138,989)	(146,231)
Less: Allowance for loan losses	(14,869)	(15,551)

Residential loans held in securitization trusts, net	$1,354,425	$1,404,097

(1)	Origination costs are deferred and amortized over the life of the note portfolio. Deferred origination costs included in the yield adjustment, net for residential loans held in securitization trusts, net at June 30, 2009 and December 31, 2008 were $9.2 million and $9.6 million, respectively.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The following table summarizes the activity in the allowance for loan losses on residential loans held in securitization trusts, net (in thousands):

	Six Months Ended June 30,
	2009	2008

Balance, December 31	$15,551	$12,255
Provision charged to income	3,107	2,864
Less: Charge-offs, net of recoveries	(3,549)	(3,352)

Balance, March 31	15,109	11,767
Provision charged to income	2,643	2,176
Less: Charge-offs, net of recoveries	(2,883)	(2,323)

Balance, June 30	$14,869	$11,620

The amount of residential loans held in securitization trusts, net that had been put on nonaccrual status due to delinquent payments of ninety days past due or greater was $35.4 million and $42.3 million at June 30, 2009 and December 31, 2008, respectively. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with the bankruptcy court approved mortgage payment obligations. Residential loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Residential loans are removed from non-accrual status when the amount financed and the associated interest are no longer over ninety days past due.

All of the Company’s residential loans held in securitization trusts, net are pledged as collateral for the mortgage-backed debt (see Note 8). The Company’s only continued involvement with the residential loans held in securitization trusts, net is retaining all of the beneficial interests in the securitization trusts and servicing the residential loans collateralizing the mortgage-backed debt.

The following table presents delinquencies as a percent of amounts outstanding on the principal balance of residential loans held in securitization trusts:

	June 30,	December 31,
	2009	2008

31-60 days	1.36%	1.39%
61-90 days	0.64%	0.67%
91 days or more	2.35%	2.78%

	4.35%	4.84%

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

7.	Subordinate Security

The Company’s fixed-rate subordinate security consists of a single security backed by notes that are collateralized by manufactured housing. Approximately one-third of the notes include attached real estate on which the manufactured housing is located as additional collateral. Subordinate security totaled $1.6 million and $0 at June 30, 2009 and December 31, 2008, respectively. The subordinate security was acquired as part of the Merger with Hanover.

	June 30,	December 31,
	2009	2008

Principal balance	$3,812	$—
Net discount and valuation adjustment	(2,205)	—

Amortized cost	$1,607	$—

Carrying value (fair value)	$1,607	$—

Actual maturities on mortgage-backed securities are generally shorter than the stated contractual maturities because the actual maturities are affected by the contractual lives of the underlying notes, periodic payments of principal, and prepayments of principal. The contractual maturity of the subordinate security is 2038.

8.	Mortgage-Backed Debt

Mortgage-Backed/Asset-Backed Notes

The securitization trusts beneficially owned by WMC and its wholly owned subsidiary, Mid-State Capital, LLC, are the depositors under the Company’s outstanding mortgage-backed and asset-backed notes (the “Trust Notes”), which consist of eight separate series of public debt offerings and one private offering. Prior to April 30, 2008, the Company was a borrower under a $150.0 million and a $200.0 million Variable Funding Loan Agreement (the “Warehouse Facilities”). The Trust Notes provide long-term financing for instalment notes receivable and mortgage loans purchased by WMC, while the Warehouse Facilities provided temporary financing. Mortgage-backed/asset-backed notes totaled $1,317.2 million and $1,372.8 at June 30, 2009 and December 31, 2008, respectively.

At the beginning of the second quarter 2008, the Warehouse Facilities provided temporary financing to WMC for its originations of mortgage loans, purchases of instalment notes receivable originated by Jim Walter Homes, Inc. (a wholly-owned subsidiary of Walter) and purchases of third-party mortgage loans. On April 30, 2008, Walter provided $214.8 million of available funds to the Company to repay and terminate the Warehouse Facilities. With the termination of the Warehouse Facilities, the Company is no longer reliant on the availability of mortgage Warehouse Facilities or the mortgage-backed securitization market.

Prior to the termination of the Warehouse Facilities, the Company held multiple interest rate hedge agreements with various counterparties with an aggregate notional value of $215.0 million. The objective of these hedges was to protect against changes in the benchmark interest rate on the forecasted issuance of mortgage-backed notes in a securitization. At June 30, 2008, the hedges no longer qualified for hedge accounting treatment because the Company no longer planned to access the distressed securitization market. As a result, the Company recognized a loss on interest rate hedge ineffectiveness of $17.0 million in the first quarter of 2008. On April 1, 2008, the Company settled the hedges for a payment of $17.0 million. There are no hedges outstanding at June 30, 2009.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Collateralized Mortgage Obligations

The Company assumed long-term debt in the form of collateralized mortgage obligations (“CMOs”) through the Merger with Hanover. All of the Company’s CMOs are structured as financing transactions, whereby the Company has pledged $4.3 million of residential loans to secure the CMOs. As the Company retained the subordinated securities of this securitization and will absorb a majority of any losses on the underlying collateral, the Company has consolidated the securitization entity and treats these mortgage loans as assets of the Company and treats the related CMOs as debt of the Company. CMO debt totaled $2.5 million and $0 at June 30, 2009 and December 31, 2008, respectively.

Borrower remittances received on the CMO collateral are used to make payments on the CMOs. The obligations of the CMOs are payable solely from the underlying mortgage loans that collateralize the debt and otherwise are non-recourse to the Company. The maturity of each class of CMO is directly affected by principal prepayments on the related CMO collateral. Each class of CMO is also subject to redemption according to specific terms of the respective indenture agreements. As a result, the actual maturity of any class of CMO is likely to occur earlier than its stated maturity.

Collateral for Mortgage-Backed Debt

The following table summarizes the carrying value of the collateral for the mortgage-backed debt as of June 30, 2009 and December 31, 2008 (in thousands):

	June 30, 2009			December 31, 2008
	Mortgage-Backed/			Mortgage-Backed/
	Asset-Backed Notes	CMO	Total	Asset-Backed Notes	CMO	Total

Residential loans in securitization trusts, net	$1,350,141	$4,284	$1,354,425	$1,404,097	$—	$1,404,097
Real estate owned	38,021	—	38,021	35,763	—	35,763
Restricted short-term investments	49,855	—	49,855	48,985	—	48,985

Total mortgage-backed debt collateral	$1,438,017	$4,284	$1,442,301	$1,488,845	$—	$1,488,845

9.	Postretirement Employee Benefits

The components of net periodic benefit cost, included in salaries and benefits expenses, are as follows (in thousands):

	For the Three Months
	Ended June 30,
	2009	2008

Components of net periodic benefit credit:
Service cost	$—	$3
Interest cost	12	15
Amortization of prior service credit	(107)	(105)
Amortization of net gain	(24)	(25)

Net periodic benefit credit	$(119)	$(112)

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	For the Six Months
	Ended June 30,
	2009	2008

Components of net periodic benefit credit:
Service cost	$—	$6
Interest cost	25	30
Amortization of prior service credit	(213)	(212)
Amortization of net gain	(48)	(49)

Net periodic benefit credit	$(236)	$(225)

10.	Share-Based Compensation Plans

For the period ended June 30, 2008, share-based compensation represents the costs related to Walter’s share-based awards granted to employees of Walter Investment recognized under the provisions of SFAS 123(R). Prior to the spin-off from Walter, certain employees of the Company participated in Walter’s 2002 Long-Term Incentive Award Plan. Under this plan, employees were granted options and restricted stock units. The expense incurred for these share-based awards related to Company employees has been reflected in the Company’s consolidated statements of income in salaries and benefits. In connection with the spin-off, the Company’s board of directors adopted Hanover’s 1999 Equity Incentive Plan (the “1999 EIP”) and 2009 Long Term Incentive Plan (the “2009 LTIP”) providing for future awards to the Company’s employees and directors. The 1999 EIP and the 2009 LTIP are filed as Exhibits 10.1 and 10.19, respectively to this Report on 10-Q.

In connection with the spin-off, Walter’s share-based awards held by Company employees were converted to and replaced with equivalent share-based awards of Walter Investment based on the ratio of the Company’s fair market value of stock when issued to the fair market value of Walter stock. The number of shares and, for options, the ratio of the exercise price to market price were equitably adjusted to preserve the intrinsic value of the award as of immediately prior to the spin-off. The conversion was accounted for as a modification under the provisions of SFAS 123(R) and resulted in no increase in the fair value of the awards to be recognized immediately upon modification. Remaining fair value associated with the unvested awards of $0.2 million will be recorded through February 2011.

On April 20, 2009, the Company granted share-based awards to each of its non-employee directors under the 1999 EIP to purchase 2,000 shares of the Company’s common stock which were fully vested as of the date of the grant. The exercise price for the stock option grants is $8.00, which is equal to the close price of the Company’s common stock on the NYSE Amex on the grant date as provided under the 1999 EIP. Each of the non-employee directors was also issued options to purchase 8,333 shares of the Company’s common stock under the 2009 LTIP. The exercise price for the stock option grants is $7.67, which is equal to the average high and low of the Company’s common stock on the NYSE Amex on the grant date as provided under the 2009 LTIP. These stock options vest in equal installments over three years.

On April 29, 2009, the Company granted 3,078 shares of restricted stock to each of its non-employee directors under the 1999 EIP. The restricted stock vests on a three year cliff vesting schedule.

On May 19, 2009, the Company granted approximately 0.2 million restricted stock units under the 2009 LTIP to certain employees. The restricted stock units vest in equal installments over three years. Additionally, the Company also granted stock options under the 1999 EIP and 2009 LTIP to purchase approximately 0.3 million shares of the Company’s common stock to certain employees. The exercise price of the stock option grants is $13.37, which is equal to the average high and low of the Company’s common stock on the NYSE Amex on the grant date. The stock options vest in equal installments over three years.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The grant date fair value of these post-Merger share-based award grants approximated $2.8 million.

11.	Credit Agreements

Syndicated Credit Agreement

On April 20, 2009, the Company entered into a syndicated credit agreement (the “Syndicated Credit Agreement”) that establishes a secured $15.0 million bank revolving credit facility, with a letter of credit sub-facility in an amount not to exceed $10.0 million outstanding at any time. The Syndicated Credit Agreement is guaranteed by the subsidiaries of the Company other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC, Hanover SPC-A, Inc. and the Company’s securitization trusts. In addition, Walter posted a letter of credit (the “Support Letter of Credit”) in an amount equal to $15.7 million to secure the Company’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of the Company and its subsidiaries. The Syndicated Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Syndicated Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Syndicated Credit Agreement may be due and payable. All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable. The commitment fee on the unused portion of the Syndicated Credit Agreement is 0.50%. All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

As of June 30, 2009, no funds have been drawn under the Syndicated Credit Agreement and the Company is in compliance with all covenants.

The foregoing description of the Syndicated Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of such agreement which is filed as Exhibit 10.11 to this Report on Form 10-Q.

Revolving Credit Agreement and Security Agreement

On April 20, 2009, the Company entered into a revolving credit agreement and security agreement (the “Revolving Credit Agreement”) among the Company, certain of its subsidiaries and Walter, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.0 million. The Revolving Credit Agreement also is guaranteed by the subsidiaries of the Company that guarantee the Syndicated Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.5 million self-insured retention (the “Revolving Credit Agreement Effective Date”). The Revolving Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Revolving Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Revolving Credit Agreement may be due and payable. All loans under the Revolving Credit Agreement shall be available from the Revolving Credit Agreement Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable. On the Revolving Credit Agreement Effective Date, the Company will pay Walter a

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

funding fee in an amount equal to $25,000. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

As of June 30, 2009, no funds have been drawn under the Revolving Credit Agreement and the Company is in compliance with all covenants.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of such agreement which is filed as Exhibit 10.13 to this Report on Form 10-Q.

Support Letter of Credit Agreement

On April 20, 2009, the Company entered into a support letter of credit agreement (the “Support LC Agreement”) between the Company and Walter. The Support LC Agreement was entered into in connection with the Support Letter of Credit of $15.7 million and the bonds similarly posted by Walter in support of the Company’s obligations. The Support LC Agreement provides that the Company will reimburse Walter for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of the Company. In addition, upon any draw under the Support Letter of Credit, the obligations of the Company to Walter will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $65.0 million. The Support LC Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Support LC Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Support LC Agreement may be due and payable. All obligations under the LC Support Agreement shall be due and payable on April 20, 2011. The Support LC Agreement provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter to the Company and will bear interest at a rate equal to LIBOR plus 6.00%.

As of June 30, 2009, a $15.7 million letter of credit remains outstanding and the Company is in compliance with all covenants.

The foregoing description of the LC Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of such agreement which is filed as Exhibit 10.14 to this Report on Form 10-Q.

12.	Transactions with Walter

Transition Services and Other Agreements Related to the Spin-Off from Walter

Following the spin-off, Walter Investment and Walter have operated independently, and neither has any ownership interest in the other. In order to govern certain of the ongoing relationships between the Company and Walter after the spin-off and to provide mechanisms for an orderly transition, the Company and Walter entered into certain agreements, pursuant to which (a) the Company and Walter provide certain services to each other, (b) the Company and Walter will abide by certain non-compete and non-solicitation arrangements, and (c) the Company and Walter will indemnify each other against certain liabilities arising from their respective businesses. The specified services that the Company and Walter may provide each other, as requested, include tax and accounting services, certain human resources services, communications systems and support, and insurance/risk management. Each party will be compensated for services rendered, as set forth in the Transition Services Agreement. The Transition Services Agreement provides for terms not to exceed 24 months for the various services, with some of the terms capable of extension.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

As discussed in the S-4 filed on February 17, 2009, Walter and the Company have also entered into certain other agreements including the Tax Separation Agreement, Joint Litigation Agreement, and Trademark License Agreement. See Note 3 for further discussion of the spin-off transaction. See also further discussion of these agreements in the Registrant’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2009 and the Trademark License Agreement, the Transition Services Agreement, the Tax Separation Agreement and the Joint Litigation Agreement which are filed as Exhibits 10.15, 10.16, 10.17 and 10.18, respectively to this Report on Form 10-Q.

13.	Comprehensive Income and Accumulated Other Comprehensive Income

The components of comprehensive income are as follows (in thousands):

	For the Three Months
	Ended June 30,
	2009	2008

Net income	$89,811	$8,245
Other comprehensive loss:
Change in postretirement benefit plans, net of $0 and $102 tax benefit, respectively	—	(189)
Net amortization of realized gain on closed hedges, net of $28 and $53 tax benefit, respectively	(49)	(84)

Comprehensive income	$89,762	$7,972

	For the Six Months
	Ended June 30,
	2009	2008

Net income	$97,013	$3,270
Other comprehensive income (loss):
Change in postretirement benefit plans, net of $0 and $204 tax benefit, respectively	—	(378)
Net amortization of realized gain on closed hedges, net of $58 and $87 tax benefit, respectively	(100)	(148)
Net recognized loss on hedges, net of $0 and $3,329 tax provision, respectively	—	6,130

Comprehensive income	$96,913	$8,874

The components of accumulated other comprehensive income are as follows (in thousands):

	Excess of
	Additional
	Postretirement	Net Amortization of
	Employee Benefits	Realized Gain on
	Liability	Closed Hedges	Total

Balance at December 31, 2008	$1,158	$589	$1,747
Pre-tax amount	—	(81)	(81)
Tax provision	—	30	30

Balance at March 31, 2009	1,158	538	1,696
Pre-tax amount	—	(77)	(77)
Tax provision	—	28	28

Balance at June 30, 2009	$1,158	$489	$1,647

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

14.	Income Per Share

In June 2008, the FASB issued FSP EITF 03-6-1. In accordance with this guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, the awards are required to be included in the calculation of basic earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock and restricted stock units. These participating securities, prior to the application of the FSP, were excluded from weighted average common shares outstanding in the calculation of basic earnings per share. In accordance with the provisions of the FSP, the basic and diluted earnings per share amounts have been adjusted for the three and six month ended June 30, 2009 to include outstanding unvested restricted stock and restricted stock units in the basic weighted average shares outstanding calculation. The basic and diluted earnings per share amounts for the three and six months ended June 30, 2008 were not adjusted retrospectively as these amounts reflect the shares issued on April 17, 2009, the date of the spin-off from Walter.

Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted EPS reflects the dilutive effect of potential common shares from securities such as stock options and performance awards. The following is a reconciliation of the denominators of the basic and diluted EPS computations shown on the face of the accompanying consolidated statements of income (in thousands, except per share data):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Basic earnings per share:
Net income (numerator)	$89,811	$8,245	$97,013	$3,270

Weighted-average common shares (denominator)	19,871	19,871	19,871	19,871
Add: Incremental common shares from assumed conversion of vested restricted stock units and participating restricted stock units and restricted stock	880	—	880	—

Total Weighted-average common shares (denominator)	20,751	19,871	20,751	19,871

Basic earnings per share	$4.33	$0.41	$4.68	$0.16

Diluted earnings per share:
Net income (numerator)	$89,811	$8,245	$97,013	$3,270

Weighted-average common shares (denominator)	19,871	19,871	19,871	19,871
Add: Incremental common shares from assumed conversion of vested common stock options and restricted stock units and participating restricted stock units and restricted stock	1,039	—	1,039	—

Diluted weighted-average common shares outstanding (denominator)	20,910	19,871	20,910	19,871

Diluted earnings per share	$4.30	$0.41	$4.64	$0.16

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The calculation of diluted earnings per share for the three and six months ended June 30, 2009 and 2008, does not include 0.3 million and 0 shares, respectively, from the assumed conversion of out-of-the-money stock options, unvested restricted stock and unvested restricted stock units.

15.	REIT Qualification

Effective with the Merger, the Company’s operations related to its residential loan portfolios qualify for treatment as a REIT for federal income tax purposes. REITs are generally not required to pay federal income taxes contingent upon the Company meeting applicable distribution, income, asset, and ownership criteria. The REIT-qualifying operations are conducted by the Company and its wholly owned subsidiaries, other than those wholly owned subsidiaries for which taxable REIT subsidiary (“TRS”) elections have been made. The Company’s use of TRSs, which are taxed as C corporations, enables the Company to engage in non-REIT qualifying businesses without violating the REIT requirements. Effective with the Merger, the Company’s insurance and consulting businesses has been conducted through wholly owned TRSs.

As a consequence of the Company’s qualification as a REIT, the Company was not permitted to retain earnings and profits accumulated during years when the Company was taxed as a C corporation. Therefore, in order to remain qualified as a REIT, the Company distributed these earnings and profits by making a one-time special distribution to stockholders, which the Company refers to as the “special E&P distribution,” on April 17, 2009. The special E&P distribution, with an aggregate value of approximately $80.0 million, consisted of $16.0 million in cash and approximately 12.7 million shares of Spinco common stock valued at approximately $64.0 million.

16.	Income Taxes

As a REIT, generally the Company will not be subject to federal corporate income taxes on ordinary taxable income and capital gains income from real estate investments that it distributes to its stockholders. If certain requirements are met, only the Company’s taxable REIT subsidiaries are subject to corporate-level income taxes. The Company will continue to be required to pay federal corporate income taxes on earnings from its non-real estate investments, principally its insurance and consulting operations, which are now held by the Company’s TRSs.

The Company recorded an income tax benefit of $81.2 million and $77.1 million for the three and six months ended June 30, 2009, respectively. The tax benefits were largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer necessary as a result of the Company’s REIT qualification. Excluding the tax benefit related to the reversal of deferred tax liabilities, the Company recorded an income tax expense of $0.9 million and $5.0 million for the three and six months ended June 30, 2009, respectively, which was largely due to the Company’s C corporation earnings before the Merger and resulting REIT qualification.

During the three months ended June 30, 2009 and 2008, an estimated tax rate of (946.0)% and 37.0%, respectively, was used to derive an income tax expense (benefit) of $(81.2) million and $4.9 million, respectively, calculated on our income from operations, before taxes, of $8.6 million and $13.1 million, respectively. During the six months ended June 30, 2009 and 2008, an estimated tax rate of (386.5)% and 37.1%, respectively, was used to derive an income tax expense (benefit) of $(77.1) million and $1.9 million, respectively, calculated on our income from operations, before taxes, of $19.9 million and $5.2 million, respectively.

The Company recognizes tax benefits in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 establishes a “more-likely-than-not” recognition threshold that must be met before

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

a tax benefit can be recognized in the financial statements. As of June 30, 2009 and December 31, 2008, the total gross amount of unrecognized tax benefits was $15.2 million and $15.1 million, respectively.

17.	Commitments and Contingencies

Securities Sold with Recourse

In October 1998, Hanover sold 15 adjustable-rate FNMA certificates and 19 fixed-rate FNMA certificates that the Company received in a swap for certain adjustable-rate and fixed-rate mortgage loans. These securities were sold with recourse. Accordingly, the Company retains credit risk with respect to the principal amount of these mortgage securities. As of June 30, 2009, the unpaid principal balance of the 15 remaining mortgage securities was approximately $2.0 million.

Employment Agreements

At June 30, 2009, the Company had employment agreements with its senior officers, with varying terms that provide for, among other things, base salary, bonus, and change-in-control provisions that are subject to the occurrence of certain triggering events.

Bayport Plaza Lease

On May 1, 2009, the Company entered into a sublease with Municipal Mortgage & Equity, LLC to secure the Company’s new corporate headquarters located at 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607. The lease commenced on May 15, 2009 and expires on April 29, 2016. The base rent over the lease term is $4.0 million.

See office sublease dated May 1, 2009, filed as Exhibit 10.24.

Income Tax Exposure

A dispute exists with regard to federal income taxes owed by the Walter consolidated group. The Company was part of the Walter consolidated group prior to the spin-off and Merger. As such, the Company is jointly and severally liable with Walter for any final taxes, interest and/or penalties owed by the Walter consolidated group during the time that we were a part of the Walter consolidated group. According to Walter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 as filed with the SEC on August 7, 2009 (“Walter June 30, 2009 10-Q”), the Internal Revenue Service (“IRS”) has completed its audit of Walter’s federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS issued a tax deficiency notice in the amount of $82.2 million for the years ended May 31, 2000, December 31, 2000, and December 31, 2001. The unresolved issues relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, Walter’s financial exposure is limited to interest and penalties. The Walter June 30, 2009 10-Q also states that, a controversy exists with regard to federal income taxes allegedly owed by Walter for fiscal years 1980 through 1994. Walter estimates that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in bankruptcy court. Of the $34.0 million in claimed tax, $21.0 million represents issues in which the IRS is not challenging the deductibility of the particular expense but only whether such expense is deductible in a particular year. Consequently, Walter believes that, should the IRS prevail on any such issues, Walter’s financial exposure is limited to interest and possible penalties and that the amount of the tax claimed will be offset by deductions in other years. Walter discloses further that it believes that all of its current and prior tax filing positions have substantial merit and Walter intends to defend vigorously any tax claims asserted. Under the terms of the Tax Separation Agreement between us and Walter dated April 17, 2009, Walter is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group,

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

which includes the aforementioned claims of the IRS. However, to the extent that Walter is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts.

The Tax Separation Agreement also provides that Walter is responsible for the preparation and filing of any tax returns, and the payment of any taxes related thereto, for the consolidated group for the periods when the Company was part of the Walter consolidated group. This arrangement may result in conflicts between Walter and us. In addition, the spin-off of WIM LLC from Walter was intended to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended. The Tax Separation Agreement provides generally that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Internal Revenue Code of 1986, as amended, any taxes imposed on Walter or a Walter stockholder as a result of such determination (“Distribution Taxes”) which are the result of the acts or omissions of Walter or its affiliates, will be the responsibility of Walter. However, should Distribution Taxes result from the acts or omissions of the Company or its affiliates, such Distribution Taxes will be the responsibility of the Company. The Tax Separation Agreement goes on to provide that Walter and the Company shall be jointly liable, pursuant to a designated allocation formula, for any Distribution Taxes that are not specifically allocated to Walter or the Company. To the extent that Walter is unable or unwilling to pay any Distribution Taxes for which it is responsible under the Tax Separation Agreement, we could be liable for those taxes as a result of being a member of the Walter consolidated group for the year in which the spin-off occurred.

The foregoing descriptions of the Walter June 30, 2009 10-Q and the Tax Separation Agreement do not purport to be complete and are qualified in their entirety by, respectively, Walter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 as filed with the SEC on August 7, 2009, and the terms and conditions of the Tax Separation Agreement filed as Exhibit 10.17 to this Report on Form 10-Q.

Miscellaneous Litigation

The Company is a party to a number of lawsuits arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such litigation will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows.

18.	Subsequent Events

Subsequent events were evaluated through August 14, 2009 which is the date that the Company issued these financial statements.

Notification by the NYSE Amex of Non-compliance with Certain Continued Listing Standards

On July 7, 2009, the Company notified the NYSE Amex (“Amex” or the “Exchange”) of its failure to timely file the financial information required for Spinco in a Form 8-K/A due on July 6, 2009. On July 8, 2009, the Company received notice from Amex indicating that, due to the failure to timely file the pro forma financial statements of the business acquired on April 17, 2009, the Company did not meet certain of the Exchange’s continued listing standards. Specifically, the notice provided that the Company was not in compliance with Sections 134 and 1101 of the NYSE Amex LLC Company Guide. The Company filed as Exhibits to the Form 8-K/A filed on July 10, 2009, financial information related to the business acquired on April 17, 2009 that was required to be reported by the Company by July 6, 2009. By letter dated July 14, 2009, the Company was notified by Amex that it had resolved the continued listing deficiency referenced in its July 8, 2009 notice, subject to the provisions of section 1009(h) of Amex’s Company Guide relative to the consequences of any future failures to maintain continued listing standards. The Amex Company Guide may be accessed at www.nyse.com/regulation.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Registration of Additional Common Stock

On July 22, 2009, the Company filed a registration statement on Form S-8 with the SEC under the 1933 Act for the purpose of registering additional common stock for issuance in connection with the exercise of awards under the Company’s 1999 EIP and 2009 LTIP. This registration statement became effective automatically upon filing with the SEC and registered an aggregate of 3.3 million shares of common stock.

Dividend Declaration

On August 5, 2009, the Company declared a dividend of $0.50 per share on its common stock to stockholders of record on August 19, 2009 which will be paid on August 31, 2009. See the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 5, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Hanover Capital Mortgage Holdings, Inc. (“Hanover,” which changed its name to Walter Investment Management Corp. (“WIMC” or the “Company”) at the closing of the Merger, as defined below) and Walter Investment Management, LLC (“Spinco”). These unaudited pro forma condensed combined statements of operations give effect to the Merger, which was accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, Spinco has been deemed the accounting acquirer and HCM has been deemed the accounting acquiree. The pre-acquisition combined financial statements of Spinco will be treated as the historical financial statements of the combined company and Hanover’s historical stockholders’ equity was not carried forward to the combined company.

The following unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred January 1, 2008. The unaudited pro forma condensed consolidated statements of operations of Spinco for the six months ended June 30, 2009 and for the year ended December 31, 2008 were derived from Spinco’s historical consolidated statements of operations, combined with the historical statements of operations of Hanover, which was acquired on April 17, 2009.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Merger or (ii) any cash or non-cash charges that the Company incurred in connection with the Merger. The unaudited pro forma condensed combined statements of operations have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined statements of operations assume that the Merger would be accounted for using the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”). The allocation of purchase price has been finalized.

The unaudited pro forma condensed combined statements of operations are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Merger occurred on the dates indicated and does not purport to indicate results of operations as of any future date or for any future period. Please refer to the following information in conjunction with these unaudited pro forma condensed combined statements of operations: the accompanying notes to these unaudited pro forma condensed combined financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Hanover’s Annual Report on Form 10-K as of and for the year ended December 31, 2008 and from Hanover’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2009, Spinco’s audited consolidated financial statements as of and for the year ended December 31, 2008 and Spinco’s unaudited consolidated financial statements as of and for the three and six months ended June 30, 2009 included elsewhere in this prospectus.

Description of the Merger and acquisition and basis of presentation

On September 30, 2008, Walter outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to stockholders and subsequent merger with Hanover, a publicly traded New Jersey-based REIT. In furtherance of these plans, on September 30, 2008, Walter and Spinco entered into a definitive agreement to merge with Hanover, which agreement was amended and restated on February 17, 2009.

To effect the separation, Spinco was formed on February 3, 2009, as a wholly-owned subsidiary of Walter, having no independent assets or operations. Immediately prior to the separation, substantially all of the assets and liabilities related to the Financing business were distributed, through a series of transactions, to Spinco in return for Spinco’s member unit.

In connection with the separation from Walter, Spinco and Walter executed the following transactions or agreements which involved no cash:

•	Walter distributed 100% of its interest in Spinco to holders of Walter’s common stock;

•	All intercompany balances between Spinco and Walter were settled with the net balance recorded as a dividend to Walter;

•	In accordance with the Tax Separation Agreement, Walter will, in general, be responsible for any and all taxes reported on any joint return through the date of the separation, which may also include Spinco for periods prior to the separation. Spinco will be responsible for any and all taxes reported on any Spinco separate tax return and on any consolidated returns for Walter Investment subsequent to the separation;

•	Walter’s share-based awards held by Spinco employees were converted to equivalent share-based awards of Walter Investment, with the number of shares and the exercise price being equitably adjusted to preserve the intrinsic value. The conversion was accounted for as a modification under the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment” and the Securities and Exchange Commission Staff Bulletin No. 107 (collectively “SFAS 123(R)”).

The assets and liabilities transferred to Spinco from Walter also included $26.6 million in cash, which was contributed to Spinco by Walter on April 17, 2009. Following the spin-off, Spinco paid a taxable dividend consisting of cash of $16.0 million and additional equity interests to its members.

The Merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The surviving company, Walter Investment, continues to operate as a publicly traded REIT subsequent to the Merger. Walter Investment is headquartered in Tampa, Florida and has approximately 225 employees. After the spin-off and Merger, Walter’s stockholders that became members of Spinco as a result of the spin-off, and certain holders of options to acquire limited liability company interests of Spinco, collectively owned 98.5%; and stockholders of Hanover owned 1.5% of the shares of common stock of Walter Investment outstanding or reserved for issuance in settlement of restricted stock units of Walter Investment. As a result, the business combination has been accounted for as a reverse acquisition, with Spinco considered the accounting acquirer. Walter Investment applied for, and was granted approval, to list its shares on the NYSE Amex. On April 20, 2009, the Company’s common stock began trading on the NYSE Amex under the symbol “WAC”.

Basis of presentation

The unaudited pro forma condensed combined financial statements have been prepared based on the historical financial information of Spinco and Hanover giving effect to the Merger and acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

Purchase accounting

The reverse acquisition of the operations of Hanover has been accounted for pursuant to SFAS 141(R), with Spinco as the accounting acquirer. As a result, the historical financial statements of Spinco have become the historical financial statements of Walter Investment. The Hanover assets acquired and the liabilities assumed were recorded at the date of acquisition (April 17, 2009) at their respective fair values. The results of operations of Hanover were included in the consolidated statements of income for periods subsequent to the Merger.

The purchase price for the acquisition was $2.2 million and was comprised of the fair value of Hanover (308,302 Hanover shares, which represents 1.5% of the shares of common stock at the time of the transaction, at $7.09, the closing stock price of Walter Investment) on April 17, 2009.

The above purchase price has been allocated to the tangible assets acquired and liabilities assumed based on management’s estimates of their current fair values. Acquisition-related transaction costs, including legal and accounting fees and other external costs directly related to the Merger, were expensed as incurred.

The purchase price has been allocated as of April 17, 2009 as follows (in thousands):

Cash	$774
Receivables	330
Investment in mortgage securities	1,600
Instalment notes receivable, net	4,532
Other assets	388
Accounts payable and accrued expenses	(2,093)
Mortgage-backed notes	(2,666)
Other liabilities	(679)

$2,186

Walter Investment Management Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2009

				Pro forma				Pro forma	Eliminate		Pro forma
	Hanover	Adjustments		Hanover	Spinco	Adjustments		Spinco	Intercompany		WIMC

Net interest income:
Interest income	$236	$—		$236	$90,510	$—		$90,510	$—		$90,746
Less: Interest expense	1,260	(1,011	)(3)	249	45,743	—		45,743	—		45,992

Total net interest income	(1,024)	1,011		(13)	44,767	—		44,767	—		44,754
Less: Provision for loan losses	—	—		—	8,109	—		8,109	—		8,109

Total net interest income after provision for loan losses	(1,024)	1,011		(13)	36,658	—		36,658	—		36,645

Non-interest income:
Premium revenue	—	—		—	6,479	—		6,479	—		6,479
Other revenue, net	329	2,501	(1)	2,830	377	—		377	(2,501	)(1)	706

Total non-interest income	329	2,501		2,830	6,856	—		6,856	(2,501)		7,185

Non-interest expenses:
Claims expense	—	—		—	2,662	—		2,662	—		2,662
Selling, general and administrative expenses	3,920	1,776	(3)	5,696	19,670	2,501	(1)	22,171	(2,501	)(1)	25,366
Other expense	—	—		—	386	(279	)(2)	107	—		107
Related party — allocated corporate charges	—	—		—	853	—		853	—		853

Total non-interest expenses	3,920	1,776		5,696	23,571	2,222		25,793	(2,501)		28,988

Income (loss) from continuing operations before income taxes	(4,615)	1,736		(2,879)	19,943	(2,222)		17,721	—		14,842
Income tax expense (benefit)	—	—		—	(77,070)	77,702	(4)	632	—		632

Income from continuing operations	$(4,615)	$1,736		$(2,879)	$97,013	$(79,924)		$17,089	$—		$14,210

Common Shares Outstanding:
Number of Common Shares Outstanding — Basic	8,637					12,114	(5)				20,751
Number of Common Shares Outstanding — Diluted	8,637					12,273	(5)				20,910
Income Per Common Share:
Basic	$(0.53)										$0.68
Diluted	$(0.53)										$0.68

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Walter Investment Management Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008

				Pro forma				Pro forma	Eliminate		Pro forma
	Hanover	Adjustments		Hanover	Spinco	Adjustments		Spinco	Intercompany		WIMC

Net interest income:
Interest income	$10,592	$—		$10,592	$187,094	$—		$187,094	$—		$197,686
Less: Interest expense	15,135	(3,842	)(3)	11,293	102,115	—		102,115	—		113,408
Less: Interest rate hedge ineffectiveness	—	—		—	16,981	—		16,981	—		16,981

Total net interest income	(4,543)	3,842		(701)	67,998	—		67,998	—		67,297
Less: Provision for loan losses	—	—		—	21,315	—		21,315	—		21,315

Total net interest income after provision for loan losses	(4,543)	3,842		(701)	46,683	—		46,683	—		45,982

Non-interest income:
Premium revenue	—	—		—	12,164	—		12,164	—		12,164
Other revenue, net	3,067	2,300	(1)	5,367	2,182	—		2,182	(2,300	)(1)	5,249

Total non-interest income	3,067	2,300		5,367	14,346	—		14,346	(2,300)		17,413

Non-interest expenses:
Claims expense	—	—		—	5,180	—		5,180	—		5,180
Selling, general and administrative expenses	13,575	(981	)(3)	12,594	29,330	2,300	(1)	31,630	(2,300	)(1)	41,924
Other expense	—	—		—	1,370	(1,115	)(2)	255	—		255
Goodwill impairment charge		—		—	12,291	—		12,291	—		12,291
Provision for estimated hurricane losses	—	—		—	3,853	—		3,853	—		3,853
Related party — allocated corporate charges	—	—		—	3,469	—		3,469	—		3,469

Total non-interest expenses	13,575	(981)		12,594	55,493	1,185		56,678	(2,300)		66,972

Income (loss) from continuing operations before income taxes	(15,051)	7,123		(7,928)	5,536	(1,185)		4,351	—		(3,577)
Income tax expense (benefit)	—	—		—	3,099	(2,280	)(4)	819	—		819

Income from continuing operations	$(15,051)	$7,123		$(7,928)	$2,437	$1,095		$3,532	$—		$(4,396)

Common Shares Outstanding:
Number of Common Shares Outstanding — Basic	8,634					11,237	(5)				19,871
Number of Common Shares Outstanding — Diluted	8,634					11,237	(5)				19,871
Income Per Common Share:
Basic	$(1.74)										$(0.22)
Diluted	$(1.74)										$(0.22)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following pro forma adjustments are included in the pro forma condensed combined statements of operations:

1. An adjustment to eliminate the gain and loss on the settlement of the pre-existing intercompany balances on Hanover’s and Spinco’s books, respectively, of the following transactions:

Adjustments were made to settle pre-existing intercompany balances between Hanover and Spinco which resulted in the cancellation of debt in exchange for certain assets. Adjustments were made to expense certain directors and officers tail coverage due to the automatic termination of the existing coverage upon the Merger.

2. An adjustment to reflect the tax exposure for interest and penalties retained by Walter as part of the tax sharing arrangement. This would have resulted in an adjustment to increase pre-tax income by $0.3 million and $1.1 million for the six months ended June 30, 2009 and for the year ended December 31, 2008, respectively.

3. An adjustment to reflect the impact of the exchange transactions described below as if they had occurred at the beginning of each period presented.

Exchange Transactions — The exchange transactions are the transactions by which Hanover purchased and retired all of the outstanding trust preferred securities of Hanover Statutory Trust I, or HST-I, and HST-II, each in principal amounts of approximately $20 million, and the related debt securities previously issued by HCM that were held by each of HST-I and HST-II. Prior to the completion of the exchange transactions, Taberna Preferred Funding I, Ltd.(“Taberna”), and Amster Trading Company and Ramat Securities, LTD. (together the “Amster Parties”) held all of the outstanding trust preferred securities of HST-I and HST-II, respectively, and Hanover entered into exchange agreements with each of Taberna and the Amster Parties to acquire (and subsequently cancel) these trust preferred securities. Each of Taberna and the Amster Parties surrendered certificates representing such trust preferred securities at the closing of the exchange transaction.

Hanover paid Taberna a total of $2.25 million of which $0.25 million was paid upon execution of an exchange agreement dated September 30, 2008 and $0.60 million was paid upon the execution of the amendment thereto dated February 6, 2009, with the remainder paid at the closing of the Merger. Pursuant to a separate exchange agreement dated September 30, 2008, as amended on February 6, 2009, the Amster Parties received 6,762,793 shares of Hanover common stock valued at $1.29 million along with $0.75 million in cash; the cash was paid at the closing of the Merger. The exchange transactions were settled immediately prior to the consummation of the Merger on April 17, 2009.

4. An adjustment to income tax expense was reflected in the pro forma adjustments based on the assumption that REIT status was elected by Spinco for each period presented and required distributions were made to stockholders. The resulting income tax expense is related to the taxable REIT subsidiaries.

5. The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional Hanover common shares issued to effect the Merger with Spinco.

           Shares

Common Stock

PROSPECTUS

Credit Suisse	SunTrust Robinson Humphrey

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with this offering, other than underwriting discounts and commissions. All amounts, except the SEC registration fee, are estimated.

SEC Registration Fee	4,812.75
NASD Filing Fees
NYSE Amex Listing Fees	*
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing and Expenses	*
Blue Sky Fees and Expenses	*
Miscellaneous	*

Total	*

* To be provided by amendment.

Item 32.	Sales to Special Parties.

None

Item 33.	Recent Sales of Unregistered Securities.

None

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of its directors and officers to the Company and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our corporate charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and to pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee employee or agent from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permits it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of Company or its predecessor.

The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Pursuant to the underwriting agreement, the Company and the underwriter have agreed to indemnify each other under certain circumstances and conditions against and from certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reference is made to Section    of the Underwriting Agreement, attached as Exhibit 1.1 hereto, Article           of the Company’s Certificate of Incorporation filed as Exhibit 3.1 hereto and Article   of the Company’s Bylaws filed as Exhibit 3.2 hereto.

Item 36.	Exhibits and Financial Statements and Schedules.

Exhibit	Notes	Number Description of Exhibit

1.1	(16)	Form of Underwriting Agreement among Walter Investment Management Corp. and the underwriters named therein.
2.1	(1)	Second Amended and Restated Agreement and Plan of Merger dated as of February 6, 2009, among Registrant, Walter Industries, Inc., JWH Holding Company, LLC, and Walter Investment Management LLC.

2.2	(1)	Amendment to the Second Amended and Restated Agreement and Plan of Merger, entered into as of February 17, 2009 between Registrant, Walter Industries, Inc., JWH Holding Company, LLC and Walter Investment Management LLC
3.1	(9)	Articles of Amendment and Restatement of Registrant effective April 17, 2009.
3.2	(9)	By-Laws of Registrant, effective April 17, 2009.
4.1	(13)	Specimen Common Stock Certificate of Registrant
4.2	(2)	Amended and Restated Trust Agreement, dated as of March 15, 2005, among Registrant, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee, the administrative trustees named therein and the holders from time to time of individual beneficial interests in the assets of the trust
4.3	(2)	Junior Subordinated Indenture, dated as of March 15, 2005, between JPMorgan Chase Bank, National Association, and Registrant
4.4	(2)	Form of Junior Subordinated Note Due 2035, issued March 15, 2005
4.5	(2)	Form of Preferred Security of Hanover Statutory Trust I, issued March 15, 2005

Exhibit		Notes	Number Description of Exhibit

4.6		(10)	Joint Direction and Release, by and among Registrant, Hanover Statutory Trust I, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.
4.7		(10)	Discharge Agreement, by and among Registrant, Hanover Statutory Trust I, The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.
4.8		(3)	Amended and Restated Declaration of Trust, dated as of November 4, 2005, among Registrant, as depositor, Wilmington Trust Company, as Institutional trustee and Delaware trustee, the administrative trustees named therein and the holders from time to time of the individual beneficial interests in the asset of the trust
4.9		(3)	Junior Subordinated Indenture, dated as of November 4, 2005, between Wilmington Trust Company and Registrant.
4.10		(3)	Form of Junior Subordinated Debt Security due 2035, issued November 4, 2005
4.11		(3)	Form of Floating Rate TRUPS® Certificate issued November 4, 2005
4	.12.1	(4)	Stockholder Protection Rights Agreement dated as of April 11, 2000 between Registrant and State Street Bank & Trust Company, as Rights Agent
4	.12.2	(5)	Amendment to Stockholder Protection Rights Agreement effective as of September 26, 2001, among Registrant, State Street Bank and Trust Company and EquiServe Trust Company, N.A
4	.12.3	(5)	Second Amendment to Stockholder Protection Rights Agreement dated as of June 10, 2002 between Registrant and EquiServe Trust Company, N.A.
4	.12.4	(8)	Third Amendment to Stockholder Protection Rights Agreement, entered into as of September 30, 2008, between Registrant and EquiServe Trust Company, N.A.
4	.12.5	(6)	Fourth Amendment to Stockholder Protection Rights Agreement, entered into as of February 6, 2009, between Registrant and EquiServe Trust Company, N.A.
4.13		(10)	Joint Direction and Release, by and among Registrant, Hanover Statutory Trust II, and Wilmington Trust Company, as trustee, dated April 17, 2009.
4.14		(10)	Discharge Agreement, by and among Registrant., Hanover Statutory Trust II, Wilmington Trust Company, as trustee, dated April 17, 2009.
5.1		(16)	Opinion of Carlton Fields, P.A. (including consent of such firm)
8.1		(16)	Opinion of Carlton Fields, P.A. (including consent of such firm)
10.1		(7)	1999 Equity Incentive Plan
10	.2.1	(2)	Purchase Agreement, dated February 24, 2005, among Registrant, Hanover Statutory Trust I and Taberna Preferred Funding I, Ltd.
10	.2.2	(1)	Exchange Agreement, dated as of September 30, 2008, between Registrant and Taberna Preferred Funding I, Ltd.
10	.2.3	(1)	Amendment No. 1 to Taberna Exchange Agreement, dated as of February 6, 2009, between Registrant and Taberna Preferred Funding I, LTD.
10.3		(12)	Amended and Restated Loan and Security Agreement, dated as of February 6, 2009, between Registrant and JWH Holding Company, LLC
10.4		(8)	Securities Account Control Agreement, dated as of September 25, 2008, among Registrant, JWH Holding Company, LLC, and Regions Bank.
10	.5.1	(1)	Exchange Agreement, dated as of September 30, 2008, among Registrant, Amster Trading Company and Ramat Securities, LTD.
10	.5.2	(1)	Amendment No. 1 to Amster Exchange Agreement, dated as of February 6, 2009, among Registrant, Amster Trading Company and Ramat Securities, LTD.
10	.6.1	(1)	Voting Agreement, dated as of September 30, 2008, among Registrant, Walter Industries, Inc., JWH Holding Company, LLC, John A. Burchett, Irma N. Tavares, Amster Trading Company and Ramat Securities, LTD.

Exhibit		Notes	Number Description of Exhibit

10	.6.2	(1)	Assignment and Assumption of Voting Agreement, dated as of February 6, 2009, among Walter Industries, Inc., JWH Holding Company, LLC, Walter Investment Management LLC, John A. Burchett, Irma N. Tavares, Amster Trading Company and Ramat Securities, LTD.
10	.7.1	(1)	Software License Agreement, dated as of September 30, 2008, between Registrant and JWH Holding Company, LLC.
10	.7.2	(10)	Assignment and Assumption of Software License Agreement, by and among Registrant, JWH Holding Company, LLC, and Walter Investment Management LLC, dated April 17, 2009.
10.8		(6)	The 2007 Long-Term Incentive Award Plan of JWH Holding Company, LLC
10.9		(6)	JWH Holding Company, LLC Option Agreement
10.10		(6)	Limited Liability Company Agreement of Walter Investment Management LLC, between Walter Industries, Inc. and Walter Investment Management LLC, dated February 4, 2009.
10.11		(10)	Revolving Credit Agreement between Registrant, as borrower, Regions Bank, as syndication agent, SunTrust Bank, as administrative agent, and the additional lenders thereto, dated as of April 20, 2009.
10.12		(10)	Subsidiary Guaranty Agreement by and among Registrant, each of the subsidiaries listed on Schedule I thereto, SunTrust Bank as administrative agent, and the additional lenders thereto, dated April 20, 2009.
10.13		(10)	Revolving Credit Agreement and Security Agreement, between Registrant as borrower, and Walter Industries, Inc. as lender, dated as of April 20, 2009.
10.14		(10)	L/C Support Agreement among Registrant and certain of its subsidiaries and Walter Industries, Inc., dated April 20, 2009.
10.15		(10)	Trademark License Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.16		(10)	Transition Services Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.17		(10)	Tax Separation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.18		(10)	Joint Litigation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.19		(1)	The 2009 Long Term Incentive Plan of Walter Investment Management Corp
10.20		(12)	Form of Executive RSU Award Agreement of Mark J. O’Brien
10.21		(12)	Form of Executive RSU Award Agreement of Charles E. Cauthen
10.22		(12)	Form of Director Award Agreement
10.23		(14)	Form of Indemnity Agreements dated April 17, 2009 between the Registrant and the following officers and directors: Mark O’ Brien, Ellyn Brown, John Burchett, Denmar Dixon, William J. Meurer, Shannon Smith, Michael T. Tokarz, Charles E. Cauthen, Irma Tavares, Del Pulido, William Atkins, William Batik, Joseph Kelly, Jr. and Stuart Boyd.
10.24		(14)	Office Sublease dated between Registrant and Municipal Mortgage and Equity, L.L.C
16.1		(10)	Letter of Grant Thornton LLP
21.1		(15)	Subsidiaries
23.1		(15)	Consent of Ernst & Young, LLP
23.2		(15)	Consent of Grant Thornton LLP
23.3		(16)	Consent of Carlton Fields, P.A. (included in Exhibit 5.1)
23.3		(16)	Consent of Carlton Fields, P.A. (included in Exhibit 8.1)
24.1		(15)	Power of Attorney (included on signature page to this registration statement)

Note	Notes to Exhibit Index

(1)	Incorporated herein by reference to the Annexes to the proxy statement/ prospectus forming a part of Amendment No. 4 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 17, 2009.
(2)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005.
(3)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 16, 2006.
(4)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2000.
(5)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2002.
(6)	Incorporated herein by reference to the Exhibits to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 13, 2009.
(7)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000.
(8)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.
(9)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2009.
(10)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2009.
(11)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 1, 2009.
(12)	Incorporated by reference to the Exhibits to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 6, 2009.
(13)	Incorporated herein by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission on May 15, 2009.
(14)	Incorporated herein by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the Securities and Exchange Commission on August 14, 2009.
(15)	Filed herewith.
(16)	To be filed by amendment.

*	To be filed by amendment.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on the 22nd day of September 2009.

WALTER INVESTMENT MANAGEMENT CORP

By:	/s/ Mark J. O’Brien
Mark J. O’Brien
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Stuart D. Boyd and Kimberly A. Perez and each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Mark J. O’Brien Mark J. O’Brien	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 22, 2009

/s/ Ellyn L. Brown Ellyn L. Brown	Director	September 22, 2009

/s/ John A. Burchett John A. Burchett	Director	September 22, 2009

/s/ Denmar J. Dixon Denmar J. Dixon	Director	September 22, 2009

/s/ William J. Meurer William J. Meurer	Director	September 22, 2009

Signature	Title	Date

/s/ Shannon E. Smith Shannon E. Smith	Director	September 22, 2009

/s/ Michael T. Tokarz Michael T. Tokarz	Director	September 22, 2009

/s/ Kimberly A. Perez Kimberly A. Perez	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 22, 2009

INDEX TO EXHIBITS

Exhibit No		Notes	Description

1.1		(16)	Form of Underwriting Agreement among Walter Investment Management Corp. and the underwriters named therein.
2.1		(1)	Second Amended and Restated Agreement and Plan of Merger dated as of February 6, 2009, among Registrant, Walter Industries, Inc., JWH Holding Company, LLC, and Walter Investment Management LLC.

2.2		(1)	Amendment to the Second Amended and Restated Agreement and Plan of Merger, entered into as of February 17, 2009 between Registrant, Walter Industries, Inc., JWH Holding Company, LLC and Walter Investment Management LLC
3.1		(9)	Articles of Amendment and Restatement of Registrant effective April 17, 2009.
3.2		(9)	By-Laws of Registrant, effective April 17, 2009.
4.1		(13)	Specimen Common Stock Certificate of Registrant
4.2		(2)	Amended and Restated Trust Agreement, dated as of March 15, 2005, among Registrant, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee, the administrative trustees named therein and the holders from time to time of individual beneficial interests in the assets of the trust
4.3		(2)	Junior Subordinated Indenture, dated as of March 15, 2005, between JPMorgan Chase Bank, National Association, and Registrant
4.4		(2)	Form of Junior Subordinated Note Due 2035, issued March 15, 2005
4.5		(2)	Form of Preferred Security of Hanover Statutory Trust I, issued March 15, 2005
4.6		(10)	Joint Direction and Release, by and among Registrant, Hanover Statutory Trust I, and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.
4.7		(10)	Discharge Agreement, by and among Registrant, Hanover Statutory Trust I, The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.) as trustee, dated April 17, 2009.
4.8		(3)	Amended and Restated Declaration of Trust, dated as of November 4, 2005, among Registrant, as depositor, Wilmington Trust Company, as Institutional trustee and Delaware trustee, the administrative trustees named therein and the holders from time to time of the individual beneficial interests in the asset of the trust
4.9		(3)	Junior Subordinated Indenture, dated as of November 4, 2005, between Wilmington Trust Company and Registrant.
4.10		(3)	Form of Junior Subordinated Debt Security due 2035, issued November 4, 2005
4.11		(3)	Form of Floating Rate TRUPS® Certificate issued November 4, 2005
4	.12.1	(4)	Stockholder Protection Rights Agreement dated as of April 11, 2000 between Registrant and State Street Bank & Trust Company, as Rights Agent
4	.12.2	(5)	Amendment to Stockholder Protection Rights Agreement effective as of September 26, 2001, among Registrant, State Street Bank and Trust Company and EquiServe Trust Company, N.A
4	.12.3	(5)	Second Amendment to Stockholder Protection Rights Agreement dated as of June 10, 2002 between Registrant and EquiServe Trust Company, N.A.
4	.12.4	(8)	Third Amendment to Stockholder Protection Rights Agreement, entered into as of September 30, 2008, between Registrant and EquiServe Trust Company, N.A.
4	.12.5	(6)	Fourth Amendment to Stockholder Protection Rights Agreement, entered into as of February 6, 2009, between Registrant and EquiServe Trust Company, N.A.
4.13		(10)	Joint Direction and Release, by and among Registrant, Hanover Statutory Trust II, and Wilmington Trust Company, as trustee, dated April 17, 2009.
4.14		(10)	Discharge Agreement, by and among Registrant., Hanover Statutory Trust II, Wilmington Trust Company, as trustee, dated April 17, 2009.
5.1		(16)	Opinion of Carlton Fields, P.A. (including consent of such firm)
8.1		(16)	Opinion of Carlton Fields, P.A. (including consent of such firm)

Exhibit No		Notes	Description

10.1		(7)	1999 Equity Incentive Plan
10	.2.1	(2)	Purchase Agreement, dated February 24, 2005, among Registrant, Hanover Statutory Trust I and Taberna Preferred Funding I, Ltd.
10	.2.2	(1)	Exchange Agreement, dated as of September 30, 2008, between Registrant and Taberna Preferred Funding I, Ltd.
10	.2.3	(1)	Amendment No. 1 to Taberna Exchange Agreement, dated as of February 6, 2009, between Registrant and Taberna Preferred Funding I, LTD.
10.3		(12)	Amended and Restated Loan and Security Agreement, dated as of February 6, 2009, between Registrant and JWH Holding Company, LLC
10.4		(8)	Securities Account Control Agreement, dated as of September 25, 2008, among Registrant, JWH Holding Company, LLC, and Regions Bank.
10	.5.1	(1)	Exchange Agreement, dated as of September 30, 2008, among Registrant, Amster Trading Company and Ramat Securities, LTD.
10	.5.2	(1)	Amendment No. 1 to Amster Exchange Agreement, dated as of February 6, 2009, among Registrant, Amster Trading Company and Ramat Securities, LTD.
10	.6.1	(1)	Voting Agreement, dated as of September 30, 2008, among Registrant, Walter Industries, Inc., JWH Holding Company, LLC, John A. Burchett, Irma N. Tavares, Amster Trading Company and Ramat Securities, LTD.
10	.6.2	(1)	Assignment and Assumption of Voting Agreement, dated as of February 6, 2009, among Walter Industries, Inc., JWH Holding Company, LLC, Walter Investment Management LLC, John A. Burchett, Irma N. Tavares, Amster Trading Company and Ramat Securities, LTD.
10	.7.1	(1)	Software License Agreement, dated as of September 30, 2008, between Registrant and JWH Holding Company, LLC.
10	.7.2	(10)	Assignment and Assumption of Software License Agreement, by and among Registrant, JWH Holding Company, LLC, and Walter Investment Management LLC, dated April 17, 2009.
10.8		(6)	The 2007 Long-Term Incentive Award Plan of JWH Holding Company, LLC
10.9		(6)	JWH Holding Company, LLC Option Agreement
10.10		(6)	Limited Liability Company Agreement of Walter Investment Management LLC, between Walter Industries, Inc. and Walter Investment Management LLC, dated February 4, 2009.
10.11		(10)	Revolving Credit Agreement between Registrant, as borrower, Regions Bank, as syndication agent, SunTrust Bank, as administrative agent, and the additional lenders thereto, dated as of April 20, 2009.
10.12		(10)	Subsidiary Guaranty Agreement by and among Registrant, each of the subsidiaries listed on Schedule I thereto, SunTrust Bank as administrative agent, and the additional lenders thereto, dated April 20, 2009.
10.13		(10)	Revolving Credit Agreement and Security Agreement, between Registrant as borrower, and Walter Industries, Inc. as lender, dated as of April 20, 2009.
10.14		(10)	L/C Support Agreement among Registrant and certain of its subsidiaries and Walter Industries, Inc., dated April 20, 2009.
10.15		(10)	Trademark License Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.16		(10)	Transition Services Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.17		(10)	Tax Separation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.18		(10)	Joint Litigation Agreement, between Walter Industries, Inc. and Walter Investment Management LLC, dated April 17, 2009.
10.19		(1)	The 2009 Long Term Incentive Plan of Walter Investment Management Corp
10.20		(12)	Form of Executive RSU Award Agreement of Mark J. O’Brien

Exhibit No	Notes	Description

10.21	(12)	Form of Executive RSU Award Agreement of Charles E. Cauthen
10.22	(12)	Form of Director Award Agreement
10.23	(14)	Form of Indemnity Agreements dated April 17, 2009 between the Registrant and the following officers and directors: Mark O’ Brien, Ellyn Brown, John Burchett, Denmar Dixon, William J. Meurer, Shannon Smith, Michael T. Tokarz, Charles E. Cauthen, Irma Tavares, Del Pulido, William Atkins, William Batik, Joseph Kelly, Jr. and Stuart Boyd.
10.24	(14)	Office Sublease dated between Registrant and Municipal Mortgage and Equity, L.L.C
16.1	(10)	Letter of Grant Thornton LLP
21.1	(15)	Subsidiaries
23.1	(15)	Consent of Ernst & Young, LLP
23.2	(15)	Consent of Grant Thornton LLP
23.3	(16)	Consent of Carlton Fields, P.A. (included in Exhibit 5.1)
23.3	(16)	Consent of Carlton Fields, P.A. (included in Exhibit 8.1)
24.1	(15)	Power of Attorney (included on signature page to this registration statement)

Note	Notes to Exhibit Index

(1)	Incorporated herein by reference to the Annexes to the proxy statement/ prospectus forming a part of Amendment No. 4 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 17, 2009.
(2)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005.
(3)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 16, 2006.
(4)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2000.
(5)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2002.
(6)	Incorporated herein by reference to the Exhibits to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 13, 2009.
(7)	Incorporated herein by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission on March 30, 2000.
(8)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008.
(9)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2009.
(10)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2009.
(11)	Incorporated herein by reference to Registrant’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 1, 2009.
(12)	Incorporated by reference to the Exhibits to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4, Registration No. 333-155091, as filed with the Securities and Exchange Commission on February 6, 2009.
(13)	Incorporated herein by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission on May 15, 2009.
(14)	Incorporated herein by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed with the Securities and Exchange Commission on August 14, 2009.
(15)	Filed herewith.
(16)	To be filed by amendment.